Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

OWL ROCK TECHNOLOGY FINANCE CORP. II

as the Initial Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent, Letter of Credit Issuer,

Sole Bookrunner, Sole Lead Arranger and a Lender

February 18, 2022

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4. CHANGE IN CIRCUMSTANCES	74

4.1 Taxes	74
4.2 Illegality	78
4.3 Inability to Determine Rates	79
4.4 Increased Cost and Capital Adequacy	81
4.5 Funding Losses	83
4.6 Requests for Compensation	83
4.7 Survival	83
4.8 Mitigation Obligations; Replacement of Lenders	83
4.9 Cash Collateral	84
4.10 Benchmark Replacement Setting	85

5. SECURITY	87

5.1 Liens	87
5.2 The Collateral Accounts; Drawdowns	88
5.3 Agreement to Deliver Additional Collateral Documents	89
5.4 Subordination	89

6. CONDITIONS PRECEDENT TO LENDING	90

6.1 Obligations of the Lenders	90
6.2 Conditions to all Loans and Letters of Credit	92
6.3 Addition of Qualified Borrowers	93
6.4 Addition of Borrowers	95

7. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS	97

7.1 Organization and Good Standing	97
7.2 Authorization and Power	97
7.3 No Conflicts or Consents	97
7.4 Enforceable Obligations	97
7.5 Priority of Liens	98
7.6 Financial Condition	98
7.7 Full Disclosure	98
7.8 No Default	98
7.9 No Litigation	99
7.10 Material Adverse Effect	99
7.11 Taxes	99
7.12 Principal Office; Jurisdiction of Formation	99
7.13 ERISA	99
7.14 Compliance with Law	100
7.15 Environmental Matters	100
7.16 Capital Commitments and Contributions	100
7.17 Fiscal Year	100

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7.18 Investor Documents	100
7.19 Margin Stock	100
7.20 Investment Company Status	101
7.21 No Defenses	101
7.22 No Withdrawals Without Approval	101
7.23 Sanctions	101
7.24 Insider	101
7.25 No Brokers	101
7.26 Investors	101
7.27 Organizational Structure	102
7.28 Financial Condition	102

8. AFFIRMATIVE COVENANTS OF THE BORROWERS	102

8.1 Financial Statements, Reports and Notices	102
8.2 Payment of Obligations	106
8.3 Maintenance of Existence and Rights	106
8.4 Operations and Properties	106
8.5 Books and Records; Access; Principal Office	106
8.6 Compliance with Law	107
8.7 [Reserved]	107
8.8 Authorizations and Approvals	107
8.9 Maintenance of Liens	107
8.10 Further Assurances	107
8.11 Maintenance of Independence	107
8.12 Taxes	108
8.13 Compliance with Constituent Documents	108
8.14 Investor Default	108
8.15 Collateral Account	108
8.16 Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws	108
8.17 Solvency	108
8.18 Compliance with Sanctions	109

9. NEGATIVE COVENANTS	109

9.1 Borrower Information	109
9.2 Mergers, Etc.	109
9.3 Limitation on Liens	109
9.4 Accounting Method	109
9.5 Transfer of Subscribed Interests; Admission of Investors	109
9.6 Constituent Documents	111
9.7 Limitation on Investor Withdrawals	112
9.8 Transfers of Capital Commitments	112
9.9 Limitation on Indebtedness	112
9.10 Capital Commitments	112

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9.11 Drawdowns	113
9.12 ERISA Compliance	113
9.13 Environmental Matters	113
9.14 Limitations on Distributions	113
9.15 Limitation on Withdrawals of Funds	114
9.16 Exchange Listing	114
9.17 Transactions with Affiliates	114
9.18 Collateral Accounts	114

10. EVENTS OF DEFAULT	114

10.1 Events of Default	114
10.2 Remedies Upon Event of Default	117
10.3 Lender Offset	119
10.4 Performance by the Administrative Agent	120
10.5 Good Faith Duty to Cooperate	120

11. AGENCY PROVISIONS	120

11.1 Appointment and Authorization of Agents	120
11.2 Delegation of Duties	121
11.3 Exculpatory Provisions	122
11.4 Reliance on Communications	122
11.5 Notice of Default	122
11.6 Non-Reliance on Agents and Other Lenders	122
11.7 Indemnification	123
11.8 Agents in Their Individual Capacity	124
11.9 Successor Agents	124
11.10 Reliance by the Borrowers	126
11.11 Administrative Agent May File Proofs of Claim	126
11.12 Erroneous Payments	127

12. MISCELLANEOUS	130

12.1 Amendments	130
12.2 Sharing of Offsets	131
12.3 Sharing of Collateral	132
12.4 Waiver	133
12.5 Payment of Expenses; Indemnity	133
12.6 Notice	135
12.7 Governing Law	137
12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	137
12.9 Invalid Provisions	138
12.10 Entirety	138

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12.11 Successors and Assigns; Participations	138
12.12 Defaulting Lenders	143
12.13 All Powers Coupled with Interest	146
12.14 Headings	146
12.15 Survival	146
12.16 Full Recourse	146
12.17 Availability of Records; Confidentiality	146
12.18 Customer Identification Notice	147
12.19 Multiple Counterparts	148
12.20 Term of Agreement	148
12.21 Inconsistencies with Other Documents	148
12.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	148
12.23 Acknowledgment Regarding Any Supported QFCs	149

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SCHEDULES

SCHEDULE I:	Borrower Information	1
SCHEDULE II:	Lender Commitments and Related Information	1
SCHEDULE III:	Borrower Organizational Structure	1

EXHIBITS

EXHIBIT A:	Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Security Agreement
EXHIBIT D:	Form of Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Request for Letter of Credit
EXHIBIT G:	Form of Conversion Notice
EXHIBIT H:	Form of Lender Assignment and Assumption
EXHIBIT I:	Form of Qualified Borrower Promissory Note
EXHIBIT J:	Form of Qualified Borrower Guaranty
EXHIBIT K:	Form of Responsible Officer’s Certificate
EXHIBIT L:	Form of Compliance Certificate
EXHIBIT M:	Form of Lender Joinder Agreement
EXHIBIT N:	Form of Facility Increase/Extension Request
EXHIBIT O-1:	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT O-2:	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT O-3:	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT O-4:	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
EXHIBIT P:	Form of Subscription Agreement

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REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, is dated as of February 18, 2022, by and among OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation (the “Initial Borrower”, and collectively with any other Borrower becoming party hereto (including Qualified Borrowers, the “Borrowers”)), the banks and financial institutions from time to time party hereto as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as the Administrative Agent (as hereinafter defined) for the Secured Parties, the Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (each as hereinafter defined).

A. The Initial Borrower has requested that the Lenders make loans and cause the issuance of letters of credit to provide working capital to the Initial Borrower and to any other Borrower becoming a party hereto for purposes permitted under the Constituent Documents (as defined below) of the Borrowers.

B. The Lenders are willing to make loans and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

“Account Bank” means (i) State Street, or any successor thereto, so long as it remains an Eligible Institution or (ii) any Eligible Institution that enters into a Control Agreement in accordance with Section 5.2(b).

“Adequately Capitalized” means compliance with the minimum capital standards for bank holding companies to be “adequately capitalized” for purposes of the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Adjusted Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Dollars, the greater of (i) the sum of (x) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day, or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (y) the applicable SOFR Adjustment, and (ii) the Floor. If by 5:00 p.m. on the second (2nd) RFR Business Day immediately following any SOFR

Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Adjusted Daily Simple RFR based on SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that SOFR as determined pursuant to this sentence shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days; and

(b) Sterling, the greater of (i) the sum of (x) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day, or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (y) the SONIA Adjustment, and (ii) the Floor. If by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days.

Any change in Adjusted Daily Simple RFR due to a change in the applicable RFR will be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

“Adjusted Eurocurrency Rate” means, as to any Loan denominated in any applicable Alternative Currency not bearing interest based on an RFR (which, as of the Closing Date, are each of the currencies identified in clause (a) of the definition of “Alternative Currency” other than Sterling), for any Interest Period, the rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurocurrency Rate for such Loan for such Interest Period by (b) one (1) minus the Eurocurrency Reserve Percentage for such Loan for such Interest Period.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for the related Interest Period for such calculation plus (b) the applicable SOFR Adjustment; provided that if Adjusted Term SOFR as so determined would ever be less than the Floor, then Adjusted Term SOFR will be deemed to be the Floor.

“Administration Agreement” means the Administration Agreement between the Initial Borrower and the Adviser dated as of December 1, 2021, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrative Agent” means Wells Fargo, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Adviser” means (a) with respect to the Initial Borrower, Owl Rock Technology Advisors II LLC, and (b) with respect to each Borrower joining the Credit Facility after the Closing Date, the Person or Persons, if any, appointed, employed or contracted with by such Borrower and responsible for directing or performing the day-to-day business affairs of such Borrower, as set forth in its joinder documentation, in each case under clause (a) and clause (b), including any successor thereto permitted under this Credit Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, at any time, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person.

“Affiliated Investor” means Owl Rock Feeder FIC ORTF II LLC and Blue Owl Capital Holdings LP.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, including any electronic mail address, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders from time to time.

“Agent-Related Person” has the meaning provided in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Sole Lead Arranger and any permitted successors and assigns in such capacities.

“Alternative Currency” means any of (a) Euro, Sterling or Canadian Dollars and (b) any other currency (other than Dollars) requested by a Borrower for the applicable requested Loan hereunder as agreed from time to time by all Lenders or for the applicable requested Letter of Credit hereunder as agreed from time to time by the Letter of Credit Issuer and all of the Lenders.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined for each Borrower as applicable.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Borrower or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which any Borrower or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means (a) with respect to RFR Loans, 175 basis points (1.75%) per annum, (b) with respect to Eurocurrency Rate Loans, 175 basis points (1.75%) per annum, (c) with respect to Reference Rate Loans, 75 basis points (0.75%) per annum and (d) with respect to Letter of Credit fees, 175 basis points (1.75%) per annum.

“Applicable Percentage” means such percentage determined by the Lenders in their sole discretion at the time such Investor is classified as a Platform Investor or Eligible HNW Investor, or if such Platform Group is added, as applicable.

“Applicable Requirement” means each of the following requirements:

(a) such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall be a Rated Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall have a Rating of BBB/Baa2 or higher; and

(b) if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i) a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii) an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher;

(iii) a Pension Plan Investor or Governmental Plan Investor, or the trustee or nominee of a Pension Plan Investor or a Governmental Plan Investor, such Pension Plan Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor/Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB/Baa2 or higher but lower than A-/A3	90%

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect; and (b) the Borrowing Base, minus, in either case, the FX Reserve Amount.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.10(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, the Term SOFR Reference Rate and/or the Adjusted Daily Simple RFR applicable for Dollars; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate and/or such Adjusted Daily Simple RFR, as applicable, or with respect to the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.10(a); (b) Sterling, the Adjusted Daily Simple RFR applicable for Sterling; provided that if a Benchmark Transition Event has occurred with respect to such Adjusted Daily Simple RFR or the then-current Benchmark for Sterling, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.10(a), and (c) Euros and Canadian Dollars, EURIBOR and CDOR respectively; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR or CDOR, as applicable, or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.10(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark for any currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

The “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), that states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

A “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark for any currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.10 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.10.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as reasonably agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board of Directors” means the board of directors of the Initial Borrower.

“Borrower” and “Borrowers” have the meanings provided in the first paragraph hereof.

“Borrower Party” has the meaning provided in Section 11.1(a).

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof. For the avoidance of doubt, a Swingline Borrowing shall be a “Borrowing” subject in all respects to the terms herein applicable to a Borrowing, except to the extent expressly provided otherwise in Section 2.6 hereof.

“Borrowing Base” means, at any time of determination, the lesser of (a) the sum of (i) ninety percent (90%) of the aggregate Unused Capital Commitments of the Included Investors, (ii) sixty-five percent (65%) of the aggregate Unused Capital Commitments of the Designated Investors (other than Hurdle Investors) and (iii) sixty-five percent (65%) of the aggregate Unused Capital Commitments of the Hurdle Investors, in each case of clauses (i) - (iii) above, as such Unused Capital Commitments are first reduced by all applicable Concentration Limits, and (b) the product of (A) the aggregate Unused Capital Commitments of the Investors multiplied by (B) (x) one (1) minus (y) a fraction, the numerator of which is the Unused Capital Commitment of the single Designated Investor with the largest Unused Capital Commitment and the denominator of which is the aggregate Unused Capital Commitments of all Investors. For the avoidance of doubt, the Unused Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times.

“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment, substantially in the form of Exhibit A.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.

“Bylaws” means the Bylaws of the Initial Borrower dated as of October 15, 2021, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof.

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Capital Commitment” means the capital commitment of the Investors to the Borrowers in the amount set forth in the applicable Subscription Agreement.

“Capital Contribution” means the amount of cash actually contributed by an Investor to the Borrowers with respect to its Capital Commitment as of the time such determination is made.

“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease or finance lease on a consolidated balance sheet of such Person and its Subsidiaries; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounts Standards Update (“ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

“Cash Collateral Account” means each deposit account held at Wells Fargo (or an Account Bank if such Account Bank is also a Lender) for the purposes of holding Cash Collateral that is subject to an account control agreement or similar agreement in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means to deposit in a Cash Collateral Account or to pledge (or otherwise secure) and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, or, if the Administrative Agent, the Letter of Credit Issuer and all of the Lenders shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default with respect to an Event of Default under Section 10.1(a), Section 10.1(h) or Section 10.1(i) has occurred and is continuing; or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b); provided that if such mandatory prepayment is no longer required pursuant to Section 3.5(b), the corresponding “Cash Control Event” shall no longer exist.

“CDOR” has the meaning provided in the definition of “Eurocurrency Rate”.

“CDOR Rate” has the meaning provided in the definition of “Eurocurrency Rate”.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided, further, that such occurrence shall only constitute a Change in Law if it is a Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements for similar borrowers to the extent they are entitled to do so.

“Charter” means the Articles of Amendment and Restatement of the Initial Borrower, filed with the State of Maryland Department of Assessments and Taxation on October 5, 2021, which amended and restated the Articles of Incorporation of the Initial Borrower filed in the same office on November 29, 2021, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof.

“Closing Date” means the date hereof; provided that all of the conditions precedent set forth in Section 6.1 shall be satisfied or waived by the Lenders in writing.

“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents.

“Collateral Account” means, for each Borrower that has Investors, the account listed on Schedule I with respect to such Borrower, (as such schedule may be amended, restated, supplemented or modified from time to time) which account shall be solely used for receipt of proceeds from Drawdowns.

“Collateral Account Pledge” means each pledge of a Collateral Account, substantially in the form of Exhibit D, made by and between a Borrower and the Administrative Agent, pursuant to which such Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority, security interest and Lien in and to the relevant Collateral Account, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Documents” has the meaning provided in Section 5.1.

“Commitment” means, for each Lender, the amount set forth on Schedule II hereto or on its respective Assignment and Assumption or Lender Joinder Agreement, as the same may be increased from time to time by the Borrowers and Lenders pursuant to Section 2.15 or reduced from time to time by the Borrowers pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b).

“Commitment Period” has the meaning given to such term in the Subscription Agreement.

“Common Shares” means shares of common stock of the Initial Borrower or the Equity Interest of any Investor in any other Borrower.

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“Concentration Limit” means the limits on the aggregate amount of an Unused Capital Commitment set forth below, calculated for each Investor classification (or for an individual Investor as specified below) as a percentage of the aggregate Unused Capital Commitments of all Included Investors and Designated Investors:

Investor Classification	Individual Concentration Limit	Aggregate Concentration Limit
Rated Included Investors (other than the Specified Investor):
AA-/Aa3 or higher	15%	n.a.
A+/A1	10%	n.a.
A-/A3 to A/A2	7%	n.a.
BBB/Baa2 to BBB+/Baa1	5%	n.a.
Non-Rated Included Investors	5% - 15%[1]	n.a.
Specified Investor	100%	n.a.
Designated Investors	5% (including Hurdle Investors, but excluding Eligible HNW Investors and Platform Investors)	50% (includes all Designated Investors (including Hurdle Investors, Eligible HNW Investors and Platform Investors))[2]
Platform Investors	Applicable Percentage	n.a.
Platform Group	n.a.	Applicable Percentage[3]
Eligible HNW Investors	Applicable Percentage	n.a.

provided, that, for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing Affiliates shall be treated as a single Investor. All of the Lenders may approve higher individual limits for Included Investors on a case-by-case basis in their sole discretion.

The Rating for each Investor will be the lower of any Rating of such Investor. If such Investor has only one Rating, that Rating shall apply. For any Investor that is an unrated subsidiary of a rated parent, acceptable Credit Link Documents from the rated parent entity will be required in order to apply the Concentration Limit based on the Ratings of the parent.

[1]	Such Concentration Limit to be determined by the Lenders at such time in their sole discretion on the date such Investor is designated as an non-Rated Included Investor.
[2]

For the avoidance of doubt, Hurdle Investors, Eligible HNW Investors and Platform Investors are Designated Investors and shall be subject to the aggregate Concentration Limit for Designated Investors, but shall be subject to their separate respective individual Concentration Limits.

[3]	For the avoidance of doubt, the aggregate Concentration Limit shall apply to the aggregate Platform Investors investing through a single Platform Group.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Borrowers or any Investor or any of their Affiliates which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Borrowers or any Investor pursuant to this Credit Agreement orally or in writing to the Administrative Agent or any Lender or, in the case of each of the foregoing, any of their respective attorneys, certified public accountants, representatives or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by the Administrative Agent or any Lender or any of their respective Affiliates’ attorneys, certified public accountants, representatives or agents in contravention of this Credit Agreement); or (b) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from any source other than the Borrowers, any Investor or their respective Affiliates, other than as a result of a known prohibited disclosure by such other source.

“Conforming Changes” means, with respect to the use or administration of Adjusted Daily Simple RFR for Dollars or Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Eurocurrency Banking Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “Reference Rate”, the definition of “RFR Business Day”, timing and frequency of determining rates and making payments of interest, timing of Requests for Borrowing, Conversion Notices, Rollover Notices or prepayment notices, the applicability and length of lookback periods, the applicability of Section 4.6 and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrowers) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrowers) decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means: (a) for the Initial Borrower, the Operative Documents; and (b) for any other Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (i) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (ii) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (iii) in the case of a corporation or an exempted company, the certificate or articles of incorporation or association and the bylaws for such Person; in each such case as it may be restated, modified, amended or supplemented from time to time.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“Control Agreement” means each Control Agreement relating to a Collateral Account among a Borrower, the Administrative Agent and the Account Bank, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Borrower is a member.

“Conversion Notice” has the meaning provided in Section 2.3(f).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan into another Type of Loan.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning provided in Section 12.23.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Facility” means the credit and letter of credit facility provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the Applicable

Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable; provided that, for the avoidance of doubt, all references to Credit Link Documents used herein shall be applicable only to the extent that the Rating of such Sponsor, Credit Provider or Responsible Party is requested by the Borrowers to be used for purposes of determining the applicable Investor’s applicable classification for purposes of applying the applicable advance rate and the applicable Concentration Limits.

“Credit Provider” means a Person providing a guaranty, or other credit support, in form and substance acceptable to the Administrative Agent in its sole discretion, of the obligations of an Investor to make Capital Contributions.

“Daily Simple RFR Loan” means any Loan that bears interest at a rate based on Adjusted Daily Simple RFR (other than pursuant to the Adjusted Daily Simple RFR component of the definition of “Reference Rate”).

“Daily Simple SOFR Conversion Date” has the meaning provided in Section 2.3(f).

“Debt Limitations” means the limitations set forth in Section 9.9.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means on any day the lesser of: (a) the Reference Rate in effect on such day plus two percent (2%) and (b) the Maximum Rate.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 12.12(b) and Section 4.8, any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement)

cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above, and of the effective date of such status, above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12(b) and Section 4.8(b)) upon delivery of written notice of such determination to the Borrowers, the Letter of Credit Issuer and each other Lender.

“Designated Investor” means an Investor (a) (i) that has been approved in writing as a Designated Investor by all of the Lenders at such time, in their sole discretion; or (ii) that was previously an Included Investor described in clause (a)(ii) of the definition of “Included Investor,” who is the subject of an Exclusion Event solely of the type described in clause (k) of the definition of “Exclusion Event” and is designated as a Designated Investor by the Administrative Agent pursuant to the first proviso of clause (k) of the definition of “Exclusion Event”, and (b) in respect of which there has been delivered to the Administrative Agent:

(i) a true and correct copy of the Subscription Agreement executed and delivered by such Investor substantially in the form of Exhibit P (as such exhibit may be amended, restated, supplemented or otherwise modified from time to time) which shall be acceptable to the Administrative Agent in its sole discretion, together with the applicable Borrower’s countersignature, accepting such Subscription Agreement;

(ii) any Constituent Documents of the applicable Borrower, executed and delivered by such Investor; and

(iii) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Borrower executed by such Investor was signed by the applicable Borrower, or any Affiliate of any thereof, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received authority documentation reasonably satisfactory to the Administrative Agent.

provided that (1) any Designated Investor in respect of which an Exclusion Event has occurred (other than as described in clause (a)(ii) of this definition) shall thereupon no longer be a Designated Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Designated Investor in the sole discretion of the Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Designated Investors as of the Closing Date are those specified as being Designated Investors on Exhibit A, as in effect on the Closing Date, and Designated Investors approved by the Lenders subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers promptly upon such designation. Notwithstanding the foregoing, a Hurdle Investor, Eligible HNW Investor and Platform Investor shall be deemed a Designated Investor on and after the date upon which (i) such Hurdle Investor, Eligible HNW Investor and Platform Investor, as applicable, meets all eligibility criteria to become a “Designated Investor” and (ii) no Exclusion Event has occurred with respect to such Hurdle Investor, Eligible HNW Investor and Platform Investor, as applicable, unless cured to the satisfaction of the Lenders.

“Designation Side Letter” means any side letter, dated the date hereof, among the Borrowers and the Administrative Agent, relating to certain confidential designations, as it may be amended, supplemented or otherwise modified from time to time.

“Distribution” has the meaning provided in Section 9.14.

“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent or Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate as of the applicable valuation date, as provided in this Credit Agreement (i.e., either the date upon which such amount is initially drawn or on the most recent Revaluation Date, as applicable) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Drawdown” means the issuance of a Drawdown Notice to any or all of the Investors for payment of each such Investor’s Drawdown Share Amount pursuant to and in accordance with the Subscription Agreements of the Investors.

“Drawdown Notice” shall have the meaning given to such term in the Subscription Agreements.

“Drawdown Share Amount” shall have the meaning given to such term in the Subscription Agreements.

“Due Date” has the meaning provided in Section 8.1(c)(ii).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that (i) is a Lender or an Affiliate of a Lender with a long term senior unsecured credit rating of which is BBB or higher by S&P, if rated by S&P and Baa2 or higher by Moody’s, if rated by Moody’s and (ii) otherwise meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

“Eligible Institution” means (a) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or (b) Wells Fargo.

“Eligible HNW Investor” means any (a) HNW Investor that, if a natural person, is not deceased, and if a family office or family trust, the primary benefactor of which is not deceased or (b) Pooled Vehicle Investor that is, in each case, approved by the Lenders as an Eligible HNW Investor in their sole discretion on or prior to the later of: (x) the Closing Date and (y) the time such Person is admitted to a Borrower as an Investor or such later date approved by the Lenders.

“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Claims” means any written administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any written claim, demand, liability (including strict liability) obligation, accusation or cause of action, or any order, violation, loss, damage (including, without limitation, to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Requirement.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, which pertains to health, safety, or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations or any other relevant legal authority.

“Erroneous Payment” has the meaning provided in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning provided in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning provided in Section 11.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” has the meaning provided in the definition of “Eurocurrency Rate”.

“EURIBOR Rate” has the meaning provided in the definition of “Eurocurrency Rate”.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Banking Day” means, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Euros, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (which utilizes a single shared platform and which was launched on November 19, 2007) is open for the settlement of payments in Euros, and (b) Canadian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Toronto; provided that for purposes of notice requirements in Sections 2.3(a), 2.3(e) and 3.5(a), in each case, such day is also a Business Day.

“Eurocurrency Rate” means, for any Eurocurrency Rate Loan for any Interest Period:

(a) denominated in Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period (in each case, the “EURIBOR Rate”), at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) the Floor;

(b) denominated in Canadian Dollars, the greater of (i) the rate of interest per annum equal to the Canadian Dollar Offered Rate (“CDOR”) as administered by Refinitiv Benchmark Services (UK) Limited, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period (in each case, the “CDOR Rate”), at approximately 11:00 a.m. (Toronto time) on the applicable Rate Determination Date and (ii) the Floor;

(c) if applicable and approved by the Lenders and/or the Letter of Credit Issuer (if applicable) pursuant to the definition of “Alternative Currency”, denominated in any other Alternative Currency (other than a currency referenced in clauses (a) through (b) above or Sterling), the rate designated with respect to such currency at the time such currency is approved by the Lenders and/or the Letter of Credit Issuer (if applicable) pursuant to the definition of “Alternative Currency”.

“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day, the percentage that is in effect for such day as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage. Each determination by the Administrative Agent of the Eurocurrency Reserve Percentage shall, in the absence of manifest error, be conclusive and binding.

“Event of Default” has the meaning provided in Section 10.1.

“Exchange Listing” means a listing of a Borrower’s Common Shares on a national securities exchange.

“Excluded Investor” means any Investor that is not an Included Investor or a Designated Investor, including any Investor that is subject to an Exclusion Event that has not been cured in accordance with the provisions hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.8(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” means, with respect to any Included Investor or Designated Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor or Designated Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) such Investor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b) an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets, or an order for relief shall be entered in respect of such Person in a proceeding under any Debtor Relief Law; provided, however, that such affected Investor shall be automatically reinstated as an Included Investor or Designated Investor, as applicable, if such order, judgment or decree is dismissed or stayed within sixty (60) days;

(c) any final non-appealable judgment for payment of money (or the substantial equivalent thereof) which in the aggregate exceeds fifteen percent (15%) of the net worth of such Investor (measured as of the date of its initial designation as an Included Investor or Designated Investor, as applicable) shall be rendered against such Person, and (i) any such judgment shall not be satisfied, discharged, paid, bonded, vacated or covered by insurance within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment and such judgment shall not otherwise be stayed or covered by insurance in an amount that would cause any uninsured potential liability not to exceed fifteen percent (15%) of the net worth of the Investor;

(d) such Investor shall (i) repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Drawdown (and such repudiation, challenge or declaration is not rescinded within fifteen (15) Business Days) or such obligation shall be or become unenforceable, (ii) otherwise disaffirm any material provision of its Subscription Agreement, the Constituent Documents of a Borrower, as applicable, its Investor Consent or any Credit Link Document (and such disaffirmation is not rescinded within fifteen (15) Business Days), or (iii) give any written notice of its intent to withdraw from a Borrower or that it will not fund future contributions pursuant to a Drawdown or comply with the provisions of its Subscription Agreement, the Constituent Documents of a Borrower, as applicable, its Investor Consent or any Credit Link Document;

(e) such Investor shall fail to make a contribution of capital when initially due pursuant to a Drawdown, without regard to any applicable notice or cure period under its Subscription Agreement, and such delinquency is not cured within ten (10) Business Days;

(f) any material representation, warranty, certification or statement made by such Investor under its Subscription Agreement, its Investor Consent or Credit Link Document or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue, inaccurate or misleading in any material respect as of the date on which such representation, warranty, certification or statement is made and such breach relates to any matter that would reasonably be expected to have a material and adverse impact on the creditworthiness of such Person or its ability to contribute capital pursuant to a Drawdown Notice;

(g) with respect to any Included Investor only, such Investor encumbers its interest in a Borrower; provided that this Exclusion Event shall not apply solely by virtue of such Investor encumbering its right, title and interest to receive distributions from a Borrower; provided, however, that, if a lien holder exercises any remedies with respect to such right, title and interest, then this Exclusion Event shall apply upon commencement of such remedies;

(h) a default shall occur in the performance by it of any of the material covenants or agreements contained in its Subscription Agreement, the Constituent Documents of the applicable Borrower, its Investor Consent or any covenants or agreements contained in any Credit Link Document (except as otherwise specifically addressed in this definition) and such default is not cured within fifteen (15) Business Days;

(i) in the case of each Investor that is an Included Investor described in clause (a)(i) of the first sentence of the definition of “Included Investor”, it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement”; provided that, if such Investor becomes an Excluded Investor solely by virtue of this clause (i) and it subsequently cures such event, then such Investor shall be automatically reinstated to its former status as an Included Investor (i) upon the Borrowers providing evidence that is reasonably satisfactory to the Administrative Agent that the Investor has cured such event and (ii) so long as such Investor was not otherwise subject to any event that would have constituted an Exclusion Event during the period commencing with such Investor’s exclusion under this clause (i) and ending with the date of its reinstatement;

(j) the occurrence of any circumstance or event which, in the sole discretion of the Administrative Agent: (i) could reasonably be expected to have a material and adverse impact on the financial condition and/or operations of such Investor; or (ii) could reasonably be expected to materially impair, impede, or jeopardize the obligation and the ability of such Investor to fulfill its material obligations under its Subscription Agreement, the Constituent Documents of a Borrower, as applicable, its Investor Consent or any Credit Link Document;

(k) to the actual knowledge of a Borrower, in the case of an Investor that is an Included Investor described in clause (a)(ii) of the first sentence of the definition of “Included Investor,” it shall fail to maintain a net worth (determined in accordance with GAAP), measured as of the end of the time period covered in such Person’s most recent financial report, of at least seventy five percent (75%) of the net worth of such Investor, measured as of the date of its initial designation as an Included Investor, provided that the Administrative Agent will conduct a reasonable review of any such Investor that is excluded solely pursuant to this exclusion event and will make a determination in its sole discretion as to whether such Investor may remain in the Borrowing Base as a Designated Investor;

(l) such Investor shall Transfer its Subscribed Interest in a Borrower and be released from its obligations under its Subscription Agreement to make contributions pursuant to a Drawdown with respect to such transferred interest, provided that, if such Investor shall Transfer less than all of its Subscribed Interest in a Borrower only the Transferred portion shall be excluded from the Borrowing Base;

(m) any Borrower suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Drawdown for such Included Investor or Designated Investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Unused Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the Borrowing Base;

(n) the Unused Capital Commitment of such Investor ceases to be Collateral subject to a first priority perfected Lien in favor of the Administrative Agent;

(o) in connection with any Borrowing or the issuance of any Letter of Credit, any Borrower has knowledge that such Investor will likely request to be excused from funding a Drawdown with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing or Letter of Credit; provided that only the portion of such Investor’s Unused Capital Commitment which would otherwise be contributed to fund such Investment or repay the related Borrowing or Letter of Credit shall be excluded from the Borrowing Base;

(p) such Investor becomes a Sanctioned Entity, or, to any Borrower’s or Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Drawdowns are derived from illegal activities;

(q) such Investor pledges or otherwise grants a security interest or otherwise creates a Lien on such Investor’s right, title and interest in any Borrower without the prior written consent of the Administrative Agent in its sole discretion; provided that this Exclusion Event shall not apply solely by virtue of such Investor pledging or otherwise granting a security interest or otherwise creating a Lien on its right, title and interest to receive distributions from a Borrower; provided, however, that, if a lien holder exercises any remedies with respect to such right, title and interest, then this Exclusion Event shall apply upon commencement of such remedies;

(r) if such Investor is an ERISA Investor, any failure by its Sponsor to pay any material contractual or statutory obligations required by ERISA or the Internal Revenue Code or make any other material payment required by ERISA or the Internal Revenue Code with respect to such ERISA Investor;

(s) with respect to any Investor that is a natural person, such person is deceased;

(t) such Investor is declared a “Defaulting Investor” under its Subscription Agreement or the Constituent Documents of any Borrower;

(u) such Investor shall withdraw, retire or resign from any Borrower or its Subscribed Interest is redeemed, forfeited or otherwise repurchased by the Borrower;

(v) in the case of an Included Investor or such Investor’s Credit Provider, as applicable, which does not have publicly available financial information, the Administrative Agent is unable (after giving the Borrowers sixty (60) Business Days’ notice thereof) to obtain annual updated financial information for such Investor or such Investor’s Credit Provider, as applicable, within one hundred twenty (120) days following the end of the applicable fiscal year of such Investor;

(w) such Investor amends its existing Subscription Agreement in a manner that is materially adverse to any Secured Party as determined by the Administrative Agent; provided, however, that such amendment shall not be deemed materially adverse to any Secured Party if the Administrative Agent shall have approved such amendment pursuant to Section 9.6 and, in connection therewith, shall have agreed that the amendment does not constitute an Exclusion Event pursuant to this clause (w);

(x) in the case of an Investor that is a Hurdle Investor, the Hurdle Condition for such Hurdle Investor is not satisfied; or

(y) in the case of an Investor that is a Platform Investor, Investors in such Investor’s Platform Group having Capital Commitments aggregating five percent (5%) or greater of the total Capital Commitments of Investors in such Platform Group shall default on their obligation to fund any Drawdowns (on a cumulative basis) when due;

provided that an Exclusion Event shall only be deemed to have occurred after the earlier of: (i) the date on which written notice of such Exclusion Event has been given by the Administrative Agent to the Borrowers or (ii) the date on which a Responsible Officer of a Borrower obtains actual knowledge thereof.

“Excused Shareholder” shall have the meaning given to such term in the Subscription Agreement.

“Extension Fee” means the fee payable with respect to any extension of the Stated Maturity Date in accordance with Section 2.16, as set forth in the Fee Letter.

“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit N to extend the initial Stated Maturity Date for an additional period of no greater than 364 days.

“Fair Market Value” means, with respect to any Investment, the most recent fair market value of such Investment as reported in the most recently available copies of the Borrowers’ financial statements.

“Facility Increase” has the meaning provided in Section 2.15(a).

“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.15, as set forth in the Fee Letter.

“Facility Increase Request” means the notice substantially in the form of Exhibit N pursuant to which the Borrowers request an increase of the Commitments in accordance with Section 2.15.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such sections of the Internal Revenue Code or analogous provisions of non-U.S. law.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter” means that certain Fee Letter or Fee Letters, dated the date hereof, among the Borrowers, the Administrative Agent and/or certain Lenders, as each may be amended, supplemented or otherwise modified from time to time.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations; and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Borrower may be formed.

“Final Investor Close” means the “Final Closing Date” as such term is defined in the form of Subscription Agreement.

“Floor” means, a rate of interest equal to 0 bps (0.00%).

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liability other than the Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Ratio” means: (a) for a Governmental Plan Investor or other plan not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for a Pension Plan Investor that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such Pension Plan Investor with the United States Department of Labor.

“FX Reserve Amount” means, at any time, an amount equal to the sum of the Dollar Equivalent of the aggregate Principal Obligations denominated in Alternative Currencies multiplied by the FX Reserve Percentage for Alternative Currencies, as applicable.

“FX Reserve Percentage” means, as of any date of determination, a percentage determined in the reasonable discretion of the Administrative Agent to account for foreign exchange volatility, in each case using a methodology that is sufficient to cover the 3-month foreign exchange exposure of the Lenders at such date of determination at a ninety-five percent (95%) confidence interval as calculated using Bloomberg BGN source data on the FXFM screen of Bloomberg (or such other screen as may from time to time be in effect); provided that, if necessary to account for foreign exchange volatility, any such percentage may be reset for any particular Alternative Currency in connection with the delivery of any revised Borrowing Base Certificate hereunder or on any Revaluation Date in the reasonable discretion of the Administrative Agent or at the reasonable request of the Borrowers, in each case using such methodology. The Administrative Agent shall promptly report to the Borrowers the FX Reserve Percentage upon each change of the FX Reserve Percentage and from time to time upon request by a Borrower.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligations shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) any obligation of any Person to make an investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligations, to make an investment), (iii) any obligation of any Person to pay break-up fees, termination fees, liquidated damages or other similar compensation in connection with a potential investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligation, to pay any such compensation), or (iv) any obligation of any Person with respect to fraud, environmental laws liability, misapplication of funds, bankruptcy, transfer of collateral in violation of the applicable loan documents, failure to obtain consent for subordinate financing in violation of the applicable loan documents and other exceptions customary in like transactions at the time of the incurrence of such obligation.

“Hazardous Material” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements the termination value(s) determined in accordance therewith.

“HNW Investor” means each Investor that is a domestic or international individual investor (including a natural person, family office or family trust) or an entity owned or controlled or established by a domestic or international individual investor (including a natural person, family office or family trust).

“Hurdle Condition” shall be determined separately for each Hurdle Investor and shall be satisfied at such times that the Borrowers have called and received at least forty percent (40%) of the Capital Commitment of such Hurdle Investor. For the avoidance of doubt, the forty percent (40%) threshold will be calculated as one (1) minus a fraction, (i) the numerator of which is the Unused Capital Commitment of such Hurdle Investor, and (ii) the denominator of which is the Capital Commitment of such Hurdle Investor, with the result of such calculation being expressed as a percentage of one (1).

“Hurdle Investors” means each Investor who is an Affiliate of, agency of, or governmental entity related to the Person identified as such in any Designation Side Letter, or any governmental municipality or subdivision thereof approved by the Lenders as a Hurdle Investor in their sole discretion; provided that such Investor shall only be a Hurdle Investor at such times that the Borrowers satisfy the Hurdle Condition. For the avoidance of doubt, such Investor will be considered a Hurdle Investor at all times when the Hurdle Condition is satisfied provided that such Investor is not subject to an Exclusion Event and at all other times shall be considered an Excluded Investor.

“Included Investor” means an Investor (a) that either (i) meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of the Borrowers has been approved in writing as an Included Investor by the Administrative Agent, in its reasonable discretion, or (ii) does not meet the Applicable Requirement but at the request of the Borrowers has been approved in writing as an Included Investor by the Lenders, in their sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:

(i) a true and correct copy of the Subscription Agreement executed and delivered by such Investor in substantially the form of Exhibit P (as such exhibit may be amended, restated, supplemented or otherwise modified from time to time) which shall be acceptable to the Administrative Agent in its sole discretion, together with the applicable Borrower’s countersignature, accepting such Subscription Agreement;

(ii) any Constituent Documents of the applicable Borrower executed and delivered by such Investor;

(iii) if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person; and

(iv) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Borrower executed by such Investor was signed by any Borrower or any Affiliate of any Borrower, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority documentation reasonably satisfactory to the Administrative Agent;

provided that (1) any Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and, unless otherwise provided herein, such Investor shall have been restored as an Included Investor in the sole discretion of all Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and Included Investors approved by the Administrative Agent or Lenders, as applicable, subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers promptly upon designation. For the avoidance of doubt, unless otherwise agreed by the Lenders in their sole discretion, no HNW Investor or Pooled Vehicle Investor shall be an Included Investor.

“Increase Effective Date” has the meaning provided in Section 2.15(b).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and any banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person to repurchase any securities by a fixed date, which repurchase obligation is related to the issuance thereof;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person is liable thereafter as a result of such Person’s ownership interest in such entity, unless such Indebtedness is expressly made non-recourse to such Person or such Person is otherwise not liable therefor. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

Notwithstanding the foregoing, Indebtedness shall not include any obligation of any Person (i) to make an investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligation, to make an investment and any obligation described in clause (b) above incurred in connection with an investment) or (ii) to pay break-up fees, termination fees, liquidated damages or other similar compensation in connection with a potential investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligation, to pay any such compensation).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Initial Borrower” has the meaning provided in the first paragraph hereof.

“Interest Option” means Adjusted Term SOFR, Adjusted Daily Simple RFR or the Reference Rate, as applicable.

“Interest Payment Date” means: (a) with respect to any Reference Rate Loan or any Daily Simple RFR Loan, the first Business Day of each calendar month following the last day of the preceding month for the interest accruing during such preceding month; (b) with respect to any Term SOFR Loan or any Eurocurrency Rate Loan in respect of which the applicable Borrower has selected a one- or three-month Interest Period, the last day of such Interest Period therefor; (c) with respect to any Term SOFR Loan or any Eurocurrency Rate Loan in respect of which the applicable Borrower has selected a six-month Interest Period, the last day of each third month during such Interest Period; provided that, with respect to any Eurocurrency Rate Loan denominated in Canadian Dollars, the Borrowers shall not have the option to select any six- month Interest Period; (d) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (e) the Maturity Date.

“Interest Period” means with respect to any Term SOFR Loan or any Eurocurrency Rate Loan, (a) initially the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the next following Interest Payment Date and (b) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date; provided that:

(i) any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided further that if such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii) if such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion;

(iv) if the applicable Borrower has selected a six-month Interest Period, then (x) initially such period shall commence on (and include) the date of the initial funding of such Loan and end on (but exclude) the second following Interest Payment Date and (b) thereafter, each period shall commence on (and include) an Interest Payment Date and end on (but exclude) the second following Interest Payment Date; and

(v) no tenor that has been removed from this definition pursuant to Section 4.10(d) shall be available for specification in any Request for Borrowing, Conversion Notice or Rollover Notice.

“Interim Period” means the period beginning at the occurrence of a Key Person Event, and ending on the earlier of ninety (90) days or the effective date of a favorable vote by the Investors entitled to cast seventy five percent (75%) of all votes and all of the independent members of the Board of Directors to reinstate the Commitment Period under Section 6.01 of the Subscription Agreement.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Investment” means an asset or assets acquired by a Borrower.

“Investment Advisory Agreement” means the Investment Advisory Agreement between the Initial Borrower and the Adviser dated as of December 1, 2021, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Investor” means any Person that has a Subscribed Interest in a Borrower.

“Investor Consent” means that certain letter agreed to in writing by the Administrative Agent and executed by an Investor and delivered to the Administrative Agent on or prior to the Closing Date.

“Investor Information” has the meaning provided in Section 12.17.

“IRS” means the U.S. Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Key Person Event” shall have the meaning given to such term in the Subscription Agreement.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including, but not limited to, any information required to be obtained by a Lender pursuant to the Beneficial Ownership Regulation.

“Lead Arranger” has the meaning provided in the first paragraph hereof.

“Lender” means (a) Wells Fargo in its capacity as lender (including as Swingline Lender) and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof.

“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit M, pursuant to which a new Lender joins the Credit Facility as contemplated by Section 12.11(g).

“Lender Party” has the meaning provided in Section 11.1(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer for the account of a Borrower pursuant to Section 2.9 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application, in the form specified by the Letter of Credit Issuer from time to time (and customarily used by it in similar circumstances) and generally conforming to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed or extended; provided, however, to the extent that the terms of such Letter of Credit Application are inconsistent with the terms of this Credit Agreement (notwithstanding inclusion of such terms, and acceptance of such Letter of Credit Application) the terms of this Credit Agreement shall control.

“Letter of Credit Issuer” means Wells Fargo or any Affiliate thereof.

“Letter of Credit Liability” means, at any time of determination, the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.9.

“Letter of Credit Sublimit” means, at any time, an amount equal to twenty percent (20%) of the Maximum Commitment measured at the time of issuance of any Letter of Credit. The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.

“Lien” means any lien, mortgage, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Limited Exclusion Right” shall have the meaning given to such term in the Subscription Agreement.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Lender Joinder Agreement, each Letter of Credit Application, all Credit Link Documents, each Qualified Borrower Guaranty, the Fee Letter, the Investor Consent and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loans” means the groups of RFR Loans, Eurocurrency Rate Loans and Reference Rate Loans made by the Lenders to the applicable Borrower pursuant to the terms and conditions of this Credit Agreement (and certain other related amounts specified in Section 2.10 shall be treated as Loans pursuant to Section 2.10). For the avoidance of doubt, a Swingline Loan shall be a “Loan” subject in all respects to the terms herein applicable to a Loan, except to the extent expressly provided otherwise in Section 2.6 hereof.

“Management Fee” shall have the meaning provided in the Operative Documents.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, liabilities (actual or contingent), condition (financial or otherwise), or business of the Borrowers, taken as a whole; (b) the ability of any Borrower to perform its obligations under this Credit Agreement or any of the other Loan Documents; (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the ability of any Borrower to fulfill its material obligations under its Constituent Documents if such failure to fulfill its material obligations would have a material adverse effect on the rights or remedies of the Secured Parties or on the Collateral.

“Material Amendment” has the meaning provided in Section 9.6.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; (c) 45 days prior to the scheduled termination of the Commitment Period; (d) 45 days prior to the date of any Exchange Listing; (e) the termination of the Commitment Period (if earlier than the scheduled date); and (f) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise.

“Maximum Commitment” means $250,000,000, as it may be (a) reduced by the Borrowers pursuant to Section 3.6 or (b) increased from time to time by the Borrowers pursuant to Section 2.15.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Memorandum” means the Initial Borrower’s Confidential Private Placement Memorandum dated November 2021 (together with any appendices and supplements thereto), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to, (a) in the case of a Defaulting Lender, one hundred three percent (103%) of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time, and (b) with respect to other obligations of the Borrowers to Cash Collateralize Letters of Credit hereunder, one hundred three percent (103%) of the entire Letter of Credit Liability as of such time required to be Cash Collateralized, plus, with respect to any Letter of Credit in an Alternative Currency, the FX Reserve Amount related thereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Parties” has the meaning provided in Section 12.16.

“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Promissory Notes; and “Note” means any one of the Notes.

“Obligations” means, without duplication, all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders and other Secured Parties, and all renewals and extensions thereof (including, without limitation, Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Qualified Borrower Guaranty, and all interest accruing thereon, and invoiced attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Borrowers to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Operative Documents” means, with respect to the Initial Borrower, its Charter and Bylaws, the Investment Advisory Agreement, the Administration Agreement, the Memorandum and the form Subscription Agreement attached as Exhibit P hereto.

“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.8(b)).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent (or to the extent payable to the Letter of Credit Issuer, the Letter of Credit Issuer with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent (or to the extent payable to the Letter of Credit Issuer, the Letter of Credit Issuer with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” has the meaning provided in Section 12.11(d).

“Participant Register” has the meaning specified in Section 12.11(e).

“Participating Member States” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Recipient” has the meaning provided in Section 11.12(a).

“Pending Drawdown” means any Drawdown that has been made upon the Investors and that has not yet been funded by the applicable Investor.

“Pension Plan Investor” means an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Per Share NAV” shall have the meaning given to such term in the Operative Documents.

“Periodic Term SOFR Determination Day” has the meaning provided in the definition of “Term SOFR”.

“Permitted Distributions” means, without duplication, (a) Distributions required to maintain the status of Borrower as a RIC and (b) Distributions required to avoid federal excise Taxes imposed by Section 4982 of the Internal Revenue Code.

“Permitted Excluded Commitments” has the meaning provided in Section 9.10.

“Permitted Liens” means (a) Liens to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents or as otherwise contemplated by the Loan Documents, (b) Liens in favor of the Account Bank holding the Collateral Account (x) which arise as a matter of law on items in the course of collection or encumbering deposits or other similar Liens (including the right to set off) or (y) which result from contractual rights of set off relating to the establishment of depository relations with such financial institution or relate to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, and (c) nonconsensual Liens, if any, imposed on the property of any Borrower for obligations not yet delinquent or being contested in good faith by appropriate proceedings, in an aggregate principal amount not to exceed $2,000,000, as long as such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Platform Group” means any platform identified as such in any Designation Side Letter and for which (a) the Administrative Agent has completed satisfactory due diligence and (b) the Lenders have approved in their sole discretion.

“Platform Investors” means any Investor that is a client of a Platform Group and, to the actual knowledge of a Responsible Officer of the applicable Borrower, such Investor is not in violation or breach of any material obligations to such Platform Group.

“Pooled Vehicle Investor” means an Investor that is an investment vehicle consisting of multiple HNW Investors.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means the sum of (a) the aggregate outstanding principal amount of the Loans (including, without limitation, the Swingline Loans) plus (b) the aggregate Letter of Credit Liability.

“Prior Notice Requirement” has the meaning provided in Section 9.5(a).

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a)(i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) owed to such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) owed to all of the Lenders.

“Proceedings” has the meaning provided in Section 7.9.

“Proposed Amendment” has the meaning provided in Section 9.6.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning provided in Section 12.23.

“Qualified Borrower” has the meaning provided in Section 6.3(a).

“Qualified Borrower Guaranty” has the meaning provided in Section 6.3(b).

“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3(c).

“Rate Determination Date” means, with respect to any Interest Period, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor or Responsible Party that has a Rating). In the event the Investor, its Credit Provider, Sponsor or Responsible Party has more than one Rating, then the lowest of such Ratings shall be the applicable Rating.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution) from S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Letter of Credit Issuer, as applicable.

“Reference Rate” means the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus fifty basis points (0.50%) and (c) except during any period of time during which the applicable SOFR Rate is unavailable pursuant to Section 4.2, 4.3 or 4.10, the applicable SOFR Rate in effect on such day plus one hundred basis points (1.00%). Each change in the Reference Rate shall become effective without prior notice to any Borrower automatically as of the opening of business on the day of such change in the Reference Rate. Notwithstanding the foregoing, in no event shall the Reference Rate be less than the Floor.

“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).

“Reference Rate Loan” means a Loan denominated in Dollars made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Register” has the meaning provided in Section 12.11(c).

“Regulation D” and “Regulation U” means Regulation D or U, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of the applicable Borrower to reimburse the Letter of Credit Issuer pursuant to Section 2.9 for amounts drawn under Letters of Credit issued on its behalf or at its request, issued for the account of any Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any real property Investment, including the movement of any Hazardous Material through or in indoor or outdoor the air, soil, surface water or groundwater of any real property Investment.

“Relevant Governmental Body” means, with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) any Alternative Currency, (i) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor that is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (x) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors, or (z) the Financial Stability Board or any part thereof.

“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).

“Request for Borrowing” has the meaning provided in Section 2.3(a).

“Request for Letter of Credit” has the meaning provided in Section 2.9(b).

“Required Lenders” means, at any time, the Lenders holding an aggregate Pro Rata Share of greater than fifty percent (50%), provided, however, that at all times in which there is more than one Lender party hereto, no less than two (2) Lenders must constitute “Required Lenders”. The Commitments, Principal Obligations and Obligations of any Defaulting Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.

“Required Payment Time” means, (i) promptly on demand, and in any event within two (2) Business Days of demand, to the extent such funds are available in the Collateral Accounts; and (ii) otherwise, to the extent that it is necessary for the Borrowers to issue a Drawdown Notice to fund all or a portion of such required payment, within fifteen (15) Business Days after the Administrative Agent’s demand (but, in any event, the Borrowers shall issue such Drawdown Notice and shall make such payment promptly after the related Capital Contributions are received).

“Resignation Effective Date” has the meaning provided in Section 11.9(a)(i).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means: (a) in the case of a corporation or company, its president or any vice president or any director or other officer or the equivalent thereof (other than a secretary or assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, an officer of its general partner or ultimate general partner, as the case may be, or an officer of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership or exempted limited partnership; (c) in the case of a limited liability company, an officer of such limited liability company or, if there is no officer, a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, limited liability company or any other Person who has provided documentation evidencing such authority; and (d) solely with respect to notices pursuant to Section 12.6, any other officer or employee of such Person designated in writing to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Revaluation Date” means each of the following: (a) each date of such Borrowing or such issuance of a Letter of Credit; (b) each date on which the Borrowing Base must otherwise be calculated pursuant to the terms of this Credit Agreement; and (c) any other time requested by the Administrative Agent or the Borrowers in their sole discretion.

“RIC” means, a Person qualifying for treatment as a “regulated investment company” under the Internal Revenue Code.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR and (b) Sterling, SONIA.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(e), 2.3(f) and 3.5(a), in each case, such day is also a Business Day.

“RFR Loan” means a Daily Simple RFR Loan or a Term SOFR Loan, as the context may require.

“RFR Rate Day” has the meaning provided in the definition of “Adjusted Daily Simple RFR”.

“Rollover” means the renewal of all or any part of any Term SOFR Loan or any Eurocurrency Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” has the meaning provided in Section 2.3(e).

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities with jurisdiction over any Borrower or its Subsidiaries.

“Sanctioned Country” means any country or territory with which dealings are broadly restricted or prohibited by any Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Entity” means any individual, entity, group, sector, territory or country that (i) is the target of any Sanctions or (ii) with which dealings are restricted or prohibited by Sanctions, including without limitation, (a) any person located, organized or resident in, or owned by, controlled by, or acting on behalf of the government of, a Sanctioned Country, and (b) any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

“Screen Rate” means, for any Eurocurrency Rate Loan denominated in (a) Euros, the EURIBOR Rate, and (b) Canadian Dollars, the CDOR Rate.

“Secured Parties” means the Administrative Agent, the Lenders, the Letter of Credit Issuer and each Indemnitee.

“Security Agreement” means a security agreement substantially in the form of Exhibit C, made by and between a Borrower and the Administrative Agent, pursuant to which a Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority Lien and security interest in, and pledge of, its interests in the Collateral, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means, for any calculation with respect to a Reference Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable rate of interest and (if applicable) Interest Period therefor:

SOFR	Interest Period	Percentage
Daily Simple RFR	N/A	0.10%
Term SOFR	1 month	0.10%
	3 months	0.15%
	6 months	0.25%

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Conversion Date” has the meaning provided in Section 2.3(f).

“SOFR Determination Day” has the meaning specified in the definition of “Adjusted Daily Simple RFR”.

“SOFR Loan” means a Daily Simple RFR Loan in Dollars or a Term SOFR Loan, as the context may require.

“SOFR Rate” means,

(a) for any calculation with respect to a SOFR Loan, at the option of the Borrowers, either:

(i) Adjusted Daily Simple RFR for Dollars (which shall be determined on each Business Day in accordance with the definition thereof), or

(ii) Adjusted Term SOFR; and

(b) for any calculation with respect to a Reference Rate Loan, Adjusted Daily Simple RFR for Dollars.

“Solvent” means, with respect to any Person, as of any date of determination, that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Adjustment” means a percentage equal to 3.26 basis points (0.0326%) per annum.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Default” means an Event of Default under Section 10.1(a), other than such Event of Default occurring at maturity or upon acceleration of all or any part of the Obligations upon an Event of Default specified in Section 10.1(h) or Section 10.1(i).

“Specified Event Notice” is defined in Section 10.2(c).

“Specified Excluded Investors” means each Excluded Investor (a) with an aggregate Capital Commitment of Fifty Million ($50,000,000) or less, and (b) that is a Platform Investor.

“Specified Investor” means that certain Investor designated in that certain Designation Side Letter dated as of the Closing Date by and among the Administrative Agent and the Borrower.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Spot Rate” means for any Alternative Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent or Letter of Credit Issuer, as applicable) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent, or Letter of Credit Issuer, as applicable, in its reasonable discretion) as the spot rate for the purchase of such Alternative Currency with another currency at a time selected by the Administrative Agent or Letter of Credit Issuer, as applicable on the date of determination.

“Standstill Period” is defined in Section 10.2(b).

“State Street” means State Street Bank and Trust Company.

“Stated Maturity Date” means February 16, 2024.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subscribed Interest” means the obligation of an Investor to purchase Common Shares pursuant to its Subscription Agreement up to the amount of its Unused Capital Commitment.

“Sterling RFR Determination Day” has the meaning provided in the definition of “Adjusted Daily Simple RFR”.

“Subscription Agreement” means a Subscription Agreement substantially in the form of Exhibit P executed by an Investor in connection with the subscription for Common Shares of a Borrower, as amended, amended and restated, restated, supplemented or otherwise modified from time to time or with changes reasonably acceptable to the Administrative Agent. References to terms of or as defined in “the Subscription Agreement” shall be deemed to be references to the form of Subscription Agreement attached as Exhibit P hereto (as amended, amended and restated, restated, supplemented or otherwise modified from time to time), or with changes reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is, at any time, otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Supported QFC” has the meaning provided in Section 12.23.

“Swingline” means the revolving credit facility made available by the Swingline Lender pursuant to Section 2.6.

“Swingline Borrowing” means a borrowing consisting of Swingline Loans pursuant to Section 2.6.

“Swingline Borrowing Request” is defined in Section 2.6(b).

“Swingline Lender” means Wells Fargo, in its capacity as provider of Swingline Loans, or any permitted successor Swingline Lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.6(a).

“Swingline Obligation” means the aggregate outstanding principal amount of the Swingline Loans.

“Swingline Sublimit” means $100,000,000. The Swingline Sublimit is part of, and not in addition to, the Maximum Commitment.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term SOFR” means, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator. If as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Conversion Date” has the meaning provided in Section 2.3(f).

“Term SOFR Loan” means any Loan that bears interest at a rate based on Adjusted Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means the Dollar Equivalent of $50,000,000.

“Transaction Information” has the meaning provided in Section 12.17.

“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.

“Trigger Event” means: (a) the failure of the Borrowers to cure a Specified Default on or before the twentieth Business Day after the date of the related Specified Event Notice; or (b) the occurrence of an Event of Default under Section 10.1(a) occurring at maturity.

“Type of Loan” means a Daily Simple RFR Loan, a Term SOFR Loan, a Eurocurrency Rate Loan or a Reference Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“Unused Capital Commitment” shall have the meaning given to such term in the Subscription Agreement, provided, however, that any amount subject to a Pending Drawdown shall be excluded from the applicable Investor’s Unused Capital Commitment.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning provided in Section 12.24.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.1(g).

“Wells Fargo” has the meaning provided in the first paragraph hereof.

“Withholding Agent” means any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Construction. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;

(h) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;

(i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(l) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document; and

(m) a Potential Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial covenant set forth in this Credit Agreement or any other Loan Document, the Borrowers, the Administrative Agent and Required Lenders shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended: (i) such covenant shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) the Borrowers shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP.

1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.

1.7 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.8 Exchange Rates; Currency Equivalents. The Administrative Agent or Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each applicable date required to be used for calculating Dollar Equivalent amounts of Principal Obligations and Letters of Credit denominated in Alternative Currencies. In the case of a Spot Rate required to be calculated as of a Revaluation Date, such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by a Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, based on the Spot Rate as of the last Revaluation Date.

1.9 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to any Adjusted Daily Simple RFR, Adjusted Term SOFR, Term SOFR, the Term SOFR Reference Rate, any Eurocurrency Rate, any Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.10, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any Adjusted Daily Simple RFR, Adjusted Term SOFR, Term SOFR, the Term SOFR Reference Rate, any Eurocurrency Rate, any Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, other than for direct or actual damages resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction.

2. REVOLVING CREDIT LOANS AND LETTERS OF CREDIT.

2.1 The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, each Lender agrees, during the Availability Period (but, for the avoidance of doubt, not during any Interim Period): (i) to extend to the Borrowers a revolving line of credit; and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrowers, in each case in Dollars or in an Alternative Currency.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in Section 2.1(c) below, no Lender shall be required to advance any Borrowing, Rollover, Conversion or cause the issuance of any Letter of Credit hereunder if:

(i) after giving effect to such Borrowing, Rollover, Conversion, or issuance of such Letter of Credit: (A) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; (B) the Dollar Equivalent of the Letter of Credit Liability would exceed the Letter of Credit Sublimit; or (C) the Dollar Equivalent of the Principal Obligations owed to any Lender would exceed the Commitment of such Lender; or

(ii) the conditions precedent for such Borrowing or for the issuance of such Letter of Credit in Section 6.2 have not been satisfied.

(c) Exceptions to Limitations. Conversions to Reference Rate Loans shall be permitted notwithstanding Section 2.1(b)(i) and Section 2.1(b)(ii) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

2.2 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans in Dollars and in one or more Alternative Currencies to each of the Borrowers at any time and from time to time in an aggregate Dollar Equivalent principal amount at any one time outstanding up to such Lender’s Commitment at any such time. Subject to the limitations and conditions set forth in Section 2.1(b) and Section 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.7(a) would exceed the Maximum Rate then in effect with respect to such Loan.

2.3 Manner of Borrowing.

(a) Request for Borrowing. Each requesting Borrower shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), substantially in the form of Exhibit E, and which notice shall be irrevocable and effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (w) at least one (1) (i) Business Day prior to the requested date of Borrowing in the case of a Reference Rate Loan and (ii) RFR Business Day prior to the requested date of Borrowing in the case of a Daily Simple RFR Loan denominated in Dollars, (x) at least three (3) RFR Business Days prior to the requested date of Borrowing in the case of a Term SOFR Loan, (y) at least four (4) Eurocurrency Banking Days prior to the requested date of Borrowing in the case of a Eurocurrency Rate Loan and (z) at least four (4) RFR Business Days prior to the requested date of Borrowing in the case of a Daily Simple RFR Loan denominated in an Alternative Currency; and (ii) must specify: (A) the amount of such Borrowing; (B) the Interest Option if such Loan is to be funded in Dollars; (C) the Interest Period therefor, if applicable; (D) the currency; and (E) the date of such Borrowing, which shall be a Business Day. If the Borrowers fail to specify the currency of a Loan in a Request for Borrowing, then the applicable Loans shall be made in Dollars. If the Borrowers fail to specify a Type of Loan denominated in Dollars in a Request for Borrowing, then the applicable Loans shall be made as Daily Simple RFR Loans denominated in Dollars. If the Borrowers request a borrowing of Term SOFR Loans or Eurocurrency Rate Loans in any such Request for Borrowing, but fail to specify an Interest Period, then the Borrowers will be deemed to have specified an Interest Period of one (1) month. Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. shall be deemed to have been given by the Borrowers on the next succeeding Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable. Each Request for Borrowing submitted by the requesting Borrower shall be deemed to be a representation and warranty by each Borrower that the conditions specified in Sections 6.1, in the case of the initial Borrowing, and Section 6.2 and, to the extent applicable, Section 6.3 and/or Section 6.4, have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3, unless the delivery of such information or documents has been waived by the Required Lenders or provided prior to the date of Borrowing in a manner acceptable to the Administrative Agent in its sole discretion. Notwithstanding the foregoing, Swingline Borrowings shall be requested in accordance with Section 2.6(b) hereof. Notwithstanding anything to the contrary contained herein, any notice requirement in this clause (a) may be waived by the Administrative Agent and the Lenders in their sole discretion in connection with the initial Request for Borrowing.

(b) Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2, unless the delivery of such information or documents has been waived by the Required Lenders or provided prior to the date of Borrowing in a manner acceptable to the Administrative Agent in its sole discretion.

(c) Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by each requesting Borrower in accordance with Section 2.3(a) shall be irrevocable and binding on such Borrower, and such Borrower shall indemnify each Lender against any cost, loss or expense actually incurred by such Lender (other than loss of margin or spread), either directly or indirectly, as a result of any failure by such Borrower to complete such requested Borrowing, including any cost, loss or expense incurred by the Administrative Agent or any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of such Lender setting forth in reasonable detail the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrowers and shall, in the absence of a demonstrable error, be conclusive and binding.

(d) Lender Funding Shall be Proportional. Each Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.

(e) Rollovers. No later than 11:00 a.m. (x) at least three (3) RFR Business Days prior to the termination of each Interest Period related to a Term SOFR Loan or (y) at least four (4) Eurocurrency Banking Days prior to the termination of each Interest Period related to a Eurocurrency Rate Loan, the applicable Borrower shall give the Administrative Agent written notice at the Agency Services Address, which notice may be via facsimile, electronic mail or other written communication in a form reasonably acceptable to the Administrative Agent (each such notice, a “Rollover Notice”) whether the applicable Borrower desires to renew such Loan. The Rollover Notice shall also specify (i) the amount of the Loan and (ii) the length of the Interest Period, in each case, selected by such Borrower with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. If the applicable Borrower fails to timely give the Administrative Agent the Rollover Notice with respect to any Term SOFR Loan or any Eurocurrency Rate Loan, such Borrower shall be deemed to have elected a Term SOFR Loan or a Eurocurrency Rate Loan, as applicable, with the same length of Interest Period as the existing Term SOFR Loan or a Eurocurrency Rate Loan, as applicable, commencing with the expiration of the preceding Interest Period with respect to such Loan.

(f) Conversions. Each Borrower shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “SOFR Conversion Date”), to convert such Reference Rate Loan to a Term SOFR Loan; (ii) any SOFR Loan, on any Business Day (a “Reference Rate Conversion Date”), to convert such SOFR Loan to a Reference Rate Loan; (iii) any Daily Simple RFR Loan in Dollars, on any Business Day (a “Term SOFR Conversion Date”), to convert such Daily Simple RFR Loan in Dollars to a Term SOFR Loan; and (iv) any Term SOFR Loan or Reference Rate Loan, on any Business Day (a “Daily Simple SOFR Conversion Date”), to convert such Term SOFR Loan or Reference Rate Loan to a Daily Simple RFR Loan in Dollars; provided that the requesting Borrower shall, on such SOFR Conversion Date, Term SOFR Conversion Date, Daily Simple SOFR Conversion Date or Reference Rate Conversion Date, make the payments required by Section 4.5, if any, in either case, by giving the Administrative Agent written notice at the Agency Services Address (which notice may be via electronic mail) substantially in the form of Exhibit G (a “Conversion Notice”) of such selection no later than 11:00 a.m. at least either (x) three (3) RFR Business Days prior to such SOFR Conversion Date or such Term SOFR Conversion Date, or (y) one (1) Business Day prior to such Reference Rate Conversion Date or one (1) RFR Business Day prior to such Daily Simple SOFR Conversion Date, as applicable. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. A request of a Borrower for a Conversion of a Reference Rate Loan to a SOFR Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.

(g) Tranches. Notwithstanding anything to the contrary contained herein, no more than fifteen (15) Term SOFR Loans and Eurocurrency Rate Loans in the aggregate may be outstanding hereunder at any one time during the Availability Period.

(h) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount and currency of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, if applicable, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4 Minimum Loan Amounts. Each SOFR Loan and each Eurocurrency Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 and each Reference Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 for each Loan; provided that a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment or that is required to finance the reimbursement of a Letter of Credit under Section 2.9(c). Any Loans in an Alternative Currency shall satisfy these minimum thresholds on a Dollar Equivalent basis.

2.5 Funding.

(a) Funding of Borrowings. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Agent no later than 11:00 a.m. on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall promptly deposit such proceeds in immediately available funds in the account directed by the applicable

Borrower not later than 1:00 p.m. on the borrowing date or, if requested by the requesting Borrower in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Overnight Rate for the period commencing on the date the amount was made available to the applicable Borrower by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay its amount upon the Administrative Agent’s demand, then from the requesting Borrower by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from such Borrower. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Obligations of Lenders Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Commitment.

2.6 Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, on any Business Day during the Availability Period, to make loans (each such loan, a “Swingline Loan”) to the Borrowers at any time and from time to time in an aggregate principal amount not to exceed at any time outstanding the amount of the Swingline Sublimit; provided, however, that after giving effect to any Swingline Loan:

(i) the Dollar Equivalent of the Principal Obligations shall not exceed the Available Commitment;

(ii) the Dollar Equivalent of the Principal Obligations owed to any Lender shall not exceed the Commitment of such Lender; and

(iii) the Swingline Obligation shall not exceed the Swingline Sublimit.

Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow Swingline Loans hereunder during the Availability Period. Each Swingline Borrowing pursuant to this Section 2.6 shall be made by the Swingline Lender. The Swingline Lender shall not be obligated to fund any Swingline Loan if the interest rate applicable thereto under Section 2.7(a) hereof would exceed the Maximum Rate in effect with respect to such Swingline Loan. Swingline Loans shall be available only in Dollars.

(b) Request for Swingline Borrowing. Each Borrowing under the Swingline shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent at the Agency Services Address on the date of each requested Swingline Borrowing hereunder (each, a “Swingline Borrowing Request”), which notice may be by telephone, if confirmed in writing, facsimile, electronic mail or other written communication, in substantially the form of Exhibit E hereto, and which notice shall be effective upon receipt by the Administrative Agent. Each Swingline Borrowing Request: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. on the requested date of the Swingline Borrowing; (ii) shall be accompanied by a Request for Borrowing in accordance with Section 2.3 (the proceeds of which Borrowing will be used to repay the related Swingline Loan); and (iii) must specify: (A) the requesting Borrower; and (B) the amount of such Swingline Borrowing. Any Swingline Borrowing Request received by the Administrative Agent after 11:00 a.m. shall be deemed to have been given by the applicable Borrower on the next succeeding Business Day. Each Swingline Borrowing Request submitted by a Borrower shall be deemed to be a representation and warranty by each Borrower that the conditions specified in Section 6.2 have been satisfied on and as of the date of the applicable Swingline Borrowing with respect to such Borrower. No Swingline Borrowing Request shall be valid hereunder for any purpose unless it shall have been accompanied by the information and other documents required to be delivered in accordance with this Section 2.6.

(c) Further Information. Each Swingline Borrowing Request shall be accompanied by a duly executed Borrowing Base Certificate dated the date of such Swingline Borrowing Request.

(d) Notification of Swingline Lender. The Administrative Agent shall use reasonable efforts to immediately notify the Swingline Lender of each Swingline Borrowing Request.

(e) [Reserved].

(f) Payment of Swingline Loans.

(i) Subject to the fulfillment of all applicable conditions set forth herein, (A) by no later than 3:00 p.m. on the date specified in the related Swingline Borrowing Request as the borrowing date, the Swingline Lender shall wire the proceeds of each Swingline Borrowing to the Administrative Agent at the account designated in writing by the Administrative Agent, in immediately available funds, and (B) by no later than 4:00 p.m. on such date, the Administrative Agent shall (1) if the account specified in the related Swingline Borrowing Request is maintained with the Administrative Agent, deposit such proceeds, in immediately available funds, into such account, and (2) otherwise, initiate a wire transfer of such proceeds to the account specified in the related Swingline Borrowing Request. Absent contrary written notice from the Swingline Lender, the Administrative Agent may assume that the Swingline Lender has made the requested Swingline Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the requesting Borrower a corresponding amount. If the Swingline Lender fails to make any requested Swingline Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (i) from the Swingline Lender, together with interest at the Overnight Rate for the period commencing on the date the amount was made available to the applicable Borrower by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from the Swingline Lender; or (ii) from the requesting Borrower by the designated time for repayment of such Swingline Loan, together with interest at a rate per annum equal to the Reference Rate for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from such Borrower.

(ii) In consideration for the Swingline Lender’s agreement to make Swingline Loans, each Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Swingline Lender, to disburse directly, as a Borrowing hereunder, to the Swingline Lender, in immediately available funds, the amount disbursed by the Swingline Lender in connection with each Swingline Loan plus all interest, costs and expenses, and fees due to the Swingline Lender pursuant to this Credit Agreement. In accordance with the Borrowing Request submitted in connection with each Swingline Loan, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amounts disbursed, accrued or incurred by the Swingline Lender in connection with each Swingline Loan no later than two (2) Business Days following the funding date of the related Swingline Loan upon request therefor by the Administrative Agent, whereupon the Administrative Agent shall disburse to the Swingline Lender its ratable share of such Lender’s payment, and the amount owed to the Swingline Lender shall be deemed repaid by the applicable Borrower for all purposes hereunder to the extent of such Lender’s payment; provided, however, that notwithstanding the foregoing, the Administrative Agent shall be entitled to satisfy from the Swingline Lender’s ratable share of each such Lender’s payment any amounts owing to the Administrative Agent from the Swingline Lender pursuant to Section 2.6(f)(i). By no later than 5:00 p.m. on the date of any payments by the Lenders pursuant to this Section 2.6(f)(ii), the Administrative Agent shall notify the applicable Borrower of such payments; provided that the failure to give such notice will not affect the validity of such payments, and the Administrative Agent shall provide the Lenders with notice thereof. Any such payments made by the Lenders to the Administrative Agent on account of a Swingline Loan shall be deemed a Reference Rate Loan. The obligations of a Lender to make payments to the Administrative Agent for the account of the Swingline Lender under this Section 2.6(f)(ii) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any other Loans described in Section 2.3(a), 6.1, or 6.2, each as applicable, be honored in accordance with this Section 2.6(f)(ii) under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of this Credit Agreement or any of the other Loan Documents; (ii) the existence of any claim, counterclaim, setoff, defense or other right which any Borrower may have at any time against the Administrative Agent, the Swingline Lender, any Lender or any other Person, whether in connection with this Credit Agreement, any Swingline Loan, the transactions contemplated herein or any unrelated transactions; (iii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (iv) the occurrence of any Event of Default or Potential Default with respect to the applicable Borrower or any Affiliate thereof.

(iii) If a Lender fails to make available to the Administrative Agent any amount required of such Lender under Section 2.6(f)(ii), then the Swingline Lender and the Administrative Agent, to the extent the applicable Swingline Loan was funded by the Administrative Agent as a result of the failure of the Swingline Lender to fund the Swingline Loan pursuant to Section 2.6(f)(ii) (and solely the Administrative Agent in the event such Swingline Loan was funded entirely by the Administrative Agent), may recover such amount on demand: (A) from such Lender, together with interest at the Overnight Rate for the period commencing on the date such amount was due under Section 2.6(f)(ii) and ending on (but excluding) the date the Swingline Lender and/or the Administrative Agent, as applicable, recover such amount from such Lender; or (B) from each requesting Borrower by the designated time for repayment of such Swingline Loan, together with interest at the Reference Rate for the period commencing on the date such amount was due from the applicable Lender under Section 2.6(f)(ii) and ending on (but excluding) the date the Swingline Lender and/or the Administrative Agent, as applicable, shall recover such amount from such Borrower.

(g) Minimum Swingline Loan Amounts. Each Swingline Loan shall be subject to the provisions of Section 2.4 hereof as if such Swingline Loan were a Reference Rate Loan funded by the Lenders pursuant to Section 2.5 hereof.

(h) Interest on Swingline Loans. Until repaid by the applicable Borrower (including any deemed repayment pursuant to Section 2.6(f) hereof), each Swingline Loan shall accrue interest at the Reference Rate.

(i) Swingline Loans and the Swingline Lender Generally. Except as otherwise stated in this Section 2.6, Swingline Loans and the Swingline Lender shall be subject to all applicable provisions of this Credit Agreement with respect to Loans and Lenders generally to the extent applicable.

2.7 Interest.

(a) Interest Rate. Loans may be (i) with respect to Loans denominated in Dollars, (x) Reference Rate Loans or (y) SOFR Loans, (ii) with respect to Loans denominated in Euros or other Alternative Currencies (other than Sterling), Eurocurrency Rate Loans and (iii) with respect to Loans denominated in Sterling, Daily Simple RFR Loans, each as further provided herein. Subject to the terms of this Section 2.7, each Loan funded by the Lenders shall accrue interest at a rate per annum equal to (A) with respect to SOFR Loans, the applicable SOFR Rate for the applicable Interest Period, if applicable, plus the Applicable Margin, as applicable; (B) with respect to Eurocurrency Rate Loans, the Adjusted Eurocurrency Rate for the applicable Interest Period plus the Applicable Margin; (C) with respect to Daily Simple RFR Loans denominated in Sterling, the applicable Adjusted Daily Simple RFR plus the Applicable Margin; and (D) with respect to Reference Rate Loans, the Reference Rate in effect from day to day plus the Applicable Margin. At any time, each Loan shall have only one Interest Period (if applicable) and one Interest Option (if applicable). Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Borrowers, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each SOFR Loan, each Eurocurrency Rate Loan (other than Eurocurrency Rate Loans denominated in Canadian Dollars or any other Alternative Currency that is regularly calculated based on a year consisting of 365 or 366 days), each Daily Simple RFR Loan (other than Daily Simple RFR Loans denominated in Sterling) and each Reference Rate Loan bearing interest based off Adjusted Daily Simple RFR shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off Adjusted Daily Simple RFR), each Eurocurrency Rate Loan denominated in Canadian Dollars or other Alternative Currencies (other than those regularly calculated based on a year consisting of 360 days) and each Daily Simple RFR Loan denominated in Sterling shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be; provided that interest on Loans denominated in any currency other than Dollars or Sterling as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans.

(c) Default Rate. If an Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.7(a) above) all overdue Obligations shall bear interest, after as well as before judgment, at a fluctuating rate per annum equal to the Default Rate.

(d) Conforming Changes. In connection with the use or administration of Adjusted Daily Simple RFR for Dollars and/or Adjusted Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Daily Simple RFR for Dollars and/or Adjusted Term SOFR.

2.8 Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the SOFR Loans, Eurocurrency Rate Loans and Reference Rate Loans hereunder. The Administrative Agent shall, upon request, give notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.9 Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Availability Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars or in an Alternative Currency and in such aggregate face amounts as the Borrowers may request; provided that: (i) on the date of issuance, the Dollar Equivalent of the Letter of Credit Liability (after giving effect to the issuance of any such Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date minus (2) the Dollar Equivalent of the Principal Obligations as of such date and (B) the Letter of Credit

Sublimit; (ii) each Letter of Credit shall be in a minimum amount of $250,000 or the Dollar Equivalent thereof; (iii) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Letter of Credit Issuer) without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date; (iv) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York, and (v) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer deems material to it, (B) the Borrowers have not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit, or (C) the issuance of such Letter of Credit would violate Applicable Law or one or more policies of the Letter of Credit Issuer. For the avoidance of doubt, if any Borrower requests that a Letter of Credit be issued for the account of any Subsidiary, such Borrower shall be liable for all Obligations under such Letter of Credit as if it had been issued for the account of such Borrower.

(b) Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent substantially in the form of Exhibit F (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application and a Borrowing Base Certificate, for the Letter of Credit Issuer, on or before 11:00 a.m. at least four (4) Business Days prior to the requested date of issuance of such Letter of Credit (or six (6) Business Days with respect to Letters of Credit to be issued by any branch of the Letter of Credit Issuer located outside of the United States). The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, the applicable Borrower and each other Borrower shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:

(i) The Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date; minus (2) the Dollar Equivalent of the Principal Obligations as of such date; and (B) the Letter of Credit Sublimit on such date; and

(ii) All conditions precedent in Section 6.2 for the issuance of such Letter of Credit will be satisfied as of the date of such issuance.

(c) Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.14; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

(d) Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the applicable Borrower agrees to reimburse (either with the proceeds of a Loan as provided for in this Section 2.9 or with funds from other sources), in same day funds, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies such Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless a Borrower shall immediately notify the Letter of Credit Issuer that such Borrower intends to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, such Borrower shall be deemed to have timely given a Request for Borrowing to the Administrative Agent, and such Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to such Borrower, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement; provided that, if the Borrowers shall provide such notice to the Letter of Credit Issuer and subsequently fail to make all or any portion of such reimbursement to the Letter of Credit Issuer, the Borrowers shall be deemed to have timely given a Request for Borrowing to the Administrative Agent as provided above. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Letter of Credit Issuer (1) on the Business Day on which the Letter of Credit Issuer honors any such draft on a Letter of Credit denominated in Dollars or incurs or is owed any such interest, costs, expenses or fees, if notice of such disbursement is delivered to the Lender prior to 1:00 p.m. New York City time (and if received after 1:00 p.m. on the next succeeding Business Day) and (2) within two (2) Business Days from the date that such Lender has received notice that the Letter of Credit Issuer has honored any draft on a Letter of Credit denominated in an Alternative Currency or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the Borrowers of any such disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a Reference Rate Loan if in Dollars, and shall be deemed a Reference Rate Loan in an amount equal to the Dollar Equivalent of the amount of such disbursement if in an Alternative Currency; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The

Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the applicable Borrower with respect to Borrowings, each under this Section 2.9(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 6.1, 6.2, and/or 6.3 and/or 6.4, as applicable, be honored in accordance with this Section 2.9(d) under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Event of Default or Potential Default; or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

(e) Borrower Inspection. The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the Letter of Credit Issuer of the same in writing. The Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Letter of Credit Issuer. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.9(d). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrowers, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrowers pay to the Administrative Agent for deposit in a segregated interest-bearing Cash Collateral Account, as security for the Obligations, an amount equal to the aggregate undrawn stated amount of all Letters of Credit then outstanding at the time such notice is given. Unless otherwise required by Applicable Law, upon the full and final payment of the Obligations, the Administrative Agent shall return to the Borrowers any amounts remaining in said Cash Collateral Account.

(h) Cash Collateral. If (i) as of the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) any other circumstances under this Credit Agreement or the other Loan Documents occurs requiring the Borrowers to Cash Collateralize any Letters of Credit, then, in each case, the Borrowers shall promptly Cash Collateralize in an amount equal to the Minimum Collateral Amount or, in the case of Section 2.9(h)(ii) above, such amount expressly required by the terms of this Credit Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by the Administrative Agent as Cash Collateral subject to the terms of this Section 2.9(h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrowers pursuant to this Section 2.9(h) shall be in the currency or currencies of the underlying Letters of Credit. All Cash Collateral shall be funded by the proceeds of Drawdowns, and not from any other source. Cash Collateral held in a Cash Collateral Account shall be applied by the Administrative Agent to the reimbursement of the Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of Cash Collateral held in a Cash Collateral Account pursuant to this clause (h) shall be returned to the Borrowers. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral and in each Cash Collateral Account as security in respect of the Letter of Credit Liability.

(i) Lenders’ Continuing Obligations. In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.9(h) or otherwise pursuant to this Credit Agreement (including but not limited to the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.9 shall continue in all respects, the Lenders will continue to be entitled to receive their Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.14, and the Lenders shall continue to be obligated to fund their Pro Rata Share of any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including, but not limited to, as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).

(j) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.9 shall be subject to the terms and conditions of Section 4.9 and Section 12.12.

2.10 Qualified Borrowers. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3, to cause Letters of Credit to be issued for the account of a Qualified Borrower pursuant to Section 2.9, and to accept the Qualified Borrower Guaranties in support thereof, the applicable Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the applicable Borrower, in immediately available funds, an amount equal to the amount due and owing under the applicable Qualified Borrower Promissory Note or the applicable Qualified Borrower Guaranty, together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder, in the event the Administrative Agent shall have not received payment of such Obligations when due or any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur with respect to such Qualified Borrower. The Administrative Agent will notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and the Qualified Borrower shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

2.11 Use of Proceeds, Letters of Credit and Qualified Borrower Guaranties The proceeds of the Loans and the Letters of Credit shall be used solely for purposes (a) expressly permitted under the Constituent Documents of each Borrower and (b) for which a Drawdown Notice may be made to fund the repayment thereof. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans, the Letters of Credit or execution and delivery of the Qualified Borrower Guaranties, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrowers’ use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Constituent Documents of any Borrower. Nothing, including, without limitation, any Borrowing, any Rollover, any issuance of any Letter of Credit, or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any Investment by the Borrowers is permitted by the terms of the Constituent Documents of any Borrower. Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan and Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. §371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). No Borrower shall to its actual knowledge use the proceeds of any Borrowing hereunder to purchase securities from any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223. In connection with each Request for Borrowing hereunder, the requesting Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its actual knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by such Borrower to, directly or indirectly, either (x) purchase securities issued by any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund sponsored by a Lender or such affiliate thereof.

2.12 Fees. The Borrowers shall pay to the Administrative Agent fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter. The Borrowers will pay to the Administrative Agent such other fees as are payable in the amount and on the date agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter.

2.13 Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, an unused commitment fee at the rate of twenty-five basis points (0.25%) per annum on the Commitment of the Lenders which was unused (through the extension of Loans or the issuance of Letters of Credit) calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.13, the fee shall be calculated on a daily basis. The Borrowers and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

2.14 Letter of Credit Fees. The applicable Borrower shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin (plus two percent (2%) if an Event of Default has occurred and is continuing) on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized) calculated on the basis of actual days elapsed in a year consisting of 360 days; and (b) for the benefit of the Letter of Credit Issuer, upon the issuance of each Letter of Credit: (i) to the extent a Lender other than the Letter of Credit Issuer or any of its Affiliates shall at any time participate in any Letter of Credit in accordance with the terms hereof, a non-refundable fronting fee equal to 12.5 basis points (0.125%) of the portion of the maximum amount of such Letter of Credit in which any Lender (other than the Letter of Credit Issuer or its Affiliates) participates, payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter; (ii) $1,000 per requested issuance or amendment of a Letter of Credit, such amount to be increased at the discretion of the Letter of Credit Issuer to offset any out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with any non-standard Letters of Credit or Letters of Credit issued by a branch office outside the United States; and (iii) all other reasonable and customary, invoiced out-of-pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer.

2.15 Increase in the Maximum Commitment.

(a) Request for Increase. Subject to compliance with the terms of this Section 2.15, the Borrowers may (from time to time) with the consent of the Administrative Agent, such consent to be given in its sole discretion (not to be unreasonably withheld or delayed), at any time, increase the Maximum Commitment to an amount not exceeding $1,500,000,000. Any such increase may be done in one or more requested increases, in $25,000,000 increments, or such lesser amount to be determined by the Administrative Agent (each such increase, shall be referred to herein as a “Facility Increase”).

(b) Effective Date. The effective date of any Facility Increase (the “Increase Effective Date”) shall be specified by the Borrowers in the applicable Facility Increase Request and shall be (unless otherwise agreed in writing by the Administrative Agent) no less than ten (10) Business Days after the date the Administrative Agent receives the applicable Facility Increase Request. The Administrative Agent shall notify the Lenders of the Increase Effective Date.

(c) Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i) the Borrowers shall deliver to Administrative Agent a Facility Increase Request, and an updated Borrowing Base Certificate and resolutions adopted by the Borrowers approving or consenting to such increase, certified by a Responsible Officer of the Borrowers that such resolutions are true and correct copies thereof and are in full force and effect;

(ii) on or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee for the benefit of the Lenders, with such fee payable to each Lender ratably based on its share of the Facility Increase;

(iii) if applicable, the Borrowers shall execute replacement Notes payable to the applicable Lenders reflecting the Facility Increase; and

(iv) as of the effective date of such increase and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(v) no Potential Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or immediately after giving effect to the Facility Increase;

(vi) on the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase (in the sole discretion of each such Lender), or (y) one or more additional Lenders shall have joined the Credit Facility in accordance with Section 12.11(g) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase;

(vii) the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent at least three (3) Business Days prior to the Increase Effective Date; provided that, in the event such Beneficial Ownership Certification does not contain any confidential information, as determined by the Administrative Agent in its sole discretion, delivery to the Administrative Agent shall satisfy the delivery requirements set forth above; and

(viii) Each Facility Increase Request shall be deemed to be a representation and warranty by each Borrower that the conditions specified in this Section 2.15(c) have been satisfied on and as of the date of the applicable Facility Increase.

For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility. No Lender will be required to commit, nor shall any Lender have any preemptive right to provide, any portion of any Facility Increase.

(d) Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.15) such that, after giving effect thereto, each Lender’s (including each new or increasing Lender’s) share of outstanding Loans and participations in Letters of Credit shall be in proportion to each Lender’s respective Pro Rata Share. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable time period in Section 2.3 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrowers shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.5 as a result of such reallocation occurring on any date other than an Interest Payment Date.

2.16 Extension of Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date then in effect for up to one (1) additional term not longer than 364 days subject to satisfaction of the following conditions precedent:

(a) as of the effective date of such extension and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(b) the Borrowers shall have paid an Extension Fee to the Administrative Agent for the benefit of the Lenders;

(c) no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the initial Stated Maturity Date;

(d) the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender); and

(e) the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent at least three (3) Business Days prior to the effectiveness of any extension to the Maturity Date; provided that, in the event such Beneficial Ownership Certification does not contain any confidential information, as determined by the Administrative Agent in its sole discretion, delivery to the Administrative Agent shall satisfy the delivery requirements set forth above.

Each Extension Request shall be deemed to be a representation and warranty by each Borrower that the conditions specified in this Section 2.16 have been satisfied on and as of the date of the applicable extension.

3. PAYMENT OF OBLIGATIONS.

3.1 Revolving Credit Notes. Any Lender may request that the Loans be evidenced by a promissory note. In such event, each Borrower shall execute and deliver a Note or Notes substantially in the form of Exhibit B (with blanks appropriately completed in conformity herewith), in favor of such Lender. Each Borrower agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note, in accordance with the terms and substantially in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note previously issued by such Borrower to the Administrative Agent or such Lender, and such previously issued Note shall be returned to such Borrower marked “replaced”.

3.2 Payment of Obligations. The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.3 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.7, notwithstanding whether the applicable Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the applicable Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the applicable Borrower.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date, (ii) [reserved], (iii) on each date of any reduction of the outstanding principal amount of the Loans hereunder (solely with respect to the portion of the Loans so prepaid), and (iv) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4 Payments on the Obligations.

(a) Borrower Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by any Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrowers for receipt by the Administrative Agent before 1:00 p.m. in the case of payments made in Dollars and 10:00 a.m. in the case of payments made in an Alternative Currency, in each case, in federal or other immediately available funds to the Administrative Agent at account number 01104331628807 at Wells Fargo Bank, National Association, ABA No.: 121 000 248, account name “Agency Services Clearing Account”, reference “Owl Rock Technology Finance Corp. II”, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 1:00 p.m. in the case of payments made in Dollars or after 10:00 a.m. in the case of payments made in an Alternative Currency, as applicable, shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. All payments shall be made in the currency of the related Borrowing.

(b) Lender Payments. Except as provided in Section 12.12, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations by the Borrowers to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.

(c) Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against all principal due and owing on the Obligations as of the date of such payment; and (iv) fourth, to all other amounts constituting any portion of the Obligations.

3.5 Prepayments.

(a) Voluntary Prepayments. The Borrowers may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium, fees or penalty on any Business Day; provided that: (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) RFR Business Days prior to any date of prepayment of Term SOFR Loans, (B) four (4) Eurocurrency Banking Days prior to any date of prepayment of Eurocurrency Rate Loans; (C) one (1) Business Day prior to any date of prepayment of Reference Rate Loans; (D) one (1) RFR Business Day prior to any date of prepayment of Daily Simple RFR Loans in Dollars; and (E) four (4) RFR Business Days prior to any date of prepayment of Daily Simple RFR Loans in an Alternative Currency; and (ii) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or the Dollar Equivalent thereof) or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

(b) Mandatory Prepayment.

(i) Excess Loans Outstanding. If, on any day the Dollar Equivalent of the Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event), then one or more Borrowers shall pay by the Required Payment Time after the earlier of (i) demand by the Administrative Agent, or (ii) a Responsible Officer of a Borrower obtaining knowledge thereof, without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 3.5(b)(ii)). Following the occurrence and during the continuance of a Cash Control Event, each Borrower hereby agrees that the Administrative Agent may withdraw from any Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b) have been satisfied in full.

(ii) Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 3.5(b) is attributable to undrawn Letters of Credit, the Borrowers shall promptly Cash Collateralize such excess with the Administrative Agent pursuant to the terms of Section 2.9(h), as security for such portion of the Obligations. Unless otherwise required by Applicable Law, upon: (A) a change in circumstances such that the Dollar Equivalent of Principal Obligations no longer exceed the Available Commitment and no Event of

Default or Potential Default has occurred and is continuing; or (B) the full and final payment of the Obligations (other than any unasserted contingent indemnification Obligations not yet due and payable) and the expiration or termination of all Letters of Credit, the Administrative Agent shall return to the Borrowers any amounts remaining in said Cash Collateral Account.

3.6 Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding that would result in a mandatory prepayment pursuant to Section 3.5(b), the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction five (5) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice and shall be a Business Day): (a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Dollar Equivalent of the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.3, provided that, the Maximum Commitment may not be terminated or reduced such that, the Available Commitment would be less than the Dollar Equivalent of the aggregate stated amount of outstanding Letters of Credit; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Cash Collateral for deposit in the Cash Collateral Account in accordance with Section 2.9(h), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $5,000,000 or, if more, in multiples of $1,000,000; and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to $100,000,000 or less (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.

3.7 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

3.8 Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to, and the Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that all Obligations under the Loan Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, the Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans and the other Obligations, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Obligations against any one or more of the Borrowers.

(c) Separate Exercise of Remedies. The Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce one or more Borrower’s obligations without enforcing any other Borrower’s obligations and vice versa. Any failure or inability of the Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Borrowers. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

(d) Qualified Borrowers. Notwithstanding anything herein or in any Loan Document to the contrary, (1) this Section 3.8 and Article 5 shall not apply to Qualified Borrowers, (2) the Obligations of any Qualified Borrower hereunder shall be several and limited only to the Loans and Letters of Credit made or issued on its behalf, (3) all Loans and Letters of Credit provided to a Qualified Borrower hereunder shall be guaranteed only by the applicable Borrower in accordance with the applicable Qualified Borrower Guaranty, and (4) such Borrower shall be jointly and severally liable with such Qualified Borrower for the full amount of the Loans and Letters of Credit and other Obligations of such Qualified Borrower.

4. CHANGE IN CIRCUMSTANCES.

4.1 Taxes.

(a) Defined Terms. For purposes of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an

Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Without prejudice to, or duplication of, Section 11.7, each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 4.1, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested in writing by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements (including pursuant to the implementation of the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – The Common Reporting Standard and any implementing legislation or related guidance (“CRS”)). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(g)(ii)(A), 4.1(g)(ii)(B) and 4.1(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 4.1(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered, expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority having jurisdiction over such Lender has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to (a) purchase or sell, or to take deposits of, the applicable currency or (b) determine or charge interest rates based upon such RFR, any Adjusted Daily Simple RFR, the Eurocurrency Rate or the Adjusted

Eurocurrency Rate then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) in the case of any determination described in the foregoing clause (a), any obligation of such Lender to make or continue Loans or the Obligations in such currency shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist and, until such time, the Loans or Obligations of such Lender in such currency shall, at the option of the Borrowers, be converted to, and shall continue, as Reference Rate Loans and Obligations denominated in Dollars in an amount equal to the aggregate Dollar Equivalent amount of such Loans and Obligations immediately prior to such suspension, which conversion shall be on the last day of the Interest Period therefor (if applicable), if all affected Lenders may lawfully continue to maintain such Loans and Obligations to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans or Obligations to such day, and (ii) in the case of any determination described in the foregoing clause (b), any obligation of such Lender to maintain Loans accruing interest at such RFR, any Adjusted Daily Simple RFR, the Eurocurrency Rate or the Adjusted Eurocurrency Rate, as applicable, or to convert Loans accruing interest calculated by reference to the Reference Rate (unless the Reference Rate is also calculated off Adjusted Daily Simple RFR in accordance with the definition of “Reference Rate”) to be Loans accruing interest calculated by reference to such RFR, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Until the time of such notice by such Lender in the case of the foregoing clause (ii), the Loans or Obligations of such Lender outstanding at the time of such suspension shall, at the option of the applicable Borrower, be continued as Reference Rate Loans and Obligations denominated in Dollars in an amount equal to the aggregate Dollar Equivalent amount of such Loans and Obligations immediately prior to such suspension, which conversion shall be on the last day of the Interest Period therefor (if applicable), if all affected Lenders may lawfully continue to maintain such Loans and Obligations to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans or Obligations to such day. Upon the prepayment of any such Loans, the applicable Borrower shall also pay accrued and unpaid interest on the amount so prepaid. Each Lender agrees to use reasonable efforts to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3 Inability to Determine Rates.

(a) Subject to Section 4.10, in connection with any Request for Borrowing of, Conversion Notice to or Rollover Notice of any RFR Loan or otherwise, if for any reason the Administrative Agent determines in its reasonable discretion (which determination shall be conclusive and binding absent manifest error) that (i)(x) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining “Adjusted Daily Simple RFR” pursuant to the definition thereof, or (y) if Adjusted Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period, (ii) that a fundamental change has occurred in the foreign exchange markets with respect to an applicable

Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) (x) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Daily Simple RFR does not adequately and fairly reflect the cost to the Lenders of making or maintaining such Loans or (y) if Adjusted Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Term SOFR does not adequately and fairly reflect the cost to the Lenders of making or maintaining such Loans during the applicable Interest Period, then, in each case the Administrative Agent shall promptly give notice thereof to the Borrowers. Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make RFR Loans in each such affected currency, and any right of the Borrowers to Convert any Loan in each such currency (if applicable) to or Rollover any Loan as an RFR Loan in each such affected currency, shall be suspended (to the extent of the affected RFR Loans or, in the case of Term SOFR Loans, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (A) the Borrowers may revoke any pending Request for Borrowing of, Conversion Notice to or Rollover Notice of RFR Loans in each such affected currency (to the extent of the affected RFR Loans or, in the case of Term SOFR Loans, the affected Interest Periods) or, failing that, (I) in the case of any Request for Borrowing of any affected Daily Simple RFR Loans in Dollars or any affected Term SOFR Loans, the Borrowers will be deemed to have converted any such request into a Request for Borrowing of or Conversion Notice to Reference Rate Loans in the amount specified therein, and (II) in the case of any Request for Borrowing of any affected Daily Simple RFR Loans in an Alternative Currency, then such request shall be ineffective, and (B)(I) any outstanding affected Daily Simple RFR Loans in Dollars will be deemed to have been converted into Reference Rate Loans immediately, (II) any outstanding affected Term SOFR Loans will be deemed to have been converted into Reference Rate Loans at the end of the applicable Interest Period, and (III) any outstanding affected Daily Simple RFR Loans in an Alternative Currency, at the Borrowers’ election, shall either (1) be converted into Reference Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (2) be prepaid in full immediately; provided that if no election is made by the Borrowers by the date that is three (3) Business Days after receipt by the Borrowers of such notice, the Borrowers shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted on the date of such prepayment or conversion.

(b) Subject to Section 4.10, in connection with any Request for Borrowing of, Conversion Notice to or Rollover Notice of any Eurocurrency Rate Loan or otherwise, if for any reason the Administrative Agent determines in its reasonable discretion (which determination shall be conclusive and binding absent manifest error) that (i) deposits are not being offered to banks in the London or other applicable offshore interbank market for the applicable currency, amount and Interest Period of such Loan, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to the applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) reasonable and adequate means do not exist for the ascertaining the Adjusted Eurocurrency Rate for such Alternative Currency and Interest Period, including because the Screen Rate for the applicable Alternative Currency is not available or published on a current basis, or (iv) the Adjusted Eurocurrency Rate does not adequately and fairly reflect the cost to the Lenders of making or maintaining such Loans during such Interest Period, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrowers. Upon receipt of such notice, (x) any pending Request for Borrowing or Rollover Notice of Eurocurrency Rate Loans in each such affected Alternative Currency (to the extent of the affected Eurocurrency Rate Loans or the affected Interest Periods) shall be ineffective and (y) any outstanding affected Eurocurrency Rate Loans, at the Borrowers’ election, shall either (A) be converted into Reference Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the applicable Interest Period or (B) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrowers by the date that is the earlier of (I) the date that is three (3) Business Days after receipt by the Borrowers of such notice and (II) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrowers shall be deemed to have elected clause (A) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted on the date of such prepayment or conversion.

4.4 Increased Cost and Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted Eurocurrency Rate) or the Letter of Credit Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) , in each case, in an amount that the Lender deems material in its reasonable discretion, then, upon written request of such Lender, the Letter of Credit Issuer or other Recipient, the Borrowers shall promptly pay to any such Lender, the Letter of Credit Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered (provided, that such amounts shall be comparable to amounts that such Lender is generally charging other borrowers similarly situated to the applicable Borrower).

(b) Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Letter of Credit Issuer, as applicable, the Borrowers shall promptly pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer, as the case may be, as specified in Section 4.4(a) or Section 4.4(b) and delivered to the Borrowers, shall be conclusive absent demonstrable error. The Borrowers shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate by the Required Payment Time.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section 4 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section 4 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.5 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a SOFR Loan or a Eurocurrency Rate Loan after the Borrowers shall have requested such Loan under this Credit Agreement, (b) any prepayment or other payment of a Term SOFR Loan or a Eurocurrency Rate Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of this Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under this Credit Agreement, that such prepayment will be made; provided that the Borrowers shall not be responsible for any payment pursuant to this Section 4.5 with respect to any Daily Simple RFR Loan.

4.6 Requests for Compensation. If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of Adjusted Daily Simple RFR, Adjusted Term SOFR or the Adjusted Eurocurrency Rate.

4.7 Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.8 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.4, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.4 or Section 4.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.8(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, so long as no Event of Default or Potential Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.4 or Section 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.11;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the Assignee (to the extent of such outstanding principal) or the Borrowers (in the case of accrued interest, fees and all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.9 Cash Collateral. At any time that there shall exist a Defaulting Lender, by the Required Payment Time, the Borrowers shall Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender (determined after giving effect to Section 12.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest; Other Claims/Deficiency. (i) The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability, to be applied pursuant to subsection (b) below. (ii) If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 4.9 or Section 12.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Letter of Credit Issuer shall no longer be required to be held as Cash Collateral pursuant to this Section 4.9 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 12.12, the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

4.10 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrowers may amend this Credit Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.10(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrowers) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.10(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.10.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate, EURIBOR or CDOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, noncompliant or nonaligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrowers may revoke any pending Request for Borrowing of, Conversion Notice to or Rollover Notice of RFR Loans or Eurocurrency Rate Loans, as applicable, in each case to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (x) in the case of any Request for Borrowing of any affected Daily Simple RFR Loans in Dollars or any affected Term SOFR Loans, if applicable, the Borrowers will be deemed to have converted any such request into a Request for Borrowing of or Conversion Notice to Reference Rate Loans in the amount specified therein and (y) in the case of any Request for Borrowing of any affected Daily Simple RFR Loans in an Alternative Currency or Eurocurrency Rate Loans, if applicable, then such request shall be ineffective, and (ii)(x) any outstanding affected Daily Simple RFR Loans in Dollars, if applicable, will be deemed to have been converted into Reference Rate Loans immediately, (y) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Reference Rate Loans at the end of the applicable Interest Period, and (z) any outstanding affected Daily Simple RFR Loans in an Alternative Currency or Eurocurrency Rate Loans, at the Borrower’s election, shall either (A) be converted into Reference Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency) immediately in the case of Daily Simple RFR Loans in an Alternative Currency, or at the end of the applicable Interest Period in the case of Eurocurrency Rate Loans, or (B) be prepaid in full immediately in the case of Daily Simple RFR Loans in an Alternative Currency, or at the end of the applicable Interest Period in the case of Eurocurrency Rate Loans; provided that, with respect to any Daily Simple RFR Loan in an Alternative Currency, if no election is made by the Borrowers by the date that is three (3) Business Days after receipt by the Borrowers of such notice, the Borrowers shall be deemed to have elected clause (A) above; provided further that, with respect to any Eurocurrency Rate Loan, if no election is made by the Borrowers by the earlier of (I) the date that is three (3) Business Days after receipt by the Borrowers of such notice and (II) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrowers shall be deemed to have elected clause (A) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.6. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Reference Rate.

5. SECURITY.

5.1 Liens.

(a) Collateral. To secure performance by the Borrowers of the payment of the Obligations, the Borrowers, each to the extent of their respective interests therein, shall grant to the Administrative Agent, for the benefit of each of the Secured Parties, a first priority, exclusive (except as expressly permitted pursuant to the definition of Permitted Liens), perfected security interest and Lien in and on the Collateral pursuant to the applicable Collateral Documents.

(b) Reliance. The Borrowers agree that the Administrative Agent, each Lender and the Letter of Credit Issuer have entered into this Credit Agreement, extended credit hereunder and at the time of each Loan or each issuance of a Letter of Credit, will make such Loan or issue such Letter of Credit in reasonable reliance on the obligations of the Investors to fund their respective Capital Commitments as shown in their Subscription Agreements delivered in connection herewith and accordingly, it is the intent of the parties that such Capital Commitments may be enforced by the Administrative Agent, on behalf of the Lenders and other Secured Parties, pursuant to the terms of the Loan Documents, directly against the Investors without further action by the Borrowers, and notwithstanding any compromise of any such Capital Commitment by the Borrowers after the Closing Date.

The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a Lien in the Collateral, including without limitation the Security Agreements, the Collateral Account Pledges and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2 The Collateral Accounts; Drawdowns.

(a) The Collateral Accounts. In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties each Borrower shall require that each of its Investors wire transfer to such Borrower’s Collateral Account all monies or sums paid or to be paid by such Investors pursuant to Drawdowns. In addition, each Borrower shall promptly deposit into its respective Collateral Account any payments and monies that such Borrower receives directly from Investors as Capital Contributions.

(b) Use of the Collateral Accounts. If a Cash Control Event has occurred and is continuing, the applicable Borrower may withdraw funds from its Collateral Account only in compliance with Section 9.15. Upon the occurrence and during the continuance of a Cash Control Event, the Administrative Agent is authorized to take exclusive control of the Collateral Accounts. If the applicable Account Bank with respect to any Collateral Account ceases to be an Eligible Institution, each Borrower, as applicable, shall have sixty (60) days following notice from the Administrative Agent to move its Collateral Account to a replacement Account Bank that is an Eligible Institution. If an Account Bank terminates a Control Agreement, the applicable Borrower shall open a Collateral Account that is subject to a Control Agreement with an Account Bank within sixty (60) days of such termination or such longer period as may be reasonably approved by the Administrative Agent.

(c) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that none of the Administrative Agent, Letter of Credit Issuer, nor any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Drawdowns issued by the Borrowers. None of them shall be required to refer to the Constituent Documents of any Borrower or a Subscription Agreement, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Borrower, a Subscription Agreement or any Drawdown. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Borrower or any of the Investors. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Drawdown by any Borrower or the Investment or use of the proceeds thereof.

(d) Drawdowns and Disbursements from Collateral Accounts. The Borrowers will issue Drawdowns at such times as are necessary in order to ensure the timely payment of the Obligations hereunder in accordance with their respective Constituent Documents. Each Borrower hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, upon the occurrence and during the continuance of any Event of Default, to charge from time to time the Collateral Accounts and the Cash Collateral Account, for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Agent shall deliver a written notice of such disbursement to the applicable Borrower.

(e) No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Drawdown nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Capital Contribution.

5.3 Agreement to Deliver Additional Collateral Documents. The Borrowers shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests in the Collateral, together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted in accordance with this Section 5.

5.4 Subordination. Except as expressly set forth herein, during the continuance of a Cash Control Event, no Borrower shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Borrower, Investor or the Adviser whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”); provided that, so long as no Event of Default under Section 10.1(a), Section 10.1(h) or Section 10.1(i) has occurred and is continuing, the Adviser and its Affiliates shall be entitled to receive Management Fees and other fees due and owed from any Borrower in an aggregate amount not to exceed ten million dollars ($10,000,000) during any Cash Control Event. All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall, except as set forth herein, at all times during the continuance of a Cash Control Event be subordinated to and junior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and each Borrower agrees to take such actions as are reasonably necessary to provide for such subordination between it and any other Borrower, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims. The Adviser acknowledges and agrees that at any time an Event of Default under Section 10.1(a), Section 10.1(h) or Section 10.1(i) has occurred and is continuing, the payment of any and all Management Fees or other fees due and owing to it from any Borrower shall be subordinated to and inferior in right and payment to the Obligations in all respects.

6. CONDITIONS PRECEDENT TO LENDING.

6.1 Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder or cause the issuance of the initial Letters of Credit shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied or waived, the satisfaction of such conditions to be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (which satisfaction or waiver must occur within one (1) Business Day of the date hereof):

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower;

(b) Note. Each Note duly executed and delivered by the Initial Borrower (if required) in accordance with Section 3.1;

(c) Security Agreement. A Security Agreement, duly executed and delivered by the Initial Borrower;

(d) Collateral Account Pledges. A Collateral Account Pledge, duly executed and delivered by the Initial Borrower;

(e) Control Agreements. A Control Agreement, duly executed and delivered by the Initial Borrower;

(f) Filings.

(i) Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation of the Initial Borrower, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens and other rights of any Person in any Collateral previously granted; and

(ii) Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) reasonably satisfactory to the Administrative Agent with respect to the Collateral together with written evidence reasonably satisfactory to the Administrative Agent that the same have been filed or submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ Liens in the Collateral;

(g) Responsible Officer Certificates. A certificate from a Responsible Officer of the Initial Borrower, substantially in the form of
Exhibit K;

(h) The Initial Borrower’s Constituent Documents. True and complete copies of the Operative Documents of the Initial Borrower, together with certificates of good standing (or other similar instruments) of the Initial Borrower, in each case certified by a Responsible Officer to be correct and complete copies thereof and in effect on the date hereof and in each case satisfactory to the Administrative Agent in its reasonable discretion;

(i) Authority Documents. Certified resolutions of the Initial Borrower, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;

(j) Incumbency Certificate. From the Initial Borrower, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Initial Borrower, together with the true signatures of each such Person; the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(k) Opinions. A written opinion of counsel to the Initial Borrower in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;

(l) Investor Documents. With respect to Investors, a copy of each Investor’s duly executed Subscription Agreement, Investor Consent, if applicable, and Credit Link Document, if applicable;

(m) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including the fees and disbursements of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;

(n) ERISA Status. With respect to the Initial Borrower, either (i) a written opinion of counsel, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of the Initial Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of the Initial Borrower that the underlying assets of the Initial Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in the Initial Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(o) Collateral Accounts. Evidence that the Collateral Accounts have been established;

(p) “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that the Initial Borrower has become KYC Compliant;

(q) Interim Period. The Interim Period shall not be in effect;

(r) Beneficial Ownership Certification. The Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to the Initial Borrower if the Initial Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(s) Additional Information. Such other information and documents as may be required by the Administrative Agent and its counsel.

In addition, the Administrative Agent shall have completed to its satisfaction its due diligence review of the Borrower Parties and their management, controlling owners, systems and operations.

6.2 Conditions to all Loans and Letters of Credit. The obligation of the Lenders to advance each Borrowing (including without limitation the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit (including, without limitation, the initial Letter of Credit) hereunder is subject to the conditions precedent that:

(a) Representations and Warranties. The representations and warranties of the Borrowers set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such date; provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition; provided, further, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit, which constitutes an Event of Default or a Potential Default;

(c) Request for Borrowing/Request for Letter of Credit. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, together with a Borrowing Base Certificate;

(d) No Investor Excuses. Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge that any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents or its Subscription Agreement with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit (provided, that if the Borrowers have disclosed a potential excuse or exemption right to the Administrative Agent in writing, the excused, withdrawn or exempted portion of the applicable Investor’s Unused Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Borrowers shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor);

(e) Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the applicable Borrower;

(f) Available Commitment. After giving effect to the proposed Borrowing or issuance of Letter of Credit, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment; and

(g) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by any Borrower on or prior to the date of such Borrowing and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, including the fees and disbursements of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such Borrowing.

6.3 Addition of Qualified Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder or to cause the issuance of a Letter of Credit to a proposed Qualified Borrower is subject to the conditions that the Borrowers shall have given the Administrative Agent at least ten (10) Business Days prior written notice and each of the following:

(a) Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (i) the applicable Borrower must obtain the written consent of each Lender, not to be unreasonably withheld; (ii) such entity shall be one in which a Borrower or another Borrower owns a direct or indirect ownership interest, or through which such Borrower or another Borrower may acquire an Investment, the indebtedness of which entity can be guaranteed by the applicable Borrower under its Constituent Documents (a “Qualified Borrower”); and (iii) the provisions of this Section 6.3 shall be satisfied;

(b) Guaranty of Qualified Borrower Obligations. The applicable Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment substantially in the form of Exhibit J (the “Qualified Borrower Guaranty”), which shall be acknowledged and agreed to by the applicable Borrower, and enforceable against the applicable Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders;

(c) Qualified Borrower Promissory Note. Such Qualified Borrower shall execute and deliver a promissory note, substantially in the form of Exhibit I (a “Qualified Borrower Promissory Note”), payable to the Administrative Agent (as such note may be amended, restated, reissued, extended or modified), for the benefit of the Secured Parties in the principal amount of its related Obligations;

(d) Authorizations of Qualified Borrower. The Administrative Agent shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note, duly adopted by the Qualified Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct in all material respect, have not been altered or repealed and are in full force and effect;

(e) Incumbency Certificate. The Administrative Agent shall have received from such Qualified Borrower a signed certificate of a Responsible Officer of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(f) Opinion of Counsel to Qualified Borrowers. The Administrative Agent shall have received a written opinion of counsel for such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(g) Opinion of Counsel to the Borrower. The Administrative Agent shall have received a written opinion of counsel for the Borrowers with respect to the Qualified Borrower Guaranty, in form and substance reasonably satisfactory to the Administrative Agent;

(h) “Know Your Customer” Information and Documents. The Lenders shall have received all requested items required to make such Qualified Borrower KYC Compliant;

(i) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower on or prior to the date such Qualified Borrower becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of any related Borrowing;

(j) Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;

(k) ERISA Status. With respect to the initial advance to such Qualified Borrower only, either (i) a written opinion of counsel to such Qualified Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(l) Beneficial Ownership Certification. The Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Qualified Borrower a Beneficial Ownership Certification in relation to each Qualified Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(m) Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Qualified Borrower as may be required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.3 described above, the Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as a Qualified Borrower hereunder.

6.4 Addition of Borrowers. Upon the satisfaction of each of the following requirements in this Section 6.4, a proposed Borrower shall be designated a Borrower hereunder; provided that the Administrative Agent shall be given at least ten (10) Business Days’ prior written notice from the date clauses (j) and (l) are satisfied: provided, further, that references to Borrower in this Section 6.4 shall not include Qualified Borrowers:

(a) Approval. In order for an entity to be approved as a Borrower, the Borrower (i) must obtain the written consent of each Lender, such consent not to be unreasonably withheld and (ii) the provisions of this Section 6.4 shall be satisfied;

(b) Joinder. The Borrower shall provide to the Administrative Agent and each of the Lenders duly executed documentation substantially similar, in the reasonable discretion of the Administrative Agent, to that executed by a Borrower at the Closing Date, including but not limited to a joinder agreement to this Credit Agreement, Collateral Documents and such other Loan Documents and Filings as the Administrative Agent may reasonably request;

(c) Borrower Note. Upon the request of the Administrative Agent, such Borrower shall execute and deliver a promissory note, in the form of Exhibit B;

(d) Authorizations. The Administrative Agent shall have received from such Borrower appropriate evidence of the authorization of such Borrower approving the execution, delivery and performance of its Note, its applicable Collateral Documents and any other Loan Documents required of such Borrower, duly adopted by such Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e) Responsible Officer Certificates. A certificate from a Responsible Officer of such Borrower in the form of Exhibit K;

(f) Constituent Documents. True and complete copies of the Constituent Documents of such Borrower together with certificates of good standing (or other similar instruments) of such Borrower, in each case certified by a Responsible Officer of such Borrower to be correct and complete copies thereof and in effect on the date such Borrower becomes a Borrower hereunder and in each case satisfactory to the Administrative Agent in its sole discretion;

(g) ERISA Status. Either (i) a favorable written opinion of counsel to such Borrower addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Borrower that the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(h) Incumbency Certificate. The Administrative Agent shall have received from such Borrower a signed certificate of a Responsible Officer of such Borrower which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Person, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(i) Opinion of Counsel. The Administrative Agent shall have received a favorable written opinion of counsel for such Borrower in form and substance satisfactory to the Administrative Agent;

(j) “Know Your Customer” Information and Documents. The Lenders shall have received all requested items required to make such Borrower KYC Compliant;

(k) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by Borrower on or prior to the date such Borrower becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of any related Borrowing;

(l) Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Borrower and its respective management, controlling owners, systems and operations;

(m) Beneficial Ownership Certification. The Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Borrower a Beneficial Ownership Certification in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(n) Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Borrower as may be reasonably required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.4 described above, the proposed Borrower shall be bound by the terms and conditions of this Credit Agreement as a Borrower hereunder

7. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS.

To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Borrower hereby represents and warrants to the Administrative Agent and the Lenders (as to itself only) that:

7.1 Organization and Good Standing.

Such Borrower (a) is duly organized, formed or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, formation or incorporation, as applicable; (b) has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and (c) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2 Authorization and Power.

Such Borrower has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it, its Constituent Documents, and its Subscription Agreements. Such Borrower is duly authorized to, and has taken all partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents, and the Subscription Agreements, and is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreements.

7.3 No Conflicts or Consents.

None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents to which such Borrower is a party, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which such Borrower is subject or any judgment, license, order or permit applicable to such Borrower or any indenture, mortgage, deed of trust or other agreement or instrument to which such Borrower is a party or by which such Borrower may be bound, or to which such Borrower may be subject. No material consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by such Borrower of the Loan Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.

7.4 Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which such Borrower is a party are the legal and binding obligations of such Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5 Priority of Liens.

The Collateral Documents to which it is a party create, as security for the Obligations, valid and enforceable, perfected first priority Liens on all of the Collateral in which such Borrower has any right in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such Liens on the Collateral in which such Borrower has any right (other than Permitted Liens) shall be superior to and prior to the rights of all third parties in such Collateral (other than Permitted Liens), and, other than in connection with any future Change in Law or in the applicable Borrower’s name, identity or structure, or its jurisdiction of organization, formation or incorporation, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral in which such Borrower has any right (other than Permitted Liens).

7.6 Financial Condition.

Such Borrower has delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 8.1 and the related statement of income, in each case certified by a Responsible Officer of such Borrower to be true and correct in all material respects; such financial statements fairly present, in all material respects, the financial condition of such Borrower as of the applicable date of delivery and have been prepared in accordance with GAAP, except as provided therein. For the avoidance of doubt, such representation relating to the financial statements shall be without qualification, exception or any other statement which has the effect of modifying the opinions therein.

7.7 Full Disclosure.

There is no fact known to such Borrower that it has not disclosed to the Administrative Agent in writing which could have a Material Adverse Effect. All information heretofore furnished by such Borrower, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished will be, true and correct in all material respects on the date as of which such information is stated or deemed stated.

7.8 No Default.

No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

7.9 No Litigation.

(i) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or, to the knowledge of such Borrower threatened, against such Borrower, other than any such Proceeding that has been disclosed in writing by such Borrower to the Administrative Agent, and (ii) as of any date after the Closing Date, there are no such Proceedings pending or, to the knowledge of such Borrower threatened, against such Borrower, other than any such Proceeding that would not, if adversely determined, have a Material Adverse Effect.

7.10 Material Adverse Effect. No circumstances exist or changes to such Borrower have occurred since the date of the most recent financial statements of such Borrower delivered to the Administrative Agent which would reasonably be expected to result in a Material Adverse Effect.

7.11 Taxes.

Such Borrower has timely filed or caused to be filed all U.S. federal income and other material Tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all material U.S. federal and other Taxes required to be paid by such Borrower, except for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.

7.12 Principal Office; Jurisdiction of Formation.

As of the date hereof, (a) each of the principal office, chief executive office, and principal place of business of such Borrower is correctly listed on Schedule I, and such Borrower has been at such location since its formation; and (b) the jurisdiction of formation of such Borrower is correctly listed on Schedule I, and such Borrower is not organized under the laws of any other jurisdiction.

7.13 ERISA. Such Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. The execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Investors in accordance with the terms and conditions of this Credit Agreement, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A)-(D) of the Internal Revenue Code. Neither such Borrower nor, except as would not reasonably be expected to result in a Material Adverse Effect, any member of its Controlled Group, has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan.

7.14 Compliance with Law.

Such Borrower is, to the best of its knowledge, in compliance with all laws, rules, regulations, orders, and decrees which are applicable to it or its properties, including, without limitation, Environmental Laws and ERISA, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15 Environmental Matters. Such Borrower (a) has not received any notice or other communication or otherwise learned of any Environmental Liability which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Requirements by such Borrower or any permit issued under any Environmental Law to such Borrower; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to its knowledge, has no actual liability or, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Requirements which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16 Capital Commitments and Contributions.

All the Investors of such Borrower are set forth on Exhibit A and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Section 8.1(k)), and the true and correct Capital Commitment of each Investor of such Borrower is set forth on Exhibit A (or on any such revised Exhibit A). No Drawdowns have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent or that will be provided pursuant to Section 8.1(c). As of the date hereof, the aggregate amount of the Capital Commitments of each Investor of such Borrower is set forth on Exhibit A; and the aggregate Unused Capital Commitment that could be subject to a Drawdown is set forth on Exhibit A.

7.17 Fiscal Year.

The fiscal year of such Borrower is the calendar year.

7.18 Investor Documents.

Each Investor has executed a Subscription Agreement which has been provided to the Administrative Agent. For each Investor, the Operative Documents, its Subscription Agreement and its Investor Consent, if applicable, set forth its entire agreement regarding its Capital Commitment.

7.19 Margin Stock.

Such Borrower is not engaged and it will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, and following application of the proceeds of the Loan, not more than 25% of the value of the assets subject to the provisions of Section 9.3 will be Margin Stock. None of the Collateral consists of Margin Stock.

7.20 Investment Company Status.

Such Borrower is either: (i) an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act of 1940, as amended or (ii) not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.21 No Defenses. Such Borrower knows of no default or circumstance which with the passage of time and/or giving of notice, could constitute an event of default under its Constituent Documents, any Subscription Agreement, Investor Consent, if applicable, or Credit Link Document, except as otherwise notified to the Administrative Agent in writing, which would constitute a defense to the obligations of such Borrower’s Investors to make Capital Contributions to such Borrower pursuant to a Drawdown in accordance with the Subscription Agreements or such Borrower’s Constituent Documents, and, except as otherwise notified to the Administrative Agent in writing, has no knowledge of any claims of offset or any other claims of the Investors against such Borrower which would or could reasonably be expected to diminish or adversely affect the obligations of the Included Investors or Designated Investors to make Capital Contributions and fund Drawdowns in accordance with the Subscription Agreements, such Borrower’s Constituent Documents, the Investor Consent or any Credit Link Document.

7.22 No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in such Borrower without prior approval of such Borrower except as set forth in Section 9.5 or Section 9.7 hereof.

7.23 Sanctions. No Borrower, no Person directly or indirectly controlling a Borrower, and no Person directly or indirectly controlled by a Borrower, (a) is a Sanctioned Entity, (b) is controlled by or is acting on behalf of a Sanctioned Entity, (c) to each Borrower’s knowledge is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions, or (d) will fund any repayment of the credit with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this agreement to be in breach of any Sanctions. To each Borrower’s knowledge, no Investor is a Sanctioned Entity.

7.24 Insider. No Borrower is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

7.25 No Brokers.7.26 Such Borrower has not dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.

7.26 Investors. The Borrowing Base Certificate most recently delivered to the Administrative Agent, as it may be updated in writing from time to time by the Borrowers, is true and correct in all material respects (subject to any Transfer of an Investor’s Subscribed Interest not yet reported, as permitted by Section 9.5).

7.27 Organizational Structure. As of the date hereof, the organizational structure of the Initial Borrower and its Affiliates is depicted on Schedule III. As of the date hereof, there are no Affiliates of the Initial Borrower that have not been disclosed to Administrative Agent on Schedule III.

7.28 Financial Condition.

The Borrowers taken as a whole are Solvent.

8. AFFIRMATIVE COVENANTS OF THE BORROWERS.

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents (other than contingent obligations for which no claim has yet been made), each Borrower agrees that as to itself only:

8.1 Financial Statements, Reports and Notices.

Such Borrower shall deliver, or cause to be delivered, to the Administrative Agent sufficient copies for each Lender of the following:

(a) Financial Reports.

(i) Annual Reports. As soon as available, but no later than ninety (90) days after the end of the fiscal year of such Borrower, the audited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of such Borrower as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Borrower on a consolidated basis in accordance with GAAP consistently applied.

(ii) Quarterly Reports. As soon as available, but no later than sixty (60) days after the end of each of the first three fiscal quarters of such Borrower, the unaudited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of such Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer of such Borrower as presenting fairly in all material respects the financial condition and results of operations of such Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (other than explanatory footnotes, if any).

(iii) For the avoidance of doubt, such Borrower shall deliver financial reports commencing with the fiscal year ending December 31, 2021.

(b) Compliance Certificate. As soon as available, but no later than the date any financial statement is due pursuant to Section 8.1(a), a compliance certificate substantially in the form of Exhibit L (the “Compliance Certificate”), certified by a Responsible Officer of such Borrower to be true and correct in all material respects, (i) stating whether any Event of Default or, to the Responsible Officer’s knowledge, any Potential Default exists and is continuing; (ii) stating, to the Responsible Officer’s knowledge, whether such Borrower are in compliance with the Debt Limitations contained in Section 9.9 and containing the calculations evidencing such compliance; (iii) stating, to the Responsible Officer’s knowledge, that no Exclusion Event has occurred with respect to any Included Investor or Designated Investor (that has not previously been disclosed to the Administrative Agent in writing); (iv) reporting the most recently determined Per Share NAV with respect to the Common Shares of each Borrower; (v) setting forth the aggregate Unused Capital Commitments of the Investors and, separately, the aggregate Unused Capital Commitments of the Included Investors and Designated Investors and the calculations for the Available Commitment as of the date of delivery of such Compliance Certificate; (vi) reporting all Transfers of any Investor’s Subscribed Interest that occurred within the prior fiscal quarter; and (vii) setting forth all Transfers of an Investor’s Subscribed Interest for which such Borrower did not comply with the Prior Notice Requirement and calculating the aggregate amount of such Transfers on a cumulative basis as a percentage of the total aggregate Capital Commitments of Investors in the Borrower.

(c) Drawdowns. (i) Within three (3) Business Days after the issuance of each Drawdown Notice, the Borrowers shall notify the Administrative Agent of the making of such Drawdown and shall provide information as to the timing and amount of such Drawdown to the extent available along with a copy of the Drawdown Notice form delivered to the Investors, together with a schedule of amounts called from each Investor, provided that upon the request of the Administrative Agent, Borrowers shall deliver copies of the actual Drawdown Notices to the Administrative Agent; and (ii) a report of all Investors failing to fund their Capital Contributions, delivered every ten (10) Business Days beginning (A) with respect to Specified Excluded Investors, on the thirtieth (30th) day following the date when such Capital Contributions are initially due pursuant to the related Drawdown (for purposes of this clause (ii), the “Due Date”) and (B) with respect to any other Investor, on the eleventh (11th) Business Day following the Due Date, and, in each case, ending once all Investors have funded their Capital Contributions.

(d) Notice of Default. Within two (2) Business Days after a Responsible Officer of such Borrower obtains knowledge of an Event of Default and within five (5) Business Days after a Responsible Officer of such Borrower obtains knowledge of a Potential Default, such Borrower shall furnish to the Administrative Agent a written notice specifying the nature and period of existence thereof and the action which such Borrower is taking or proposes to take with respect thereto.

(e) Notice of Certain Withdrawals. Promptly, but no later than three (3) Business Days following receipt thereof, a notification that such Borrower has received a notice of withdrawal of all or a portion of an Included Investor’s or Designated Investor’s Subscribed Interest.

(f) Investor Events. Promptly upon becoming aware of any of the following events, but in any event within three (3) Business Days, a certificate notifying the Administrative Agent if: (i) there has been any decline in the Rating of any Included Investor or Designated Investor (or its Credit Provider, Sponsor or Responsible Party) whether or not such change results in an Exclusion Event; or (ii) there has been a change in the name or notice information of any Investor.

(g) [Reserved].

(h) Notice of Key Person Event. Promptly after the occurrence of: (i) a Key Person Event under clause (i) or clause (ii) of the definition Key Person Event in the Subscription Agreement; or (ii) the event described in clause (iii) of the definition Key Person Event in the Subscription Agreement without taking into account the running of the sixty-day period described therein; Borrowers will deliver notice thereof to Administrative Agent.

(i) Notice of Change in Per Share NAV. Promptly after the determination by the Board of Directors of any change to the Per Share NAV of any Borrower (other than with respect to any quarterly determination of the Per Share NAV by the Board of Directors, which will be provided to the Administrative Agent in each Compliance Certificate delivered pursuant to Section 8.1(b)), notice of the amount of the Per Share NAV.

(j) ERISA Certification. (i) If such Borrower provided a certificate of a Responsible Officer pursuant to Section 6.1(n)(ii), Section 6.3(k)(ii) or Section 6.4(g)(ii), prior to admitting one or more ERISA Investors which would result in twenty-five percent (25%) or more of the total value of any class of equity interests in such Borrower being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Borrower shall deliver a written opinion of counsel addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); and (ii) with respect to such Borrower, for so long as it has any ERISA Investors, it shall provide to the Administrative Agent, no later than sixty (60) days after the first day of each Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of its fiscal year in the case of clause (2) below, a certificate signed by a Responsible Officer that (1) such Borrower has remained and still is an Operating Company or (2) the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.

(k) Borrowing Base Certificate. Such Borrower will provide an updated Borrowing Base Certificate certified by a Responsible Officer of such Borrower to be true and correct in all material respects (provided that in no event shall such Borrowing Base Certificate be deemed not to be true and correct in all material respects as a result of the failure of such certificate to reflect any Transfer of an Investor’s Subscribed Interest not yet reported, as permitted by Section 9.5) setting forth a calculation of the Available Commitment in reasonable detail at each of the following times: (i) concurrently with the delivery of the annual and quarterly financial statements referred to in Section 8.1(a); (ii) in connection with any new Borrowing or request for a Letter of Credit; (iii) within three (3) Business Days following the issuance of any Drawdown Notices to the Investors together with the form of such Drawdown Notices in accordance within Section 8.1(c); and (iv) within two (2) Business Days after a Responsible Officer of such Borrower obtains actual knowledge of the occurrence of the following events: (A) any Exclusion Event or (B) a Transfer of any Included Investor’s or Designated Investor’s Capital Commitment; (v) within five (5) Business Days after a Responsible Officer of such Borrower obtains actual knowledge of the occurrence of any other event that reduces the Available Commitment; and (vi) within ten (10) Business Days of any Permitted Excluded Commitment.

(l) Other Reporting. Simultaneously with the delivery to Investors generally, copies of all other material financial statements and notices, and other written materials at any time or from time to time furnished to such Investors.

(m) New Investors or Amended Investor Documents. Within five (5) Business Days of execution thereof, copies of the Subscription Agreement of any new Investor or written evidence of an increase in the Capital Commitment of any Investor.

(n) Notice of Material Adverse Effect. Such Borrower shall, promptly upon receipt of knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect.

(o) Notice of Certain Changes to Beneficial Ownership Certification. With respect to any Borrower that is a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall promptly (a) give notice to the Lenders of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly deliver an updated Beneficial Ownership Certification to the Lenders or (b) to the extent such Borrower becomes a “legal entity customer” after the Closing Date, such Borrower shall deliver a Beneficial Ownership Certification.

(p) Transfer Documents. Within thirty (30) days of execution thereof, copies of any transfer documentation of any Investor.

(q) Other Information. Such other information concerning the business, properties, or financial condition of such Borrower as the Administrative Agent shall reasonably request, including any information and documentation as is requested by the Lenders so that such Borrower remains KYC Compliant.

Notwithstanding the foregoing, the obligations in Section 8.1(a) may be satisfied with respect to financial information of the Borrowers by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrowers filed with the SEC within the applicable time periods required by applicable law and regulations. Documents required to be delivered pursuant to Section 8.1(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrowers notify Administrative Agent, via electronic mail (or another method of written notice as agreed by Administrative Agent) (i) that a Borrower has posted such documents, or provided a link thereto on such Borrower’s website, or (ii) that such documents have been posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access.

8.2 Payment of Obligations.

Such Borrower shall pay and discharge all Indebtedness and other obligations before any such obligation becomes delinquent, if in the case of Indebtedness such failure could reasonably be expected to result in a default in excess of the Threshold Amount; provided, that such Borrower shall not be required to pay any Taxes if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.

8.3 Maintenance of Existence and Rights. Such Borrower shall preserve and maintain its existence. Such Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.

8.4 Operations and Properties. Such Borrower shall, to the maximum extent permitted by Applicable Law, act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments so as not to cause a Material Adverse Effect with respect to Borrowers. Such Borrower shall keep in good working order and condition, ordinary wear and tear accepted, all of its assets and properties which are necessary to the conduct of its business so as not to cause a Material Adverse Effect with respect to Borrowers.

8.5 Books and Records; Access; Principal Office.

Following five (5) Business Days prior written notice, such Borrower shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Borrower and relating to its affairs, and to inspect any of the properties of such Borrower and to discuss its affairs, finances and condition with its officers; accountants; provided, however, that, so long as no Event of Default or Potential Default exists in either case with respect to such Borrower, any such inspection shall be conducted by the Administrative Agent on behalf of the Lenders and shall be conducted not more than one time during any 12-month period and only if the Administrative Agent has a reasonable basis for the concerns such inspection is intended to address.

8.6 Compliance with Law.

Such Borrower shall comply with all Applicable Laws and all orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA, and maintain in full force and effect all Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7 [Reserved].

8.8 Authorizations and Approvals. Such Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Borrower to comply with its obligations hereunder, under the other Loan Documents and its Constituent Documents and to conduct its business in the customary fashion.

8.9 Maintenance of Liens. Such Borrower shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may deem necessary in order to perfect and maintain the Secured Parties’ first priority security interests in (and Liens on) the Collateral (subject only to Permitted Liens) and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens.

8.10 Further Assurances. Such Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, deem necessary or desirable in connection with this Credit Agreement or any of the other Loan Documents, the obligations of such Borrower hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

8.11 Maintenance of Independence. Such Borrower shall at all times (i) conduct and present itself as a separate entity and maintain all business organization formalities, (ii) maintain separate books and records, (iii) conduct all transactions with Affiliates in accordance with Law and with its Constituent Documents and, except as expressly permitted in its Constituent Documents, on an arm’s length basis, and (iv) not commingle its funds in the Collateral Accounts with funds of other Persons, including Affiliates, except for related Capital Contributions deposited directly or indirectly into the related Collateral Account.

8.12 Taxes.

Such Borrower shall timely file all U.S. federal and other material Tax returns, information statements and reports required be filed and shall timely pay all material U.S. federal and other Taxes required to be paid by such Borrower, except for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.

8.13 Compliance with Constituent Documents.

Such Borrower shall comply with all material provisions of its Constituent Documents.

8.14 Investor Default.

At all times when an Event of Default has occurred and is continuing and any Investor has failed to fund any Capital Contribution when due or otherwise defaulted on any of its obligations to such Borrower, then such Borrower shall exercise its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders.

8.15 Collateral Account.

Such Borrower shall ensure that, at all times, the Administrative Agent shall have electronic monitoring access to its Collateral Account, unless otherwise agreed by the Administrative Agent in its sole discretion.

8.16 Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Each Borrower, each Person directly or indirectly controlling a Borrower, and each Person directly or indirectly controlled by a Borrower shall, (a) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Money Laundering and Anti-Corruption Laws, (b) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Investor and the origin of the assets used by such Investor to purchase the property in question, and shall maintain sufficient information to identify the applicable Investor for purposes of Anti-Money Laundering Laws, (c) ensure it does not use any of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, and (d) ensure it does not fund any repayment of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

8.17 Solvency.

The financial condition of the Borrowers, taken as a whole, shall be such that such Person is Solvent.

8.18 Compliance with Sanctions. No Borrower, no Person directly or indirectly controlling a Borrower, and no Person directly or indirectly controlled by a Borrower, in each case directly or, to such Borrower’s knowledge, indirectly, will use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Entity, or (ii) in any manner, in each case, that would violate Sanctions or would otherwise cause a Lender to be in breach of any Sanctions. Each Borrower shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. A Borrower will notify the Lender and Administrative Agent in writing not more than three (3) Business Days after becoming aware of any breach of Section 7.23, Section 8.16, or this Section 8.18.

9. NEGATIVE COVENANTS. So long as the Lenders have any commitment to lend or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than contingent obligations for which no claim has yet been made), each Borrower agrees that as to itself only:

9.1 Borrower Information.

Such Borrower shall not change its name, jurisdiction of formation, principal office, chief executive office and/or principal place of business without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

9.2 Mergers, Etc. Such Borrower shall not take any action (a) to merge, divide or consolidate with or into any Person, unless such Borrower is the surviving entity or is merged with or consolidated into another Borrower, or, in the case of a division, the Person resulting from such division is or thereupon becomes a Credit Party, or (b) that will dissolve, liquidate or terminate such Borrower.

9.3 Limitation on Liens.

Such Borrower shall not create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the Liens created by the Loan Documents) upon the Collateral, other than Permitted Liens.

9.4 Accounting Method.

Such Borrower shall not change its method of accounting without prior written notice to the Administrative Agent, unless otherwise required to do so by the Internal Revenue Code or GAAP (and if so required such Borrower shall promptly notify the Administrative Agent in writing of such change).

9.5 Transfer of Subscribed Interests; Admission of Investors.

(a) Transfers of Investor Interests. Such Borrower shall not permit any Transfer by an Included Investor or a Designated Investor of its Subscribed Interest unless explicitly permitted pursuant to this Section 9.5. Such Borrower shall notify the Administrative Agent of any Transfer by any Included Investor or Designated Investor of all or a portion of any Subscribed Interest in such Borrower at least five (5) Business Days before the proposed Transfer

(the “Prior Notice Requirement”), and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any executed assignment agreement and other documentation delivered to, or required of such Investor by such Borrower, provided, that, no breach of the foregoing shall occur with respect to any such Transfers for which such Borrower failed to comply with the Prior Notice Requirement, so long as (i) such Borrower provides written notice to the Administrative Agent of such Transfer within thirty (30) days thereof, together with executed assignment agreements and/or other transfer documentation and (ii) Transfers by Investors for which such Borrower failed to comply with the Prior Notice Requirement do not, in the aggregate and on a cumulative basis, exceed five percent (5%) of the total Capital Commitments of the Investors in the Borrowers and provided, further that nothing herein shall limit such Borrower’s obligations to comply with Section 9.5(c). Upon notice of any Transfer by an Included Investor or Designated Investor of all or a portion of its Subscribed Interest permitted hereunder, each transferee will be considered for Included Investor or Designated Investor status, provided that in order for a new Investor to be deemed to be an Included Investor or a Designated Investor, such new Investor must satisfy the criteria therefor as set out in this Credit Agreement. If the Transfer of a Subscribed Interest to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b) (due to the transferee not being designated as an Included Investor or a Designated Investor or otherwise), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of the Transfer and such prepayment shall be subject to Section 4.5. Subject to compliance with the preceding sentence and Section 9.5(c) and Section 9.5(d), any assignment by an Included Investor or Designated Investor shall be permitted. Any Transfer of any Subscribed Interest in any Borrower by any Excluded Investor to any other Person shall be permitted without the consent of the Administrative Agent or Lenders, subject to compliance with Section 9.5(c) and Section 9.5(d).

(b) Transfers of Common Shares. Transfers of Common Shares by Investors shall be permitted in accordance with the terms of the Operative Documents and such Investor’s Subscription Agreement without the consent of any Secured Party.

(c) Transfers of Affiliated Investor Interests. Such Borrower shall not permit any Transfer by an Affiliated Investor of its Subscribed Interest without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). Such Borrowers shall notify the Administrative Agent of any Transfer by any Affiliated Investor of all or a portion of any Subscribed Interest in such Borrower at least five (5) Business Days before the proposed Transfer, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any executed assignment agreement and other documentation delivered to, or required of such Investor by such Borrower. Notwithstanding the foregoing no consent shall be required if the Transfer by such Affiliated Investor is (a) made to (i) an Affiliate of such Affiliated Investor or (ii) a family-related entity or trust established by such Affiliated Investor and (b) otherwise complies with this Section 9.5.

(d) Sanctions Compliance. Any admission of an assignee of a Subscribed Interest in such Borrower or as a substitute Investor and any admission of a Person as a new Investor of such Borrower, shall be subject to such Person, to such Borrower’s knowledge, not violating Sanctions and being KYC Compliant.

9.6 Constituent Documents.

Except as hereinafter provided (x) the Initial Borrower shall not alter, amend, modify, terminate, or change any provision of the Operative Documents (other than the Memorandum or a Subscription Agreement, in each case to the extent such alteration, amendment, modification, termination, or change does not result in a Material Amendment to a Subscription Agreement), and (y) no other Borrower shall alter, amend, modify, terminate, or change any provision of its Constituent Documents or any Subscription Agreement (in each case under clause (x) or clause (y), a “Proposed Amendment”) if such Proposed Amendment would (a) affect such Borrower’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Drawdowns, Capital Contributions, Capital Commitments, Unused Capital Commitments or any other Collateral or any time period applicable thereto in a manner adverse to the Secured Parties, (b) except as permitted under this Credit Agreement, suspend, reduce or terminate any Investor’s Unused Capital Commitments or obligation to fund Drawdowns, (c) increase the maximum amount of leverage that may be incurred by such Borrower regardless of whether any change is implemented as a result of a change in law or by an amendment to the Operative Documents (and for the avoidance of doubt, any change to the maximum amount of leverage that may be incurred that is implemented through the vote of the Investors or approval of the Board of Directors of such Borrower shall be deemed an amendment for purposes of this Section 9.6) or (d) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”). With respect to any Proposed Amendment, such Borrower shall deliver written notice to the Administrative Agent of such proposal; provided that, this clause shall be satisfied upon the Administrative Agent obtaining actual knowledge of the filing of any such Proposed Amendment with the U.S. Securities and Exchange Commission. The Administrative Agent shall within two (2) Business Days of the date on which it has received such notification in accordance with Section 12.6 or the date the Administrative Agent obtains knowledge thereof following any filing with the U.S. Securities and Exchange Commission, determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall promptly notify such Borrower of its determination. If a Borrower provides written notice that it deems such Proposed Amendment to be a Material Amendment, the aforementioned two (2) Business Day period shall be deemed waived by the Administrative Agent, and the Administrative Agent shall seek the approval of the Required Lenders as provided in this paragraph. In the event that the Administrative Agent determines that such Proposed Amendment is a Material Amendment (or a Borrower provides written notice that it deems such Proposed Amendment to be a Material Amendment), the approval of the Required Lenders and Administrative Agent shall be required (unless the approval of all Lenders is otherwise required hereunder), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Borrower. The Lenders shall, within five (5) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof. In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, such Borrower may make such amendment without the consent of any Lender. Each Borrower may, without the consent of the Administrative Agent or the Lenders, amend its Constituent Documents: (x) to admit new Investors to the extent permitted by, and in accordance with, this Credit Agreement; and (y) to reflect transfers of Common Shares or Subscribed Interests in the

Borrowers permitted by, and in accordance with, this Credit Agreement; provided that, in each case, such Borrower shall promptly provide prior written notice to the Administrative Agent of any such amendment. Further, in the event any Constituent Document of any Borrower or any Subscription Agreement is altered, amended, modified or terminated in any respect whatsoever, such Borrower shall promptly provide the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto. No Borrower shall enter into any side letter with an Investor with respect to such Investor’s rights or obligations under its Subscription Agreement or such Borrower’s Constituent Documents without the prior written consent of the Administrative Agent.

9.7 Limitation on Investor Withdrawals.

No Borrower shall permit any Investor to withdraw its Subscribed Interest in any Borrower without the prior written consent of all of the Lenders, other than in connection with a Transfer permitted in accordance with Section 9.5; provided however, so long as no Event of Default or Potential Default has occurred and is continuing, the Borrowers in their discretion may permit any Platform Investor or HNW Investor that is classified as an Excluded Investor prior to withdrawing, to withdraw its interest, so long as, at the time of such withdrawal, the aggregate Capital Commitments of all Platform Investors and such HNW Investors withdrawn pursuant to this Section 9.7, plus any Capital Commitments an Investor is relieved from pursuant to Section 9.10, do not exceed, on a cumulative basis, two percent (2%) of the aggregate Capital Commitments of all Investors; provided that if such withdrawal would result in a mandatory prepayment pursuant to Section 3.5(b), such mandatory prepayment shall first be calculated and paid to the Lenders prior to such withdrawal and such prepayment shall be subject to Section 4.5.

9.8 Transfers of Capital Commitments.

No Borrower shall cause Capital Contributions to be made to any Affiliate or to any other Person that is not a Borrower or directly to any Investment.

9.9 Limitation on Indebtedness.

No Borrower shall incur Indebtedness which does not fully comply with the requirements and limitations set forth in its Constituent Documents (the “Debt Limitations”).

9.10 Capital Commitments.

Such Borrower shall not: (i) cancel, reduce, excuse, or abate the Capital Commitment of any Investor without the prior written consent of all of the Lenders which may be withheld in their sole discretion or (ii) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular Investment of such Borrower), provided, however, such Borrower may in its discretion (A) treat any Investor as an Excused Shareholder in accordance with the Limited Exclusion Rights under its Subscription Agreement with respect to any Investment, but not with respect to any Drawdown for repayment of the Obligations, with prior written notice to Administrative Agent and (B) so long as no Event of Default or Potential Default in either case has occurred and is continuing, give any relief to any Platform Investor or HNW Investor that is classified as an Excluded Investor prior to granting such relief, that would otherwise be prohibited pursuant to clauses (i) or (ii) of this Section 9.10 so long as, at the time of such relief, the aggregate Capital Commitments with respect to which relief has been granted pursuant to this clause (B) plus the aggregate Capital Commitments of Investors withdrawn pursuant to Section 9.7 do not exceed, on a cumulative basis, two percent (2%) of the aggregate Capital Commitments of all Investors (collectively, the “Permitted Excluded Commitments”); provided that if such relief would result in a mandatory prepayment pursuant to Section 3.5(b), such mandatory prepayment shall first be calculated and paid to the Lenders prior to granting relief of such Capital Commitments and such prepayment shall be subject to Section 4.5.

9.11 Drawdowns. Except as provided in its Constituent Documents, such Borrower shall not make any contractual or other agreement with any Person which shall restrict, limit, penalize or control its ability to make Drawdowns or the timing thereof.

9.12 ERISA Compliance. No Borrower nor, except as would not reasonably be expected to result in a Material Adverse Effect, a member of a Borrower’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan. No Borrower shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of such Borrower to be deemed Plan Assets. No Borrower shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.

9.13 Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise could not reasonably be expected to result in a Material Adverse Effect, such Borrower shall not: (a) cause or permit any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any real property of such Borrower in material violation of an Environmental Law; or (b) permit any real property of such Borrower to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of an Environmental Law.

9.14 Limitations on Distributions. Such Borrower shall not make, pay or declare any Distribution (as defined below) (a) at any time except as permitted pursuant to its Constituent Documents or (b) at any time during the existence of a Cash Control Event, in each of the foregoing cases, other than Permitted Distributions, provided, that, no Permitted Distributions may be made from any Collateral Account during an Event of Default under Section 10.1(a), Section 10.1(h), Section 10.1(i) or an Event of Default that has resulted in acceleration of the maturity of the Obligations hereunder. Except as set forth in the previous sentence, Permitted Distributions may be made from any Collateral Account during a Cash Control Event if such amounts being distributed (i) were in the Collateral Account prior to the occurrence of the Cash Control Event (and such amounts are not proceeds of a call that triggered a mandatory prepayment hereunder) or (ii) were deposited into such Collateral Account pursuant to a Drawdown made after the occurrence of the Cash Control Event and the amount of such Drawdown (x) was less than two percent (2%) of the Initial Borrower’s assets and (y) did not trigger a mandatory prepayment hereunder. “Distribution” means any distributions (whether or not in cash) on account of any Subscribed Interest or other equity interest in such Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such Subscribed Interest or other equity interest.

9.15 Limitation on Withdrawals of Funds.

Such Borrower shall not make or cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing, other than withdrawals for the purpose of repaying Obligations (unless at the time of the withdrawal, outstanding Principal Obligations consist only of Letter of Credit Obligations which are Cash Collateralized) and except as permitted by Section 9.14 hereof.

9.16 Exchange Listing. Such Borrower shall not take any action which could result in the Exchange Listing occurring prior to the Maturity Date.

9.17 Transactions with Affiliates.

Such Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or make any contribution towards, or reimbursement for, any Taxes payable by any Person or any of its Subsidiaries in respect of income of such Borrower, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties. For the avoidance of doubt, nothing contained in this Section 9.17 shall prevent such Borrower from paying fees and expenses to the Adviser pursuant to its Constituent Documents.

9.18 Collateral Accounts.

Such Borrower shall not direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investors pursuant to any Drawdown to be deposited, credited or otherwise included in any account other than a Collateral Account. Such Borrower shall not deposit or otherwise credit to the Collateral Accounts cash or cash proceeds other than Capital Contributions.

10. EVENTS OF DEFAULT.

10.1 Events of Default. An “Event of Default” shall exist if any one or more of the following events shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) the Borrowers shall fail to pay when due any principal of the Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) the Borrowers shall fail to pay when due any interest on the Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, including, without limitation, payment of cash for deposit as Cash Collateral under Section 2.9(h), and such failure under this clause (ii) shall continue for three (3) Business Days;

(b) any representation or warranty made or deemed made by or on behalf of the Borrowers (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Borrowers (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Borrowers or (ii) a Responsible Officer of a Borrower obtains actual knowledge thereof;

(c) default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 5.2(a), 8.1, and Sections 9.1 through 9.18) by the Borrowers; or (ii) the covenants or agreements of the Borrowers contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Borrower obtains actual knowledge thereof;

(d) default shall occur in the performance of any of the covenants or agreements of any Borrower contained in Section 3.5(b), 5.2(a), or any one of Sections 9.1 through 9.18;

(e) default shall occur in the performance of Section 8.1 and such default shall continue uncured for three (3) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Borrower obtains actual knowledge thereof;

(f) other than in compliance with the explicit provisions of the Loan Documents, any of the Loan Documents executed by the Borrowers shall: (i) cease, in whole or in part, to be legal, valid and binding agreements enforceable against the Borrowers, as the case may be, in accordance with the terms thereof; (ii) in any way be terminated (other than in accordance with their terms) or become or be declared ineffective or inoperative; or (iii) in any way whatsoever cease to give or provide the respective first priority Liens (other than Permitted Liens), security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby in a material portion of the Collateral, in each case, other than as a result of the Administrative Agent’s gross negligence or willful misconduct; provided that if any of the events set forth in the foregoing clauses (i), (ii) and (iii) occurs as a result of a change in any Applicable Law, the Borrowers shall have fifteen (15) days from the date hereof to cure the default arising under this Section 10.1(f) to the reasonable satisfaction of the Administrative Agent;

(g) default shall occur with respect to the payment of any Indebtedness of the Borrowers in an amount equal to or in excess of the Threshold Amount or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and in either case shall not be promptly paid or extended;

(h) any Borrower or the Adviser shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Borrower or the Adviser, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Borrower or the Adviser, or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue undismissed or unstayed and in effect for a period of sixty (60) days;

(j) any final non-appealable judgment(s) for the payment of money equal to or in excess of the Threshold Amount in the aggregate shall be rendered against any Borrower alone or against one or more of the Borrowers and such judgment shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the Threshold Amount or unless it is being appealed and such Borrower has posted a bond or cash collateral;

(k) the issuance to any Borrower or a reasonable basis exists for the issuance to any Borrower of any administrative order by any Governmental Authority under any Environmental Law, or the issuance to any Borrower of any injunctive order by any court under any Environmental Law, which, in the Administrative Agent’s reasonable judgment, will result in a Material Adverse Effect and such order remains undischarged for sixty (60) days;

(l) one (1) or more Investors having Capital Commitments aggregating fifteen percent (15%) or greater of the total Capital Commitments of Investors in the Borrowers shall default in their obligation to fund any Drawdowns (on a cumulative basis) when due and (i) with respect to any Investor other than a Specified Excluded Investor, such failure shall not be cured within ten (10) Business Days, and (ii) with respect to any Specified Excluded Investor, such failure is not cured within thirty (30) days; provided that, if such Investor (x) is a Platform Investor, (y) is classified as an Included Investor or Designated Investor on the date such Investor defaulted on its obligation to fund any Drawdown and (z) subsequently becomes a Specified Excluded Investor as a result of such default, the defaulted portion of such Drawdown shall not count towards the fifteen percent (15%) threshold above until the thirty-first (31st) day following the date when the related Capital Contribution is initially due pursuant to the related Drawdown; provided further that, notwithstanding anything herein to the contrary, Permitted Excluded Commitments shall not count towards the calculation of the fifteen percent (15%) threshold;

(m) any Borrower, the Adviser or any Affiliated Investor fails to fund any Drawdown when due and such failure shall not be cured within five (5) Business Days (without regard to any cure or notice periods contained in the applicable Subscription Agreement);

(n) any Borrower or its Affiliated Investors shall repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions to the capital of the Borrowers pursuant to a Drawdown or shall otherwise disaffirm any material provision of the Operative Documents or its Subscription Agreement, as applicable;

(o) the Investment Advisory Agreement shall cease to be in full force and effect or the Adviser resigns or is removed from its role thereunder and a successor Adviser acceptable to one hundred percent (100%) of the Lenders in their sole discretion is not appointed within ten (10) days; or

(p) the Administration Agreement shall cease to be in full force and effect or the Adviser resigns or is removed from its role as the “Administrator” thereunder and a successor Administrator acceptable to one hundred percent (100%) of the Lenders in their sole discretion is not appointed within ten (10) days.

10.2 Remedies Upon Event of Default.

(a) Remedies. If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the liability to fund the Letter of Credit Liability pursuant to Section 2.9), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrowers hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) in compliance with Section 10.2(b), exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 and the Collateral Documents, including, but not limited to, the initiation of Drawdowns of the Unused Capital Commitments; (v) suspend the obligation of the Lenders to maintain RFR Loans or Eurocurrency Rate Loans and (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuer to issue Letters of Credit shall automatically terminate and the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrowers hereby expressly waives. Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, in no event shall the Administrative Agent (or any Secured Party) be permitted to require an Investor to fund its Capital Contribution other than to the applicable Collateral Account.

(b) Actions with Respect to the Collateral. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Borrower, at any time or from time to time during the existence and continuance of an Event of Default, and, except as provided in Section 10.2(d), only after a Trigger Event has occurred, to: (i) initiate one or more Drawdowns in order to pay the Obligations then due and owing, (ii) notify the Investors to make all payments in connection with any Drawdown directly to the Administrative Agent on behalf of the Secured Parties or to an account other than the Collateral Accounts (provided, that, no ERISA Investor shall be required to fund its Capital Contributions other than to the applicable Collateral Account), (iii) take or bring in any Borrower’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Capital Commitments, (iv) complete any contract or agreement of any Borrower in any way related to payment of any of the Capital Commitments, (v) make allowances or adjustments related to the Capital Commitments, (vi) compromise any claims related to the Capital Commitments, (vii) issue credit in its own name or the name of any Borrower; or (viii) exercise any other right, privilege, power, or remedy provided to any Borrower under its respective Constituent Documents and the Subscription Agreements with respect to the Capital Commitments. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Drawdowns or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code. The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 10.2(b) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ obligations hereunder. Notwithstanding the foregoing or anything else in this Credit Agreement or any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default that can be cured by issuing a Drawdown, so long as no other Event of Default shall have occurred and be continuing, prior to the Administrative Agent initiating any Drawdown, the Administrative Agent shall give the Borrowers two (2) Business Days’ written notice of its intention to exercise such remedy, provided that no such notice is required to the extent the Event of Default arises from the failure of the Borrowers to issue Drawdowns or make a payment following a Drawdown, in each case, that is required to be made herein. If the Borrowers shall issue a Drawdown in an amount sufficient to cure such Event of Default at any time prior to or within such two (2) Business Day period, the Administrative Agent shall be prohibited from initiating any Drawdown until the fifteenth (15th) Business Day following such two (2) Business Day period (the “Standstill Period”). For the avoidance of doubt, the Standstill Period shall run concurrently with the twenty (20) Business Day cure period provided for in clause (a) of the definition of “Trigger Event” and the Standstill Period shall not restrict the Administrative Agent’s or any Secured Party’s rights to exercise any other remedies set forth in this Section 10.2.

(c) Drawdowns by Borrowers. Upon the occurrence of a Specified Default, the Administrative Agent shall give written notice of the same to the Borrowers (a “Specified Event Notice”) and the Borrowers shall issue, within five (5) Business Days after such Specified Event Notice, Drawdowns in the aggregate amount required to cure such Specified Default. After a Trigger Event has occurred, the Borrowers shall be authorized to issue Drawdowns only with the consent of the Administrative Agent in its sole discretion.

(d) Rights upon Bankruptcy Events of Default. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of an Event of Default under Section 10.1(h) or Section 10.1(i), the Administrative Agent shall have the right to: (i) issue Drawdowns pursuant to the collateral assignment of rights under the Security Agreements, such Drawdowns may be executed by the Administrative Agent as assignee and subscription agent under the Security Agreement; and (ii) exercise any other remedies available under the Loan Documents, including, without limitation, with respect to the Investors under the Security Agreements. For the avoidance of doubt, the Standstill Period shall not apply to any of the Administrative Agent’s or any Secured Party’s rights to exercise any remedies set forth in the Credit Agreement or any other Loan Document at any time following an Event of Default under Section 10.1(h) or Section 10.1(i).

10.3 Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, the Letter of Credit Issuer or any of their respective Affiliates, irrespective of whether or not such Lender, the Letter of Credit Issuer or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender, the Letter of Credit Issuer or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4 Performance by the Administrative Agent.

Upon the occurrence and during the continuance of an Event of Default, should any Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents relating to the Collateral, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Borrowers, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Borrower, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Borrower, or any related Person.

10.5 Good Faith Duty to Cooperate.

In the event that the Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default, the Borrowers agree to cooperate in good faith with the Administrative Agent to enable the Administrative Agent to issue Drawdown Notices and enforce the payment thereof by the Investors, including but not limited to providing contact information for each Investor within two (2) Business Days of request.

11. AGENCY PROVISIONS.

11.1 Appointment and Authorization of Agents.

(a) Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly set forth herein, the provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Borrowers, any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Borrowers in Section 11.10).

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent (without any further consent of the Secured Parties), at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit and payment in full of all of the Obligations (other than contingent obligations for which no claim has yet been made), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2 Delegation of Duties.

 Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3 Exculpatory Provisions. No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of the Borrower Party to perform its obligations hereunder or thereunder. In each case in the absence of gross negligence or willful misconduct, no Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender

or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to Borrowers or the Letter of Credit Issuer causes Letters of Credit to be issued or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4 Reliance on Communications.

The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6 Non-Reliance on Agents and Other Lenders.

Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of any Borrower Party which may come into the possession of any Agent-Related Person.

11.7 Indemnification.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting any obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8 Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9 Successor Agents.

(a) Resignation of Administrative Agent.

(i) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(iv) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 11.9 shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

(v) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 11.9 shall also constitute its resignation as Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender; and (b) the retiring Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The retiring Swingline Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Swingline Lender.

(b) Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

11.10 Reliance by the Borrowers.

The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrowers, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. The Borrowers shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Agent until the Borrowers shall have received written notification satisfactory to them of the appointment of such successor.

11.11 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12 Erroneous Payments.

(a) Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which notice shall be conclusive absent manifest error) such Lender, any other Secured Party or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Secured Party or other Person (each such recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”) then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that, nothing in this Section 11.12 shall require the Administrative Agent to provide any of the notices specified in clause (i) or (ii) of this Section 11.12(a). Each Payment Recipient agrees that it shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting Section 11.12(a), each Payment Recipient agrees that, in the case of clause (ii) of Section 11.12(a), it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (i) or (ii) of Section 11.12(a), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or shall cause any Person that received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the applicable Overnight Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 11.12(c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitment) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not any Commitment), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (i) any assignment contemplated in this Section 11.12(d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (ii) the provisions of this Section 11.12(d) shall govern in the event of any conflict with the terms and conditions of Section 12.11, and (iii) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person. No Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement.

(e) Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (x) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (y) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.12 or under the indemnification provisions of this Credit Agreement, (ii) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Credit Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Credit Party, and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in the case of clauses (ii) and (iii) of this Section 11.12(e), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), any Borrower or any other Credit Party for the purpose of making a payment on the Obligations.

(f) Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 11.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

(h) Notwithstanding anything to the contrary in this Section 11.12, in no event shall the funding of Borrowings or payment to a Credit Party of other amounts by the Administrative Agent or any of its Affiliates pursuant to the terms of this Credit Agreement (other than funds (i) received by a Credit Party on behalf of a Lender or any other Secured Party or (ii) received by the Borrowers in excess of any amount set forth in a Request for Borrowing or Request for Swingline Borrowing delivered pursuant to the terms hereof or otherwise agreed to be provided by the Administrative Agent in accordance with the terms hereof) be deemed an Erroneous Payment; provided that, for the avoidance of doubt, amounts received by a Credit Party from the Administrative Agent or any of its Affiliates that are not in connection with this Credit Agreement and intended for any other party may be deemed an Erroneous Payment pursuant to this Section 11.12.

12. MISCELLANEOUS.

12.1 Amendments.

Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Borrower is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and such Borrower on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 or issue or participate in any Letter of Credit, as contemplated in Section 2.9;

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in the Borrowers permitted hereunder or in any other Loan Document;

(iv) amend or waive the terms of Section 2.15; and

(b) all Lenders:

(i) except as otherwise provided by Section 9.5 or 9.10, permit the cancellation, excuse or reduction of the Unused Capital Commitment or Capital Commitment of any Included Investor or Designated Investor;

(ii) amend the definition of “Applicable Requirement”, “Available Commitment”, “Concentration Limit”, “Designated Investor”, “Eligible HNW Investor”, “Eligible Institution”, “Exclusion Event”, “HNW Investor”, “Hurdle Condition”, “Included Investor”, “Maturity Date”, “Platform Investors”, “Pooled Vehicle Investor”, “Principal Obligations”, or the definition of any of the defined terms used therein;

(iii) change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv) except in a transaction permitted by this Credit Agreement, consent to the assignment or transfer by any Borrower of any of its rights and obligations under (or in respect of) the Loan Documents; or

(v) amend the terms of Section 3.5(b) or this Section 12.1.

The Administrative Agent agrees that it will notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.9 may be amended or modified without the consent of the Letter of Credit Issuer; (C) no provisions of Section 2.6 may be amended or modified without the consent of the Swingline Lender; and (D) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of the Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding; (3) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Borrower, if such modification, waiver, or consent is of an administrative nature; and (4) the Administrative Agent (and, if applicable, the Borrowers) may, without the consent of any Lender, enter into amendments or modifications to this Credit Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 4.10 in accordance with Section 4.10.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.

12.2 Sharing of Offsets.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Sections 2.9(h) and 4.9 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

12.3 Sharing of Collateral.

To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Drawdown or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date hereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Drawdowns or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4 Waiver.

No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Agent acting on behalf of all Lenders, and the Borrowers may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Borrowers hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Borrowers hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5 Payment of Expenses; Indemnity.

(a) Cost and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP), in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Borrower’s Constituent Document, joinder of Borrowers, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Borrowers will not be liable for the fees and expenses of more than one separate firm of attorneys and local or regulatory counsel in each applicable jurisdiction (whether such firm represents one or more of the foregoing), except in the event that the foregoing shall have been advised by counsel that there are actual or perceived conflicts of interest, in which event the Borrowers will be required to pay for one additional counsel for each affected party, (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all invoiced out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Letter of Credit Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 12.5, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Facility), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to any Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 12.5(a) or Section 12.5(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Letter of Credit Issuer in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 12.5 shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section 12.5 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6 Notice.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (i) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (ii) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (iii) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (iv) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (v) if by email, as provided in Section 12.6(b).

If to the Borrowers:

At the address specified with respect thereto on Schedule I, provided, however, that notices to be delivered to any Borrower may be sent to the attention of the Initial Borrower, and notices from any Borrower may be delivered by the Initial Borrower, and, in furtherance of the foregoing, each other Borrower hereby appoints the Initial Borrower as its duly appointed agent and attorney-in-fact to act in its stead for such purposes under the Loan Documents, and agrees that it shall be liable for, and bound by, any and all actions of the Initial Borrower so made or taken:

With a copy to (which shall not constitute notice hereunder):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Amy R. Shapiro

Telephone:

Fax:

Email:

If to Wells Fargo, as Administrative Agent, Letter of Credit Issuer or Lender:

Wells Fargo Bank, National Association

550 South Tryon Street, 34th Floor

Charlotte, North Carolina 28202

Attention: Michael D. Cardani

Telephone:

Fax:

Email:

With a copy to (which shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP

227 West Trade Street

Charlotte, North Carolina 28202

Attention: Wesley Misson

Telephone:

Facsimile:

Email:

If to any other Lender:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption or Joinder Agreement of such Lender.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from the Borrowers or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7 Governing Law.

This Credit Agreement and any other Loan Document (except, at to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.

Any suit, action or proceeding against any party hereto with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts, in each case, located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the Lender by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts of the State of New York, or in the United States Courts, in each case located in the Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9 Invalid Provisions.

If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10 Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and;

(B) in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Specified Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrowers shall be deemed to have given their consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers in a written notice to the Administrative Agent received prior to such tenth (10th) Business Day.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.11(b)(i)(B) and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender that is an Eligible Assignee; provided, that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender;

(C) the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii) Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such

Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d). No Assignee shall be entitled to receive any greater payment under Section 4.1 or 4.4 hereof than the applicable assignor would have been entitled to receive with respect to the rights assigned, except to the extent such entitlement to receive a greater payment results from a Change in Law, which was not reasonably anticipated or reasonably foreseeable, that occurs after such Assignment and Assumption.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, with the consent of, and notice to, the Borrowers and the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under Section 12.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.8(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Addition of Lenders. With the prior written consent of the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender in their sole discretion, at the request of the Borrowers, a new lender may join the Credit Facility as a Lender by delivering a Lender Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i) the Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount but in any event not in excess of the amount set forth in Section 2.15 without the consent of all Lenders;

(ii) the Commitment of the new Lender shall be in a minimum amount of $10,000,000, or such lesser amount agreed to by the Borrowers and the Administrative Agent;

(iii) such new Lender shall deliver to the Borrowers and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 4.1(g); and

(iv) the parties shall execute and deliver to the Administrative Agent a Lender Joinder Agreement, any amendment hereto determined necessary or appropriate by the Administrative Agent in connection with such Lender Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent, which amount the Administrative Agent may waive in its sole discretion.

(h) Disclosure of Information. Any Lender may furnish any information concerning any Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

12.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the

Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer; third, to Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender in accordance with Section 4.9; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement and (B) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 4.9; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Liability are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 12.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive interest and Letter of Credit fees for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.9.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.14 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.9.

(C) With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Liability that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Liability shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Principal Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.9.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Letter of Credit Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

12.13 All Powers Coupled with Interest.

All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

12.14 Headings.

Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15 Survival.

All representations and warranties made by the Borrowers herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit.

12.16 Full Recourse.

The payment and performance of the Obligations shall be fully recourse to the Borrowers and their properties and assets. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, the Obligations shall not be recourse to any Investor, the Adviser (provided that, for the avoidance of doubt, nothing in this Section 12.16 is in any way intended to limit or reduce any Investor’s obligations to fund its Capital Commitment under the related Constituent Document) or any of their Affiliates (other than the Borrowers) or any of their respective past, present or future direct or indirect members, partners, shareholders, officers, directors, agents or employees (the “Non-Recourse Parties”) and the Agents and Lenders shall not have the right to pursue any claim or action (including arbitration proceedings) against the Non-Recourse Parties.

12.17 Availability of Records; Confidentiality.

(a) Each party hereto acknowledges and agrees that this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and all transactions contemplated hereunder and thereunder (collectively, “Transaction Information”) are confidential; provided, it is acknowledged and agreed that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any

Affiliate of a Lender that is an Eligible Assignee or Participant or Assignee or, with the consent of the Borrowers (not to be unreasonably withheld or delayed), proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment, provided such party is advised of the confidential nature of such information, Transaction Information (including originals or copies of this Credit Agreement and other Loan Documents), and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by the Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability, the Commitments or any Borrower Party; provided further that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Transaction Information or Confidential Information and be subject to obligations of confidentiality and restricted use with respect to the Confidential Information that are at least as stringent as the terms of this Section 12.17 and each Lender, Participant or Assignee or proposed Participant or Assignee shall provide access to this Confidential Information only to such limited number of representatives who have a bona fide need to know such information; (b) the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their investments in the Borrowers (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Transaction Information or Confidential Information: (i) to their respective accountants, lawyers and regulators, (ii) to the Investors (iii) with the prior written consent of, with respect to Transaction Information, all parties hereto, and with respect to Confidential Information, the Borrowers; (iv) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (v) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (vi) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; or (vii) as otherwise specifically required by Applicable Law, including in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Notwithstanding the foregoing, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all other person, without limitation of any kind, the U.S. federal, state, and local tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure.

12.18 Customer Identification Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that U.S. law requires each U.S. Lender and the Administrative Agent to obtain, verify and record information that identifies each Borrower (and in certain circumstances the beneficial owners thereof), which information includes the name and address of each Borrower (and beneficial owner) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower (and beneficial owner).

12.19 Multiple Counterparts.

This Credit Agreement may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (other than any DocuSign electronic signature)) or in portable document format), all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.20 Term of Agreement.

This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination. For the avoidance of doubt, this Credit Agreement shall remain in full force and effect after the Maturity Date if any Letters of Credit remain outstanding, even if Cash Collateralized.

12.21 Inconsistencies with Other Documents.

In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on any Borrower or further restricts the rights of any Borrower or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

12.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.23 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Remainder of Page Intentionally Left Blank

Signature Page(s) to Follow.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name: Alan Kirshenbaum
Title: Chief Financial Officer

Acknowledged and agreed to with respect to Section 5.4 only:

ADVISER:

OWL ROCK TECHNOLOGY ADVISORS II LLC

By:
Name: Alan Kirshenbaum
Title: Chief Operating Officer

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Letter of Credit Issuer and a Lender

By:
Name:
Title:

SCHEDULE I

Borrower Information

General Information

Borrower Name	Jurisdiction of Formation	Chief Executive Office / Principal Place of Business / Principal Office / Notice Address
Owl Rock Technology Finance Corp. II	Maryland	Owl Rock Technology Finance Corp. II 399 Park Avenue, 38th Floor New York, New York 10022 Attention: Jonathan Lamm Telephone: Email:

Collateral Account Information

Borrower Name	Account Bank	ABA #	Account #
Owl Rock Technology Finance Corp. II	State Street Bank and Trust Company

SCHEDULE II

Commitments

Lender Name	Commitment
Wells Fargo Bank, National Association	$250,000,000
Maximum Commitment	$250,000,000

SCHEDULE III

Borrower Organizational Structure

[See Attached]

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

Schedule of Investors

(as of [●], 2022)

[see attached]

BORROWING BASE CERTIFICATE

[DATE]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication/Agency Services

Telephone: (704) 590-2706

Facsimile: (704) 590-2790

Email:	agencyservices.requests@wellsfargo.com

      subscription.finance@wellsfargo.com

Re:

That certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 8.1(k) of the Credit Agreement, the undersigned hereby certifies that attached hereto is the Borrowing Base Certificate, which contains a calculation of the Available Commitment that is true and correct in all material respects to the knowledge of such Borrower as of the date hereof (subject to any Transfer of an Investor’s Subscribed Interest not yet reported, as permitted by Section 9.5 of the Credit Agreement).

[Signature page(s) follow]

BORROWER(S):

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

[OTHER BORROWER(S)]

By:
Name:
Title:

Exhibit A

[Attach Spreadsheet]

EXHIBIT B

FORM OF NOTE

Dated as of [DATE]

New York, New York

1.

FOR VALUE RECEIVED, the undersigned OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation (the “Maker”), hereby unconditionally promises to pay [LENDER] (the “Payee”), in accordance with the provisions of the Credit Agreement (as defined below), the principal amount of each Loan from time to time, together with all accrued interest thereon, made by the Payee to the Maker under that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, the Maker, as a Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.

The unpaid principal amount of this promissory note (this “Note”) shall be payable in accordance with the terms of Sections 3.2 and 3.4 of the Credit Agreement. The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Section 2.7 of the Credit Agreement. Interest on this Note shall be payable in accordance with Section 3.3 of the Credit Agreement.

3.

All Borrowings hereunder, and all payments made with respect thereto, may be recorded by the Payee from time to time on grids which may be attached hereto or the Payee may record such information by such other method as the Payee may generally employ; provided, however, that failure to make any such entry shall in no way increase, reduce or diminish the Maker’s obligations hereunder. The aggregate unpaid amount of all Borrowings set forth on grids which may be attached hereto shall, absent manifest error, be presumptive evidence of the unpaid principal amount of this Note.

4.

This Note has been executed and delivered pursuant to the Credit Agreement and is one of the “Notes” referred to therein, and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. This Note evidences Loans made under the Credit Agreement to the Maker. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of the Lenders to make advances thereunder; (b) the prepayment rights and obligations of the Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. The Maker may borrow, repay and reborrow hereunder upon the terms and conditions specified in the Credit Agreement.

5.

If this Note, or any installment or payment due hereunder, is not paid when due, whether on the Maturity Date or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after the Maturity Date, the Maker agrees to pay all invoiced out-of-pocket costs of collection, including, but not limited to, invoiced and reasonable attorneys’ fees and expenses incurred by the holder hereof and cost of appeal as provided in the Credit Agreement. All past-due principal of, and, to the extent permitted by Applicable Law, past-due interest on this Note, shall bear interest until paid at the Default Rate as provided in the Credit Agreement.

6.

The Maker waives demand, presentment for payment, protest, notice of protest, notice of acceleration (except as specified in Section 10.2 of the Credit Agreement), notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

7.

This Note and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

8.

Reference is hereby made to Section 12.16 of the Credit Agreement regarding the provisions relating to recourse liability which are hereby incorporated by reference in this Note as if fully set forth herein, for the payment and performance of the Maker’s obligations hereunder.

9.	This Note is registered in accordance with Section 12.11(c) of the Credit Agreement and is in registered form for U.S. federal income tax purposes.

10.

This Note was issued with “original issue discount” as defined in section 1273 of the Internal Revenue Code of 1986, as amended. The Payee may obtain information regarding the amount of original issue discount, the issue price, the issue date and the yield to maturity by contacting Bryan Cole at:

Owl Rock Technology Finance Corp. II

399 Park Avenue, 38th Floor

New York, New York 10022

Telephone: (212) 419-3035

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the day and year first above written.

MAKER:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

EXHIBIT C

FORM OF SECURITY AGREEMENT

Dated as of [DATE]

THIS SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) is executed and delivered as of the date above by and between OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation (the “Pledgor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022, by and among, inter alios, the Borrower, the other Borrowers from time to time party thereto, the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Reference is also made to the Pledgor’s Confidential Private Placement Memorandum dated as of November 2021, together with any appendices and supplements thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Memorandum”) and the Subscription Agreements of the Pledgor (together with the Memorandum, the “Investor Documents”).

1.

Acknowledgement. The Pledgor hereby acknowledges and confirms that it is receiving a direct or indirect benefit from the Loans and Letters of Credit under the Credit Agreement, and that the grant of the security interest in the Collateral hereunder and the execution of this Security Agreement is a condition to the extension of any Loans and/or Letters of Credit.

2.

Grant of Security Interest. In order to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, the Pledgor hereby grants to the Administrative Agent and pledges and creates a security interest in, all of its right, title and interest, in, to and under the following, whether now existing or hereafter acquired or arising and wherever located, for the benefit of the Secured Parties (the “Collateral”):

(a)	all of the Pledgor’s rights, titles, interests, powers and privileges in, related to, appurtenant to or arising out of the Capital Commitments, and the Capital Contributions made by its Investors;

(b)

all of the Pledgor’s rights, titles, interests, remedies, and privileges under the Investor Documents (i) to issue and enforce Drawdown Notices and Pending Drawdowns on and of the Pledgor’s Investors, (ii) to receive and enforce Capital Contributions and (iii) relating to Drawdowns, Pending Drawdowns, Capital Commitments or Capital Contributions; and

(c)	all proceeds of any and all of the foregoing.

3.	Representations and Warranties. The Pledgor hereby represents and warrants to the Administrative Agent, for the benefit of the Secured Parties as follows:

(a)

the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except with respect to representations and warranties made as of an earlier date, which shall be true and correct in all material respects as of such earlier date);

(b)

except for the rights of the Administrative Agent and the rights of any other Borrower pledged to the Administrative Agent, the Pledgor has the sole right to issue Drawdown Notices on the Pledgor’s Investors;

(c)	the Pledgor is the sole legal and equitable owner of the Capital Contributions resulting from any Drawdowns made upon its Investors;

(d)	the Pledgor has the right to pledge, assign and transfer the Collateral owned by the Pledgor;

(e)	the Pledgor was formed in, and only in, Maryland; and

(f)

the Pledgor has reviewed the Filings which the Administrative Agent intends to file with respect to the Collateral and that such Filings are accurate with respect to any information pertaining to the Pledgor.

4.	Remedies.

(a)

Subject to the limitations set forth in the Loan Documents, the Administrative Agent and the Secured Parties shall have all rights, remedies and recourse granted in the Loan Documents and any other instruments executed to provide security for or in connection with the payment and performance of the Obligations or existing at common law or equity (including those granted by the UCC, and the right of offset).

(b)

Without limiting the generality of Section 4(a), if an Event of Default shall occur and be continuing, the Administrative Agent, subject to the limitations set forth in the Loan Documents, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances collect, receive and realize upon the Collateral, or any part thereof, and may forthwith take such other actions as may be available under Applicable Law.

(c)

To the extent permitted by Applicable Law, the Pledgor waives all claims, damages and demands it may acquire against the Administrative Agent arising out of the exercise by the Administrative Agent of any of its rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by Applicable Law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

(d)

Notwithstanding the exercise of any remedy by the Administrative Agent on behalf of the Secured Parties upon the occurrence and during the continuance of an Event of Default and until the Termination Date (as hereinafter defined) has occurred: (i) the Pledgor shall not be subrogated thereby to any rights of the Administrative Agent for the benefit of the Secured Parties against the Collateral or any other security for the Obligations, or the Pledgor, or any property of the Pledgor; (ii) the Pledgor shall not be deemed to be the owner of any interest in the Obligations; and (iii) the Pledgor shall not exercise any rights or remedies with respect to the Pledgor or the Collateral or any other security for the Obligations or any of them or the property of the Pledgor, except to the extent expressly set forth in the Credit Agreement or herein, or unless otherwise requested in writing to do so by the Administrative Agent.

(e)

The remedies given to the Administrative Agent on behalf of the Secured Parties hereunder (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against the Pledgor and any other party obligated under the Obligations, or against the Collateral, or any of such Collateral, or any other security for the Obligations, or any of them, at the sole discretion of the Administrative Agent, on behalf of the Secured Parties; (iii) may be exercised as often as occasion therefor shall arise following and during the continuance of an Event of Default, it being agreed by the Pledgor that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; (iv) are intended to be and shall be, non-exclusive; and (v) are in addition to any and all other rights which Administrative Agent on behalf of Secured Parties may have against the Pledgor or any other Person, at law or in equity, including exoneration and subrogation, or by virtue of any other agreement.

(f)

Upon the occurrence and during the continuance of an Event of Default, the issuance by the Administrative Agent, on behalf of the Secured Parties, of a receipt or similar document to any Person obligated to pay any Capital Contribution to the Pledgor shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Administrative Agent for the benefit of the Secured Parties.

5.

Power of Attorney. The Pledgor hereby irrevocably constitutes and appoints the Administrative Agent, on behalf of the Secured Parties, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, from time to time after an Event of Default in the Administrative Agent’s reasonable discretion, for the purpose of carrying out the terms of this Security Agreement and in accordance with the terms of this Security Agreement and the Credit Agreement, to take any and all appropriate action it deems to be reasonably necessary or advisable to protect the security interests and liens herein granted or the repayment of the Obligation and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Pledgor hereby gives the Administrative Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, to do the following:

(a)

in the name of the Pledgor or its own name to endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of monies due under with respect to any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise reasonably deemed appropriate by the Administrative Agent for the purpose of collecting any and all such monies due with respect to any Collateral whenever payable;

(b)	to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(c)

take any action permitted to be taken by the Administrative Agent in connection with the rights and remedies provided to it pursuant to the Pledge of Collateral Account, dated as of the date hereof by and between the Administrative Agent and the Pledgor, including any action otherwise set forth in this Section 5;

(d)

to direct any party liable for any payment under any of the Collateral to make payment of any and all monies due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct, including without limitation, to so direct any party with respect to any Capital Commitment;

(e)	subject to Section 10.2 of the Credit Agreement, to initiate one or more Drawdowns in order to pay the Obligations or any part thereof then due and owing;

(f)	to ask or demand for, collect, receive payment of and receipt for, any and all monies, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(g)

to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral due to the Pledgor or any portion thereof and to enforce any other right in respect of any Collateral;

(h)	to defend any suit, action or proceeding brought against the Pledgor with respect to any Collateral;

(i)

to settle, compromise or adjust any such claim, suit, action or proceeding (including, without limitation, with respect to Capital Commitments), and, in connection therewith to give such discharges or releases as the Administrative Agent may deem appropriate;

(j)	to make allowances or adjustments related to Capital Commitments, and

(k)

generally, to transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Pledgor’s reasonable expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary or advisable to protect, perfect, preserve or realize upon the Collateral and the Administrative Agent’s Liens thereon and to effect the intent of this Security Agreement, all as fully and effectively as the Pledgor might do.

Notwithstanding anything in this Section 5 to the contrary, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section unless an Event of Default has occurred and is continuing. The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable unless and until the Termination Date has occurred. The Administrative Agent shall give the Pledgor written notice of actions taken pursuant to this paragraph 5 concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Pledgor’s obligations hereunder. Notwithstanding anything herein to the contrary, no ERISA Investor shall be required to fund its Capital Contributions other than to the applicable Collateral Account.

6.

Liability. Regardless of any provision hereof, in the absence of bad faith, gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable in connection with or arising from its exercise of such power of attorney, including for any acts or omissions relating to the collection, possession, or any transaction concerning, all or part of the Pledgor’s Capital Commitments or Drawdowns or sums due or paid thereon or any remedies related to the enforcement thereof nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Pledgor’s Capital Commitments. Further, neither the Administrative Agent nor the Secured Parties shall be responsible in any way for any depreciation in the value of the Collateral nor have any duty or responsibility whatsoever to take any steps to preserve any rights of the Pledgor in the Collateral or under the Investor Documents, except as a result of its own bad faith, gross negligence or willful misconduct.

7.	Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be given in the manner provided in the Credit Agreement.

8.

Successor Administrative Agent. Reference is hereby made to Section 11.9 of the Credit Agreement for the terms and conditions upon which a successor Administrative Agent hereunder may be appointed. Wherever the words “Administrative Agent” are used herein, the same shall mean the Administrative Agent named in the first paragraph of this Security Agreement or the successor Administrative Agent at the time in question.

9.	Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

10.

Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement. This Security Agreement may not be assigned by the Pledgor. This Security Agreement may be assigned by the Administrative Agent without the consent of the Pledgor to any successor Administrative Agent that is appointed in accordance with the Credit Agreement.

11.

Multiple Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Security Agreement.

12.

Governing Law. This Security Agreement, and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

13.

Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any party hereto with respect to this Security Agreement or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts, in each case located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6 of the Credit Agreement. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement brought in the courts of the State of New York, or in the United States Courts, in each case, located in the Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS SECURITY AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

14.	Waiver; Etc.

(a)

No delay or omission on the part of the Administrative Agent or Secured Parties in exercising any right hereunder shall operate as a waiver of any such right or any other right. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

(b)

The Administrative Agent’s and the Secured Parties’ rights hereunder shall not be released, diminished, impaired, reduced or adversely affected by: (i) the renewal, extension, modification, amendment or alteration of any Loan Document or any related document or instrument in accordance with the terms thereof; (ii) any adjustment, indulgence, delay, omission, forbearance or compromise that might be granted or given by the Administrative Agent or the Secured Parties to any primary or secondary obligor or in connection with any security for the Obligations; (iii) any full or partial release of any of the foregoing; or (iv) notice of any of the foregoing; provided, however, that the security interest granted hereby in proceeds of any Drawdown shall terminate with respect to all Obligations, and Liens arising therefrom shall be automatically released, when such proceeds are subsequently withdrawn from the related Collateral Account pursuant to and in accordance with the Control Agreement and the Credit Agreement.

15.

Authorization to File Financing Statements. The Pledgor hereby authorizes the Administrative Agent to file UCC financing statements with the appropriate filing office in order to perfect the Administrative Agent’s first priority security interest in the Collateral, and the Pledgor hereby authorizes the Administrative Agent to file all continuation statements, amendments or new UCC financing statements necessary to maintain the continuing perfection by filing of the Administrative Agent’s first priority security interest in the Collateral.

16.

Term of Agreement. On the date of the full, final, and complete satisfaction of the Obligations (other than indemnity and other obligations which by their terms survive termination of the Credit Agreement and any contingent Obligations for which the contingency has not occurred at the time the other Obligations have been repaid) and the termination of all Commitments of the Lenders under the Credit Agreement, this Security Agreement shall terminate and be of no further force or effect (such date, the “Termination Date”). Thereafter, upon request, the Administrative Agent, on behalf of the Secured Parties, shall promptly provide the Pledgor, at its sole expense, a written release of the Pledgor’s Obligations hereunder and a written release of the Collateral and, so long as the Pledgor has written confirmation from the Administrative Agent that this Security Agreement has been terminated as provided above, the Pledgor shall be authorized to prepare and file UCC termination statements terminating all UCC financing statements filed of record in connection with this Security Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed as of the day and year first above written.

PLEDGOR:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

THIS SECURITY AGREEMENT ACCEPTED AND AGREED BY:

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF PLEDGE OF COLLATERAL ACCOUNT

Dated as of [DATE]

THIS PLEDGE OF COLLATERAL ACCOUNT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge”) is executed and delivered as of the date above by and between OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation (the “Pledgor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, the Pledgor, as a Borrower, the other Borrowers from time to time party thereto, the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Reference is also made to that certain Deposit Account Control Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Control Agreement”), dated as of the date hereof, among the Administrative Agent, the Pledgor and the Account Bank (as defined below).

1.

Acknowledgement. The Pledgor hereby acknowledges and confirms that it is receiving a direct or indirect benefit from the Loans and Letters of Credit under the Credit Agreement, and that the grant of the security interest in the Collateral hereunder and the execution of this Pledge is a condition to the extension of any Loans and/or Letters of Credit.

2.

Pledge. In order to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, the Pledgor hereby grants to the Administrative Agent and pledges and creates a security interest in, all of its right, title and interest, in, to and under the following, whether now existing or hereafter acquired or arising and wherever located, for the benefit of the Secured Parties (the “Account Collateral”):

(a)

Account Number [●], maintained in the name of the Pledgor, at STATE STREET BANK AND TRUST COMPANY (the “Account Bank”), and any extensions or renewals thereof, if the account is one which may be extended or renewed, and any successor or substitute accounts (the “Collateral Account”),

(b)

all of the Pledgor’s right, title, and interest (whether now existing or hereafter created or arising) in and to the Collateral Account, all sums or other property now or at any time hereafter on deposit therein, credited thereto, or payable thereon, and

(c)	all proceeds and products thereof, and all instruments, documents, certificates, and other writings evidencing the Collateral Account.

3.	The Pledgor hereby represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that:

(a)

the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except with respect to representations and warranties made as of an earlier date, which shall be true and correct in all material respects as of such earlier date);

(b)

subject to the Administrative Agent’s rights hereunder and under the Control Agreement with respect to the Collateral Account and any Permitted Liens, the Pledgor is the sole owner of the Collateral Account and has authority to execute and deliver this Pledge;

(c)	the Pledgor was formed in, and only in, Maryland; and

(d)

this Pledge, together with the Control Agreement with respect to the Collateral Account, shall, upon the execution and delivery thereof by the parties thereto, give the Administrative Agent “control” of the Collateral Account within the meaning of Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time.

4.	Remedies.

(a)

The Administrative Agent and the Secured Parties shall have all rights, remedies and recourse granted in the Loan Documents and any other instruments executed to provide security for or in connection with the payment and performance of the Obligations or existing at common law or equity (including those granted by the UCC, and the right of offset).

(b)

Without limiting the generality of Section 4(a), if an Event of Default shall occur and be continuing and unless and until the Termination Date (hereinafter defined) has occurred, the Administrative Agent, subject to the limitations set forth in the Loan Documents without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances (i) demand payment and performance of all due and payable Obligations from the funds in or credited to the Collateral Account, (ii) withdraw, collect, and receive any and all funds on deposit in or payable to the Collateral Account, (iii), withdraw funds from the Collateral Account and apply all or any portion of the funds in or credited to the Collateral Account to the Obligations, and

(iv) surrender or present for notation of withdrawal the passbook, certificate, or other documents issued to the Pledgor in connection with the Collateral Account. Notwithstanding the foregoing, the Administrative Agent agrees that it shall not take any actions under this Section 4 and shall not issue or deliver to the Account Bank any notices of control or any other instructions under any account control agreement relating to the Collateral Account, unless and until a Cash Control Event has occurred and is continuing.

(c)

To the extent permitted by Applicable Law, the Pledgor waives all claims, damages and demands it may acquire against the Administrative Agent arising out of the exercise by the Administrative Agent of any of its rights hereunder. If any notice of a proposed sale or other disposition of Account Collateral shall be required by Applicable Law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

(d)

Notwithstanding a foreclosure upon any of the Account Collateral or exercise of any other remedy by the Administrative Agent on behalf of the Secured Parties upon the occurrence of an Event of Default and until the Termination Date has occurred: (i) the Pledgor shall not be subrogated thereby to any rights of the Administrative Agent for the benefit of the Secured Parties against the Account Collateral or any other security for the Obligations, or the Pledgor, or any property of the Pledgor; (ii) the Pledgor shall not be deemed to be the owner of any interest in the Obligations; and (iii) the Pledgor shall not exercise any rights or remedies with respect to the Pledgor or the Account Collateral or any other security for the Obligations or any of them or the property of the Pledgor except to the extent expressly set forth in the Credit Agreement or herein, or unless otherwise requested in writing to do so by the Administrative Agent.

(e)

The remedies given to the Administrative Agent on behalf of the Secured Parties hereunder (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against the Pledgor and any other party obligated under the Obligations, or against the Account Collateral, or any of such Account Collateral, or any other security for the Obligations, or any of them, at the sole discretion of the Administrative Agent, on behalf of the Secured Parties; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by the Pledgor that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; (iv) are intended to be and shall be, non-exclusive; and (v) are cumulative and in addition to any and all other rights which Administrative Agent on behalf of Secured Parties may have against the Pledgor or any other Person, at law or in equity, including exoneration and subrogation, or by virtue of any other agreement.

5.

Power of Attorney. Pursuant to the Security Agreement, dated as of the date hereof between the Pledgor and the Administrative Agent, the Pledgor has irrevocably constituted and appointed the Administrative Agent with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, from time to time after an Event of Default in the Administrative Agent’s reasonable discretion, for the purpose of carrying out the terms of this Pledge, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.

6.

Pledgor’s Receipt of Funds. Should any funds required by the Credit Agreement or by this Pledge to be deposited into the Collateral Account be received by the Pledgor, such funds shall immediately upon receipt become subject to the Lien hereof and while in the hands of the Pledgor be segregated from all other funds of the Pledgor and be held in trust for the Administrative Agent, for the benefit of the Secured Parties. The Pledgor shall have absolutely no dominion or control over such funds except to immediately deposit such funds into the Collateral Account, except to the extent the Pledgor would otherwise be permitted to withdraw such funds.

7.

Liability. Neither the Administrative Agent nor the Secured Parties shall be liable or responsible in any way for (a) any depreciation in the value of the Account Collateral nor have any duty or responsibility whatsoever to take any steps to preserve any rights of the Pledgor in the Account Collateral or (b) any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to the Collateral Account as a result of the Administrative Agent or any Secured Party exercising any of its rights or remedies under this Pledge, except, in each case, for bad faith, gross negligence or willful misconduct by the Administrative Agent or such Secured Party.

8.	Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be given in the manner provided in the Credit Agreement.

9.

Successor Administrative Agent. Reference is hereby made to Section 11.9 of the Credit Agreement for the terms and conditions upon which a successor Administrative Agent hereunder may be appointed. Wherever the words “Administrative Agent” are used herein, the same shall mean the Administrative Agent named in the first paragraph of this Pledge or the successor Administrative Agent at the time in question.

10.	Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

11.

Successors and Assigns. The provisions of this Pledge shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement. This Pledge may not be assigned by the Pledgor. This Pledge may be assigned by the Administrative Agent without the consent of the Pledgor to any successor Administrative Agent that is appointed in accordance with the Credit Agreement.

12.

Multiple Counterparts. This Pledge may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Pledge by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Pledge by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Pledge.

13.

Governing Law. This Pledge, and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

14.

Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any party hereto with respect to this Pledge or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts, in each case, located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6 of the Credit Agreement. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Pledge brought in the courts of the State of New York, or in the United States Courts, in each case, located in the Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS PLEDGE, WHICH WAIVER IS INFORMED AND VOLUNTARY.

15.	Waiver; Etc.

(a)

No delay or omission on the part of the Administrative Agent or Secured Parties in exercising any right hereunder shall operate as a waiver of any such right or any other right. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

(b)

The Administrative Agent’s and the Secured Parties’ rights hereunder shall not be released, diminished, impaired, reduced or adversely affected by: (i) the renewal, extension, modification, amendment or alteration of any Loan Document or any related document or instrument in accordance with the terms thereof; (ii) any adjustment, indulgence, delay, omission, forbearance or compromise that might be granted or given by the Administrative Agent or the Secured Parties to any primary or secondary obligor or in connection with any security for the Obligations; (iii) any full or partial release of any of the foregoing; or (iv) notice of any of the foregoing.

16.

Term of Agreement. On the date of the full, final, and complete satisfaction of the Obligations (other than indemnity and other obligations which by their terms survive termination of the Credit Agreement and any contingent Obligations for which the contingency has not occurred at the time the other Obligations have been repaid) and the termination of all Commitments of the Lenders under the Credit Agreement, this Pledge shall terminate and be of no further force or effect (such date, the “Termination Date”). Thereafter, upon request, the Administrative Agent, on behalf of the Secured Parties, shall promptly provide the Pledgor, at its sole expense, a written release of the Pledgor’s Obligations hereunder and a written release of the Account Collateral and, so long as the Pledgor has written confirmation from the Administrative Agent that this Pledge has been terminated as provided above, the Pledgor shall be authorized to prepare and file UCC termination statements terminating all UCC financing statements filed of record in connection with this Pledge.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge to be duly executed as of the day and year first above written.

PLEDGOR:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

THIS PLEDGE ACCEPTED AND AGREED BY:

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT E

FORM OF REQUEST FOR BORROWING

[DATE]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication/Agency Services

Telephone: (704) 590-2706

Facsimile: (704) 590 2790

Email:    agencyservices.requests@wellsfargo.com

subscription.finance@wellsfargo.com

Re:

That certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Request for Borrowing is executed and delivered by the Borrower(s) to the Administrative Agent pursuant to Section [2.3(a)] [2.6(b)] of the Credit Agreement.

The Borrower(s) hereby request a Borrowing pursuant to the Credit Agreement as follows:

1.	Name of Borrower(s) or Qualified Borrower(s) (if applicable):

2.	Amount of Borrowing/Currency:

3.	Date of Borrowing:

4.	Type of Borrowing (check one box only):

☐	Reference Rate Loan

☐	Term SOFR Loan with ___ -month Interest Period

☐	Daily Simple RFR Loan

☐	Eurocurrency Rate Loan with ___ -month Interest Period
☐	Swingline Loan

5.	Borrower’s wire Instructions for receipt of Borrowing:

Bank:	__________
ABA Number:	__________
Account Name:	__________
Account Number:	__________
Reference:	__________
Contact:	__________

In connection with the Borrowing requested herein, the undersigned hereby represent, warrant, and certify to the Administrative Agent for the benefit of the Lenders that:

(a)

On and as of the date of the Borrowing(s) requested herein the representations and warranties set forth in the Credit Agreement and the other Loan Documents will be true and correct in all material respects, with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition;

(b)	No event shall have occurred and be continuing, or would result from the Borrowing(s) requested herein, which constitutes an Event of Default or a Potential Default;

(c)

Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge that any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents or its Subscription Agreement with respect to any Investment being acquired in whole or in part with any proceeds of the requested Borrowing;

(d)	No Interim Period is currently in effect;

(e)	After giving effect to the Borrowing(s) requested herein, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment;

(f)	[After giving effect to the Borrowing(s) requested herein, the Swingline Obligation will not exceed the Swingline Sublimit;][1]

[1]	[Include in any Request for Borrowing pursuant to Section 2.6(b) of the Credit Agreement.]

(g)	After giving effect to the Borrowing(s) requested herein, the Dollar Equivalent of the Principal Obligations owed to any Lender will not exceed the Commitment of such Lender; and

(h)

The Borrowing Base Certificate attached hereto as Exhibit A, which constitutes an updated Exhibit A to the Credit Agreement, is true and correct as of the date hereof (subject to any Transfers of an Investor’s Subscribed Interest not yet reported, as permitted by Section 9.5). In the event that there is a change to the Borrowing Base Certificate changes between the date hereof and the date of the Borrowing(s) requested herein, the Borrower(s) shall promptly deliver to the Administrative Agent corrections thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned hereby certifies each and every matter contained herein to be true and correct.

BORROWERS:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

[OTHER BORROWERS/QUALIFIED BORROWER, IF APPLICABLE]

EXHIBIT A TO REQUEST FOR BORROWING

[Updated Borrowing Base Certificate to be Attached Separately]

EXHIBIT F

FORM OF REQUEST FOR LETTER OF CREDIT

[DATE]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication/Agency Services

Telephone: (704) 590-2706

Facsimile: (704) 590 2790

Email: agencyservices.requests@wellsfargo.com

subscription.finance@wellsfargo.com

RE:

That certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Request for Letter of Credit is executed and delivered by the Borrower(s) to the Administrative Agent pursuant to Section 2.9(b) of the Credit Agreement. The Borrower(s) have attached hereto an Application and Agreement for Letter of Credit in the form of Schedule 1 dated as of [DATE]. The Borrower(s) hereby request that the Letter of Credit Issuer issue a Letter of Credit substantially in the form of Schedule 2.

In connection with the issuance of the Letter of Credit requested herein, the undersigned hereby represent, warrant, and certify to the Administrative Agent for the benefit of the Lenders and the Letter of Credit Issuer that:

(a) On and as of the date of the issuance of the Letter of Credit requested herein, the representations and warranties set forth in the Credit Agreement and the other Loan Documents will be true and correct in all material respects, with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), provided, that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition;

(b) The Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date; minus (2) the Dollar Equivalent of the Principal Obligations as of such date; and (B) the Letter of Credit Sublimit on such date;

(c) No event shall have occurred and be continuing, or would result from the issuance of the Letter of Credit requested herein, which constitutes an Event of Default or a Potential Default;

(d) After giving effect to the issuance of the Letter of Credit requested herein the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment;

(e) No Interim Period is currently in effect;

(f) After giving effect to the issuance of the Letter of Credit requested herein, the Dollar Equivalent of the Principal Obligations owed to any Lender will not exceed the Commitments of such Lender;

(g) The Borrowing Base Certificate attached hereto as Exhibit A, which constitutes an updated Exhibit A to the Credit Agreement, is true and correct as of the date hereof (subject to any Transfers of an Investor’s Subscribed Interest not yet reported, as permitted by Section 9.5). In the event that there is a change to the Borrowing Base Certificate changes between the date hereof and the date of the issuance of the Letter of Credit requested herein, the Borrower(s) shall promptly deliver to the Administrative Agent corrections thereto; and

(h) Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge or reason to believe any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents or its Subscription Agreement with respect to any Investment being acquired in whole or in part with any proceeds of the requested Letter of Credit.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned hereby certifies each and every matter contained herein to be true and correct.

BORROWERS:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

[OTHER BORROWERS/QUALIFIED BORROWER, IF APPLICABLE]

SCHEDULE 1 TO REQUEST FOR LETTER OF CREDIT

APPLICATION AND AGREEMENT FOR LETTER OF CREDIT

Application for an Irrevocable Standby Letter of Credit Please type clear information in the boxes below. Applications that are illegible may be returned. The wording or format for this application has been pre-approved by Wells Fargo by: (insert Wells Fargo team member name) Date: To: Wells Fargo Bank, National Association - Issuing Location: North Carolina California The Applicant(s) signing below hereby request that Wells Fargo Bank, National Association (“Wells Fargo”) issue in Wells Fargo’s name, an Irrevocable Standby Letter of Credit (“Credit”) on substantially the terms below: Beneficiary of Wells Fargo SBLC (name and address): Advising Bank (if left blank, Wells Fargo may select): A bank of your choosing (for use only when a local credit or guarantee is needed & Wells Fargo will select a local bank) Applicant/Obligor (name and address): Account Party (name and address of entity to be named in Credit. if dlfferent from appllcan f/obllgor): Currency (In USD unless othewise specified)’ Amount (In figures): (In words): Availability: Unless otherwise specified herein, the Credit is to be available for presentation on or before the Expiration Date: Only with Wells Fargo’s issuing office, at sight, by payment of draft(s) drawn on Wells Fargo. {Note: This Is the default unless an option under (2) below Is cbosen ) or Available with The confrming bank or Insert other: Expiration Date (MM/ddr/yy format, this Is the Initial expiration date. If automatic extension Is selected): or Expire one year from issue date Expiration Date to Be Automatically Extended (select one option below}’. Annually on the day and month anniversary of the above Expiration Date or Annually on (MM/dd) or Every calendar days or Every months With calendar days as the minimum notice period to receive a notice of non-extension. Optional: Final Expiration Date (MM/dd/yy): Drawing Requirements (check and complete the appropriate boxes) (Note: For your convenience, drawing requirement suggestions are provided In our instructions). A Beneficiary’s signed and dated statement, worded substantially as follows: (attach additional signed sheet(s). If necessary, and label as attachments to this specific Application): Copies of invoice(s) marked “unpaid” are required. Or: Issue your Credit substantially in the form and with the wording attached to this Application. The attached specimen is approved by each applicant. (Please label the attached specimen as an attachment to this specific Application.) Additional Requirements: Partial drawings are permitted prohibited {If left blank, partial drawing swill be permitted} Multiple drawings are permitted prohibited (if left blank, multiple drawings will be permitted} {Note: Prohibiting means that only one presentation may be made and honoured and that It may be for less than the full available credit amount) Transferable I Click here If allowing the credit to transferable to a new beneficiary, in its entirety.) Transfer charges for account of Applicant or Beneficiary Transfer is to be completed by Wells Fargo or Insert other bank: The Credit will be subject to The International Standby Practices of the International Chamber of Commerce (“ICC”), Publication 590 (“ISP98”), unless otherwise indicated in the space below: The ICC, Uniform Customs and Practices (“UCP”) Note: Current revision in effect is UCP 600, or Any subsequent version of either publication in effect and in use by Wells Fargo on the date the Credit is issued. Description of Standby Purpose for Wells Fargo use only. Please include a description of the goods, services, or other underlying contract details: Patriot Act Notice: U.S. Federal laws require all financial institutions to obtain, vetify, and record information that identifies each person who opens an account. Issuing the Credit is considered to be opening an account and will require compliance with these Federal laws. Credit Requesting Issuance of Guarantee or Another Credit/Undertaking (to be completed only if the above Beneficiary is a bank or financial Institution and said Beneficiary Is being requested to Issue Its guarantee, Credit, or similar supported by the Wells Fargo Credit}: Please request the above named Beneficiary to issue and deliver its (specify requested issuance type: guarantee, letter of credit, etc.) in favor of (beneficiary of local issuance) for an amount [not exceeding the amount specified above), effectively immediately and related to [specify a contract or identifying reference number) to expire [specify an expiry date at least 15 days prior to the Credit date indicated above) Note: if both the Wells Fargo Credit and the local bank guarantee/SBLC require an auto-extension clause. Wells Fargo may provide the local bank with an option to draw against the Wells Fargo Credit upon Wells Fargo notice of non-extension. Applicant shall attach the expected wording to be used for such issuance with the expectation that it will be substantially adhered to by the other bank. Or: Local bank issuance is requested for a letter of credit or a guarantee based on their standard wording for a specific transaction type (bid bond, warranty period, etc.]: Note: Applicant/Obligor agree that until Welts Fargo Is released from Its obligations under or in connection with the tetter of credit or guarantee (however fitled) Issued by the local bank, Applicant(s) shall remain liable for the Credit issued under this Application and the Standby Letter of Credit Agreement which may include Instances where a liability for the local bank’s letter of credit or guarantee exceeds the face amount of the Credit or continues beyond the 587474 Page 1 of 2 5/15/2018

Expiration Date stated in the Credit. Other Instructions; Transmission of Credit:: Please transmit the original of the Credit yourself or through a bank selected by you to the foliowing: Beneficiary Applicant Other: Nora;By selecting a party other than the beneficiary , /acknowledge and understand the rights of the beneficiary under an issued Standby Letter of Credit are unchanged regardless of where the original has been delivered. Applicant’s Agreement and Signature: (Each party obligated either atone or jointly end severally with others to reimburse Wells Fargo with respect to the Credit must sign this Application below) Note: Each Applicant’s signature below affirms that (1) it has fully read and agreed to, (2) it will be bound by, and (3) the Credit will be governed by, the terms of this Application and the terms of the Standby Letter of Credit Agreement signed by each Applicant in favor of Wells Fargo or any other agreement signed by each Applicant pursuant to which the Credit is issued. This Application is signed by each Applicant’s duly authorized representative(s) on the date specified above. Print or Type Name of Applicant (as Identified on page 1): Print or Type Name of Co-Applicant: Address: Address: Authorized Signature (and Title, if applicable): Authorized Signature (and Title, if applicable): Authorized Signature (and Title, if applicable): Authorized Signature (and title, if applicable): Email Address (MANDATORY): Email Address (MANDATORY): DDA for Fees: Phone Number: Applicant Contact: Phone Number: For Wells Fargo Bank Use Only Credit issuance Has Been Approved in Accordance With Wells Fargo’s Credit Palicies and Procedures Approving Officer’s Signature Approving Officer’s Name Approving Officer’s Office AU MAC Approving Officer’s Telephone: Approving Officer’s Email: Date The Credit appears to support an obligation to make a monetary payment and should most Likely be classified as a “financial obligation,” The Credit appears not to support an obligation to make a monetary payment and should moat likly be classified as a “performance obligation.” The Standby Letter of Credit requested above is a syndicated transaction and Applicant has confirmed that the Standby Letter of Credit meets the expiration date requirements set forth In Section of the relevant syndicated credit agreement. I confirm that I have communicated the information regarding this transaction to the Wells Fargo Syndications Group as required by Wells Fargo policy. For any questions regarding this transaction, please contact Approver Applicant directly Other: AFS Booking standalone: Obligor #: commitment if: collateral: BOR: cor: Purpose code: NAIC: Interface; _ _ No secured code (1 Alpa|: owner occupied (1 numeric): country or risk (10 alpharic): L1Q booking: liq cId: liq faciLity id: lucas booking: lucas client no.: lucas loan no.: Yes No Yes NO Exception Pricing for this Standby LC: Commission P.A.: Servicing Fees: RM acknowledges that the client has been informed of the relevant standby L/C commissions and that the Wells Fargo minimum issuance commission is $500 per year. SPECIAL INSTRUCTIONS: (Indicate provisions applicable to the Credit different from those on Applicant’s Relationship Managenment Instructions Form) Relationship Manager (name, ID, and AU) Name: ID: AU: 507474 Page 2 of 2 5/1 5/2018

SCHEDULE 2 TO REQUEST FOR LETTER OF CREDIT

FORM OF LETTER OF CREDIT

Irrevocable Standby

Letter of Credit

No. ___________

Date: __________

Amount: $______

Attn: __________

Ladies and Gentlemen:

We hereby establish, at the request and for the account of __________ (the “Account Party”), in your favor, this Irrevocable Standby Letter of Credit No. _____, in the aggregate amount of _______ (_______), as reduced from time to time pursuant to Annex A attached hereto (the “Total Credit”), effective ______, 20__, and expiring at the close of banking business at our offices at __________ on ______, 20__.

We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, in one or more drawings by your draft bearing thereon Letter of Credit No. ______, payable at sight on a Banking Day (as defined below), and each accompanied by the original of this Letter of Credit, together with any amendment thereto, and a written and appropriately completed certificate signed by you in the form of Annex B attached hereto (any such draft accompanied by such certificate being a “Demand”). As used herein, “Banking Day” means a day of the year on which banks are not required or authorized to close in New York City (USA) or London, England or [ ].

If we receive any such Demand, all in strict conformity with the terms and conditions of this Letter of Credit, not later than 11:00 a.m. (New York City time) on a Banking Day prior to the termination hereof, we will honor such Demand by making available to you before 11:00 a.m. (New York City time) on the second Banking Day following the date we shall have received such Demand, an amount in same-day funds equal to the amount of the draft submitted with such Demand. If we receive any such Demand, all in strict conformity with the terms and conditions of this Letter of Credit, after 11:00 a.m. (New York City time) on a Banking Day prior to the termination hereof, we will honor such Demand by making available to you, before 11:00 a.m. (New York City time) on the third Banking Day following the date we shall have received such Demand, an amount in same-day funds equal to the amount of the draft submitted with such Demand.

In accordance with your instructions, payment under this Letter of Credit may be made by wire transfer of funds from the Federal Reserve Bank of New York to your account in a bank on the Federal Reserve wire system or by deposit of same-day funds into a designated account that you maintain with us or such bank accounts as specified by you in the Demand.

This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such Demand.

This Letter of Credit shall be governed by the Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600, International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590, and, to the extent not inconsistent therewith, by the laws of the State of New York, including the Uniform Commercial Code as in effect in the State of New York. Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at the above address, specifically referring to the number of this Letter of Credit.

Very truly yours,

[LETTER OF CREDIT ISSUER]

By:
Name:
Title:

ANNEX A TO LETTER OF CREDIT

NOTICE OF REDUCTION OF TOTAL CREDIT

UNDER IRREVOCABLE STANDBY LETTER OF CREDIT NO. [_____]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication/Agency Services

Telephone: (704) 590-2706

Facsimile: (704) 590 2790

Email: agencyservices.requests@wellsfargo.com

subscription.finance@wellsfargo.com

The undersigned, a duly authorized representative of [_______], a [_________] (the “Beneficiary”), hereby notifies [the Letter of Credit Issuer] (the “Issuer”), with reference to Irrevocable Standby Letter of Credit No. [_____] (the “Letter of Credit”) issued by the Issuer in favor of the Beneficiary, that effective as of the date hereof, the face amount shall be reduced by $[_______], such that from and after the date hereof the face amount of the Letter of Credit shall be equal to $[_____________].

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Notice as of the [___] day of [_______], [____].

BENEFICIARY:

[____________________________________]
a [__________________________________]

By:
Name:
Title:

ANNEX B TO LETTER OF CREDIT

CERTIFICATE FOR DRAWING UNDER

IRREVOCABLE STANDBY LETTER OF CREDIT NO. [_____]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication/Agency Services

Telephone: (704) 590-2706

Facsimile: (704) 590 2790

Email: agencyservices.requests@wellsfargo.com

subscription.finance@wellsfargo.com

The undersigned, a duly authorized representative of [___________________________], a [__________] (the “Beneficiary”), hereby certifies to [the Letter of Credit Issuer] (the “Issuer”), with reference to Irrevocable Standby Letter of Credit No. [_____] (the “Letter of Credit”) issued by the Issuer in favor of the Beneficiary, that this certificate has been executed and delivered by the Beneficiary pursuant to [_______________________].

[Add signed written statement(s) of the Beneficiary, if any, required by the Applicant]

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the [_________] day of [________________], [___].

BENEFICIARY:

[____________________________________]
a [__________________________________]

By:
Name:
Title:

EXHIBIT A TO REQUEST FOR LETTER OF CREDIT

[Updated Borrowing Base Certificate to be Attached]

F-1

EXHIBIT G

FORM OF CONVERSION NOTICE

[DATE]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication/Agency Services

Telephone: (704) 590-2706

Facsimile: (704) 590-2790

Email: agencyservices.requests@wellsfargo.com

subscription.finance@wellsfargo.com

Re:

That certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Conversion Notice is executed and delivered by the undersigned Borrower(s) pursuant to Section 2.3(f) of the Credit Agreement.

The undersigned Borrower hereby requests a Conversion of a Loan outstanding under the Credit Agreement, and in connection therewith, sets forth below the terms on which such Conversion is requested to be made:

1.	Date of Conversion:

2.	Principal Amount and currency of Conversion:

3.	Type of Loan Converted from (if applicable):

4.	Type of Loan Converted to (if applicable):

5.	Interest Option (check one box only):

☐	Reference Rate

☐	Term SOFR Loan with ___ -month Interest Period

☐	Daily Simple RFR Loan

In connection with the Conversion described herein, the undersigned Borrowers hereby represent, warrant, and certify to the Administrative Agent for the benefit of the Lenders that:

(a)

On and as of the date of the Conversion requested herein, the representations and warranties set forth in the Credit Agreement and the other Loan Documents will be true and correct in all material respects, with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition;

(b)	No event shall have occurred and be continuing, or would result from the Conversion requested herein, which constitutes an Event of Default or a Potential Default;

(c)	After giving effect to the Conversion requested herein, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment; and

(d)	After giving effect to the Conversion requested herein, the Dollar Equivalent of the Principal Obligations owed to any Lender will not exceed the Commitment of such Lender.

Each other Borrower party to the Credit Agreement shall be deemed to have represented, warranted and certified to the Administrative Agent for the benefit of the Lenders each of clauses (a)-(d) above.

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The undersigned hereby certifies each and every matter contained herein to be true and correct in all material respects.

BORROWER(S):

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

[OTHER BORROWER/QUALIFIED BORROWER, IF APPLICABLE]

EXHIBIT H

FORM OF LENDER ASSIGNMENT AND ASSUMPTION

Dated as of [DATE]

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption”) is made as of the date hereof between the assignor designated on Schedule 1 hereto (the “Assignor”) and the assignee designated on Schedule I (the “Assignee”).

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.

The Assignor hereby irrevocably sells and assigns to Assignee, without recourse and without representation or warranty except as expressly set forth herein, and Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, an undivided interest in and to the Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement and the other Loan Documents as of the Assignment Effective Date (as defined below) equal to the percentage interest specified on Schedule I of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule I.

2.

The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents (except this Assignment and Assumption) or the execution (other than by the Assignor), legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, or the accuracy and completeness of any document furnished hereunder; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any Investors (each, a “Loan Party”) or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.

The Assignee: (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents (except for copies of other Lenders’ Assignment and Assumptions which are available to the Assignee upon request), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender; and (f) attaches (or has delivered to the Administrative Agent, the Borrowers and the Assignor) completed and signed copies of any forms that may be required pursuant to the Credit Agreement (together with any additional supporting documentation required pursuant to Applicable Laws regulations or such other evidence satisfactory to the Borrowers and the Administrative Agent) in order to certify the Assignee’s exemption from United States withholding taxes with respect to any payments or distributions made or to be made to the Assignee in respect of the Loans or under the Credit Agreement.

4.

Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Assumption (the “Assignment Effective Date”) shall be the date specified by the Administrative Agent on its signature page hereto.

5.

As of the Assignment Effective Date: (a) the Assignee shall be a party (as a Lender) to the Credit Agreement and the other Loan Documents and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder; and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations (as a Lender) under the Credit Agreement and the other Loan Documents (other than rights under the provisions of the Loan Documents relating to indemnification or the payment of fees, costs and expenses, to the extent such rights relate to the time prior to the Assignment Effective Date).

6.

From and after the Assignment Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, fees and indemnities with respect thereto) to the Assignee.

7.

The Assignor and the Assignee shall exchange such consideration for the assignments contemplated hereunder and shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Effective Date as they shall deem appropriate, directly between themselves.

8.

This Assignment and Assumption embodies the entire agreement between the parties and supersedes all prior agreements and understanding, if any, relating to the subject matter of this Assignment and Assumption.

9.	The provisions of this Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.

This Assignment and Assumption and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

11.

This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment and Assumption by facsimile or email (with a PDF copy attached) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

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IN WITNESS WHEREOF, the Assignor and Assignee have caused this Assignment and Assumption to be executed by their officers thereunto duly authorized as of the date specified thereon.

ASSIGNOR:

[ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[ASSIGNEE]

By:
Name:
Title:

ACCEPTED AND APPROVED BY:

WELLS FARGO BANK,

NATIONAL ASSOCIATION,

as Administrative Agent and

Letter of Credit Issuer

By:
Name:
Title:

ASSIGNMENT EFFECTIVE DATE:

(To be completed by the Administrative Agent)

___________________, 20___

[IF REQUIRED] [CONSENTED TO BY:]

[BORROWER(S):]

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

SCHEDULE I TO LENDER ASSIGNMENT AND ASSUMPTION AGREEMENT

Name of Assignor:
Notice Information of Assignor:
Assignor’s Commitment Prior to Assignment:	$
Percentage of Assignor’s Commitment Assigned:		%
Assignor’s Amount of outstanding Loans After Assignment:	$
Assignor’s Amount of outstanding Letter of Credit Liability After Assignment:	$
Assignor’s Amount of undrawn Maximum Commitment After Assignment:	$
Assignor’s Commitment After Assignment After Assignment:	$
Assignor’s Percentage Interest of Total Maximum Commitment After Assignment:		%
Name of Assignee:
Notice Information of Assignee:
Assignee’s Commitment Prior to Assignment:	$
Assignee’s Amount of outstanding Loans After Assignment:	$
Assignee’s Amount of outstanding Letter of Credit Liability After Assignment:	$
Assignee’s Amount of undrawn Maximum Commitment After Assignment:	$
Assignee’s Commitment After Assignment:[1]	$
Assignee’s Percentage Interest of Total Maximum Commitment After Assignment:		%

[1]	Minimum $5,000,000, unless agreed by Administrative Agent (and Borrower, if no Specified Default has occurred and is continuing).

EXHIBIT I

FORM OF QUALIFIED BORROWER PROMISSORY NOTE

Dated as of [DATE]

New York, New York

1.

FOR VALUE RECEIVED, the undersigned [NAME OF QUALIFIED BORROWER], a [jurisdiction of formation] [form of legal entity] (the “Maker”), hereby unconditionally promises to pay the Administrative Agent (as defined below) (the “Payee”), in accordance with the provisions of the Credit Agreement (as defined below), the principal amount of each Loan from time to time made by the Payee to the Maker under that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.

The unpaid principal amount of this Note shall be payable in accordance with the applicable terms of Sections 3.2 and 3.4 of the Credit Agreement. The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Section 2.6 of the Credit Agreement. Interest on this Note shall be payable in accordance with Section 3.3 of the Credit Agreement.

3.

All Borrowings hereunder, and all payments made with respect thereto, may be recorded by the Payee from time to time on grids which may be attached hereto or the Payee may record such information by such other method as the Payee may generally employ; provided, however, that failure to make any such entry shall in no way increase, reduce or diminish the Maker’s obligations hereunder. The aggregate unpaid amount of all Borrowings set forth on grids which may be attached hereto shall, absent manifest error, be rebuttably presumptive evidence of the unpaid principal amount of this Note.

4.

This Note has been executed and delivered pursuant to the Credit Agreement and is one of the “Qualified Borrower Promissory Notes” referred to therein, and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. This Note evidences Loans made under the Credit Agreement to the Maker. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of the Lenders to make advances thereunder; (b) the prepayment rights and obligations of the Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. The Maker may borrow, repay and reborrow hereunder upon the terms and conditions specified in the Credit Agreement.

5.

If this Note, or any installment or payment due hereunder, is not paid when due, whether on the Maturity Date or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after the Maturity Date, the Maker agrees to pay all invoiced out-of-pocket costs of collection, including, but not limited to, invoiced and reasonable attorneys’ fees and expenses incurred by the holder hereof and cost of appeal as provided in the Credit Agreement. All past-due principal of, and, to the extent permitted by Applicable Law, past-due interest on this Note, shall bear interest until paid at the Default Rate as provided in the Credit Agreement.

6.

The Maker waives demand, presentment for payment, protest, notice of protest, notice of acceleration (except as specified in Section 10.2 of the Credit Agreement), notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

7.

This Note and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

8.

Reference is hereby made to Section 12.16 of the Credit Agreement regarding the provisions relating to recourse liability which are hereby incorporated by reference in this Note as if fully set forth herein, for the payment and performance of the Maker’s obligations hereunder.

9.	This Note is registered in accordance with Section 12.11(c) of the Credit Agreement and is in registered form for U.S. federal income tax purposes.

10.	By its execution hereof, the Maker hereby agrees to be bound by the terms and conditions of the Credit Agreement as a Qualified Borrower as if it were a signature party thereto.

11.	The Maker’s address for notices pursuant to the Credit Agreement is:

[INSERT QUALIFIED BORROWER NOTICE ADDRESS]

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the day and year first above written.

MAKER:

[QUALIFIED BORROWER]

By:
Name:
Title:

EXHIBIT J

FORM OF QUALIFIED BORROWER GUARANTY

Dated as of [DATE]

THIS QUALIFIED BORROWER GUARANTY (the “Qualified Borrower Guaranty”) is made as of [DATE] by and between OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation (the “QB Guarantor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), for the benefit of the Secured Parties (as defined in the Credit Agreement).

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among the QB Guarantor, as a borrower, the other Borrowers from time to time party thereto (the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.

Guaranty of Payment. In connection with the Credit Agreement, the QB Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the benefit of each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) of all interest, principal, fees, expenses and other amounts now or hereafter represented by, or arising in connection with: (a) each Note set forth on Schedule I (as renewed, extended, modified or substituted, each, a “Qualified Borrower Note”) and (b) the timely payment of all other payment obligations by each Qualified Borrower set forth on Schedule I (each, a “Qualified Borrower”) under the Credit Agreement and the other Loan Documents (collectively, the “Guaranteed Debt”). This Qualified Borrower Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all of the Guaranteed Debt whenever arising. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of the QB Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of the QB Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including, without limitation, Debtor Relief Laws).

2.

Obligations Unconditional. The obligations of the QB Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or QB Guarantor. The QB Guarantor agrees that this Qualified Borrower Guaranty may be enforced by any Secured Party pursuant to the Credit Agreement without the necessity at any time of resorting to or exhausting any other security or Collateral and without the necessity at any time of having recourse to the Qualified Borrower Notes or any other of the Loan Documents or any collateral, if any, hereafter securing the Guaranteed Debt or otherwise and the QB Guarantor hereby waives the right to require the Administrative Agent or the Lenders to make demand on or proceed against any Borrower or any other Person (including a co-QB Guarantor) or to require the Administrative Agent or the Lenders to pursue any other remedy or enforce any other right. The QB Guarantor further agrees that nothing contained herein shall prevent any Secured Party from suing on the Qualified Borrower Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral, if any, securing the Guaranteed Debt or from exercising any other rights available to it or them, as applicable, under any of the Loan Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the QB Guarantor’s obligations hereunder; it being the purpose and intent of the QB Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the QB Guarantor’s obligations under this Qualified Borrower Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Borrower or by reason of the bankruptcy, insolvency or analogous procedure of any Borrower. The QB Guarantor waives any and all notice of the creation, renewal, extension accrual or increase of any of the Guaranteed Debt and notice of or proof of reliance by any Secured Party on this Qualified Borrower Guaranty or acceptance of this Qualified Borrower Guaranty. The Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Qualified Borrower Guaranty. All dealings between the Borrowers, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Qualified Borrower Guaranty. The QB Guarantor represents and warrants that it is, and immediately after giving effect to the Qualified Borrower Guaranty and the obligations evidenced hereby, will be, Solvent.

This Qualified Borrower Guaranty and the obligations of the QB Guarantor hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guaranteed Debt), including, without limitation, the occurrence of any of the following, whether or not the Administrative Agent shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Debt or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Guaranteed Debt, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to Events of Default) of this Qualified Borrower Guaranty and any other Loan Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Guaranteed Debt, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Debt, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Debt, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Debt, (E) any failure to perfect or continue perfection of a security interest in any of the Collateral, (F) any defenses, set-offs or counterclaims which any Borrower may allege or assert against the Administrative Agent in respect of the Guaranteed Debt, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the QB Guarantor as an obligor in respect of the Guaranteed Debt.

3.

Modifications. The QB Guarantor acknowledges that: (a) the time or place of payment of the Guaranteed Debt may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (b) the Qualified Borrowers, the QB Guarantor and any other party liable for payment under the Loan Documents may be granted indulgences generally; (c) any of the provisions of the Qualified Borrower Notes or any of the other Loan Documents, including, without limitation, the Credit Agreement may be modified, amended or waived in accordance with the terms thereof; (d) any party (including any co-QB Guarantor) liable for the payment thereof may be granted indulgences or be released; and (e) any deposit balance for the credit of the Qualified Borrowers, the QB Guarantor or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Debt, all without notice to or further assent by the QB Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

4.

Waiver of Rights. The QB Guarantor expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Guaranty by the Administrative Agent and of all extensions of credit to any Qualified Borrower or other Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Guaranteed Debt; (c) protest and notice of dishonor or of default (except as specifically required by the Credit Agreement) with respect to the Guaranteed Debt or with respect to any security therefor; (d) notice of the Secured Parties obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Guaranteed Debt, or the Secured Parties subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to this Qualified Borrower Guaranty, any other Loan Document or the Guaranteed Debt to which the QB Guarantor might otherwise be entitled; (f) any right to require the Administrative Agent as a condition of payment or performance by the QB Guarantor, to (A) proceed against the Qualified Borrowers, any QB Guarantor of the Guaranteed Debt or any other Person, (B) proceed against or exhaust any other security held from the Qualified Borrowers, any QB Guarantor of the Guaranteed Debt or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Qualified Borrowers including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Debt or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Qualified Borrowers from any cause other than payment in full of the Guaranteed Debt; (h) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s errors or omissions in the administration of the Guaranteed Debt; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Qualified Borrower Guaranty and any legal or equitable discharge of the QB Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting the QB Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent protect, secure, perfect or insure any other security interest or Lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate QB Guarantors or sureties, or which may conflict with the terms of this Qualified Borrower Guaranty.

5.

Reinstatement. Notwithstanding anything contained in this Qualified Borrower Guaranty or the other Loan Documents, the obligations of the QB Guarantor under this Qualified Borrower Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Debt is rescinded or must be otherwise restored by any holder of any of the Guaranteed Debt, whether as a result of any proceedings in bankruptcy, reorganization, any analogous procedure or otherwise, and the QB Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of outside counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

6.

Remedies. The QB Guarantor agrees that, as between the QB Guarantor, on the one hand, and the Secured Parties, on the other hand, the Guaranteed Debt may be declared to be forthwith due and payable (and shall be deemed to have become automatically due and payable) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Debt from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Debt being deemed to have become automatically due and payable), such Guaranteed Debt (whether or not due and payable by any other Person) shall forthwith become due and payable by the QB Guarantor. The QB Guarantor acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

7.

Subrogation. The QB Guarantor agrees that, until the Termination Date, it will not exercise any right of reimbursement, subrogation, indemnification, contribution, offset, remedy (direct or indirect) or other claims against any Qualified Borrower or other Borrower arising by contract or operation of law or equity in connection with any payment made or required to be made by the QB Guarantor under this Qualified Borrower Guaranty or the other Loan Documents now or hereafter. The QB Guarantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification the QB Guarantor may have against any Qualified Borrower or other Borrower or against any Collateral or other collateral or security, and any rights of contribution the QB Guarantor may have against any Qualified Borrower or other Borrower, shall be junior and subordinate to any rights the Administrative Agent may have against such Qualified Borrower or Borrower and to all right, title and interest the Administrative Agent may have in any such other collateral.

8.

Inducement. The Lenders have been induced to make the Loans to the Qualified Borrowers in part based upon the assurances by the QB Guarantor that the QB Guarantor desires that the Guaranteed Debt of the QB Guarantor be honored and enforced as separate obligations of the QB Guarantor, should Administrative Agent and the Lenders desire to do so.

9.

Combined Liability. Notwithstanding the foregoing, the QB Guarantor shall be liable to the Lenders for the entire amount of the Guaranteed Debt, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Guaranteed Debt against the QB Guarantor (subject to the last sentence of Section 1).

10.

Qualified Borrower Information. The QB Guarantor confirms and agrees that the Administrative Agent shall have no obligation to disclose or discuss with the QB Guarantor its assessment of the financial condition of the Qualified Borrowers. The QB Guarantor has adequate means to obtain information from the Qualified Borrowers on a continuing basis concerning the financial condition of the Qualified Borrowers and its ability to perform its obligations under the Credit Agreement and any other Loan Document, and the QB Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Qualified Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Debt. The QB Guarantor hereby waives and relinquishes any duty on the part of the Administrative Agent to disclose any matter, fact or thing relating to the business, operations or condition of the Qualified Borrowers now known or hereafter known by the Administrative Agent. The QB Guarantor hereby waives any right to have the Collateral or other collateral or security securing the Guaranteed Debt marshaled.

11.	[Reserved].

12.	[Reserved].

13.

Benefit. The QB Guarantor represents and warrants that it (i) it has received or will receive direct or indirect benefit from the making of this Qualified Borrower Guaranty and the creation of the Guaranteed Debt, (ii) the QB Guarantor is familiar with the financial condition of the Qualified Borrower and the value of any Collateral securing the Guaranteed Debt and (iii) the Administrative Agent has made no representations to the QB Guarantor in order to induce the QB Guarantor to execute this Qualified Borrower Guaranty.

14.	Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be given in the manner provided in the Credit Agreement.

15.

Successor Administrative Agent. Reference is hereby made to Section 11.9 of the Credit Agreement for the terms and conditions upon which a successor Administrative Agent hereunder may be appointed. Wherever the words “Administrative Agent” are used herein, the same shall mean the Administrative Agent named in the first paragraph of this Qualified Borrower Guaranty or the successor Administrative Agent at the time in question.

16.	Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

17.

Successors and Assigns. The provisions of this Qualified Borrower Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement. This Qualified Borrower Guaranty may not be assigned by the QB Guarantor without the prior written consent of the Administrative Agent and each Lender. This Qualified Borrower Guaranty may be assigned by the Administrative Agent without the consent of any QB Guarantor to any successor Administrative Agent appointed in accordance with the Credit Agreement.

18.

Multiple Counterparts. This Qualified Borrower Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Qualified Borrower Guaranty by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Qualified Borrower Guaranty by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Qualified Borrower Guaranty.

19.	Qualified Borrower Guaranty. This Qualified Borrower Guaranty has been executed and delivered pursuant to the Credit Agreement and is one of the “Qualified Borrower Guaranties” referred to therein.

20.

Amendments. This Qualified Borrower Guaranty may be amended only by a written instrument executed by the QB Guarantor and the Administrative Agent. Schedule I to this Qualified Borrower Guaranty may be amended by the QB Guarantor from time to time to identify additional Qualified Borrowers and Qualified Borrower Notes, the obligations of which will become subject to this Qualified Borrower Guaranty and, subject to the repayment of the Guaranteed Debt in full of the applicable Qualified Borrower, the QB Guarantor may request that the Administrative Agent update Schedule I to delete a specified Qualified Borrower following which this Qualified Borrower Guaranty shall no longer apply to such Qualified Borrower, and upon such amendment all references herein to Schedule I shall be deemed to mean Schedule I as amended thereby. Such amendment shall be in the form of Exhibit A annexed hereto.

21.

Governing Law. This Qualified Borrower Guaranty and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

22.

Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against the QB Guarantor with respect to this Qualified Borrower Guaranty or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts, in each case, located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Secured Parties in their sole discretion may elect and the QB Guarantor hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The QB Guarantor hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by any Secured Party by registered or certified mail, postage prepaid, to the QB Guarantor’s address set forth in Section 12.6 of the Credit Agreement. The QB Guarantor hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Qualified Borrower Guaranty brought in the courts of the State of New York, or in the United States courts, in each case located in the Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS QUALIFIED BORROWER GUARANTY, WHICH WAIVER IS INFORMED AND VOLUNTARY.

23.

Term of Agreement. On the date of the full, final, and complete satisfaction of the Guaranteed Debt (other than Guaranteed Debt which constitutes indemnity and other obligations which by their terms survive termination of the Credit Agreement and any contingent Obligations for which the contingency has not occurred at the time the other Obligations have been repaid) and the termination of all of the Commitments of the Lenders under the Credit Agreement (the “Termination Date”), this Qualified Borrower Guaranty shall terminate and be of no further force or effect. Thereafter, upon request, the Administrative Agent, on behalf of the Secured Parties, shall promptly provide the QB Guarantor, at its sole expense, a written release of its obligations hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the QB Guarantor has caused this Qualified Borrower Guaranty to be duly executed as of the day and year first above written.

QB GUARANTOR:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

SCHEDULE I TO QUALIFIED BORROWER GUARANTY

QUALIFIED BORROWER	DATE OF NOTE
[NAME]	[DATE]

EXHIBIT A TO QUALIFIED BORROWER GUARANTY

FORM OF AMENDMENT FOR QUALIFIED BORROWER ADDITION

Dated as of [DATE]

Reference is made to that certain Qualified Borrower Guaranty (the “Qualified Borrower Guaranty”), dated as of [DATE], by and between OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation (“QB Guarantor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), for the benefit of the Secured Parties (as defined in the Credit Agreement).

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, the QB Guarantor, as a borrower, the other Borrowers from time to time party thereto (the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The QB Guarantor has designated the following entity as a Qualified Borrower and the Note described below is a Qualified Borrower Note:

QUALIFIED BORROWER	DATE OF NOTE
[NAME]	[DATE]

Upon execution of this Amendment for Qualified Borrower Addition (this “Amendment”), the Qualified Borrower Guaranty shall be, and be deemed to be, modified and amended in accordance herewith and the obligations, duties and liabilities the QB Guarantor shall hereafter be determined, exercised and enforced in accordance with the Qualified Borrower Guaranty as so amended and modified by this Amendment, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Qualified Borrower Guaranty for any and all purposes. Except as modified and expressly amended by this Amendment, the Qualified Borrower Guaranty is in all respects ratified and confirmed, and all the terms and provisions thereof shall be and remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the QB Guarantor has caused this Amendment to be duly executed as of the day and year first above written.

QB GUARANTOR:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

EXHIBIT K

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE

[DATE]

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned is a duly authorized [TITLE] of [NAME OF BORROWER], a [jurisdiction of organization] [form of legal entity] and [NAME OF BORROWER], a [jurisdiction of organization] [form of legal entity]. [Note: A responsible officer covering each Borrower should execute this certificate; revise as necessary]

In connection with Section [6.1(g)] [6.4(e)] of the Credit Agreement, I hereby certify, in my capacity as a Responsible Officer of the Borrower(s), and not in my individual capacity, on the date hereof that:

(a)

All of the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date of the Credit Agreement with the same force and effect as if made on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date), provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition;

(b)	No Event of Default or Potential Default exists and is continuing on and as of the date of the Credit Agreement; and

(c)

The underlying assets of each Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

K-1

The undersigned hereby certifies, in his or her capacity as a Responsible Officer of [the] [each] Borrower and not in his or her individual capacity, each and every matter contained herein to be true and correct as of the date first written above.

Name:
Title:

K-2

EXHIBIT L

FORM OF COMPLIANCE CERTIFICATE

[•] , 20__

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication/Agency Services

Telephone: (704) 590-2706

Facsimile: (704) 590 2790

Email: agencyservices.requests@wellsfargo.com

subscription.finance@wellsfargo.com

RE: That certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

In connection with Section 8.1(b) of the Credit Agreement, the undersigned certifies, in his/her capacity as a Responsible Officer of the Borrower(s), and not in his/her individual capacity, on the date hereof that:

(a) attached as Schedule I are the [annual audited][quarterly unaudited] financial reports required by Section 8.1(a) of the Credit Agreement as of the [fiscal quarter][fiscal year] ended [____, 20__];

(b) no Event of Default or, to my knowledge, Potential Default exists and is continuing;

(c) to my knowledge, the Borrowers are in compliance with the Debt Limitations contained in Section 9.9 of the Credit Agreement, in each case as evidenced by the calculations contained in Schedule II;

(d) to my knowledge, no Exclusion Event has occurred with respect to any Included Investor or Designated Investor (that has not previously been disclosed to the Administrative Agent in writing), except as set forth on Schedule III;

(e) the financial statements delivered pursuant to Section 8.1(a)(i) or (ii) of the Credit Agreement fairly present, in all material respects, the financial condition and results of operations of the Borrower on a consolidated basis and were prepared in accordance with GAAP consistently applied[, subject to normal year-end adjustments and the absence of footnotes (other than explanatory footnotes)];

(f) attached as Schedule IV is an updated Borrowing Base Certificate, which constitutes an updated Exhibit A to the Credit Agreement, current as of the last day of the preceding quarter and which sets forth (i) the aggregate Unused Capital Commitments of the Investors and, separately, the aggregate Unused Capital Commitments of the Included Investors and the other Designated Investors and (ii) the calculations for the Available Commitment as of the date hereof (subject to any Transfers of an Investor’s Subscribed Interest not yet reported, as permitted by Section 9.5);

(g) attached as Schedule V is the most recently determined Per Share NAV with respect to the Common Shares of each Borrower and the date of such determination; and

(h) attached as Schedule VI is a description of all Transfers of an Investor’s Subscribed Interest for which such Borrower did not comply with the Prior Notice Requirement and calculating the aggregate amount of such Transfers on a cumulative basis as a percentage of the total aggregate Capital Commitments of Investors in the Borrower.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned hereby certifies, in his or her capacity as a Responsible Officer of [the] [each] Borrower and not in his or her individual capacity, each and every matter contained herein (including in the Schedules) to be true and correct in all material respects as of the date first written above.

Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

FINANCIAL REPORTS

SCHEDULE II TO COMPLIANCE CERTIFICATE

CALCULATION OF DEBT LIMITATIONS

SCHEDULE III TO COMPLIANCE CERTIFICATE

NATURE OF EXCLUSION EVENTS

SCHEDULE IV TO COMPLIANCE CERTIFICATE

UPDATED BORROWING BASE CERTIFICATE

SCHEDULE V TO COMPLIANCE CERTIFICATE

PER SHARE NAV DETERMINATION

SCHEDULE VI TO COMPLIANCE CERTIFICATE

DESCRIPTION OF TRANSFERS

EXHIBIT M

FORM OF LENDER JOINDER AGREEMENT

This LENDER JOINDER AGREEMENT (this “Joinder”) is made as of _______, 20__.

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The “Additional Lenders” referred to on Schedule I agree as follows:

1.	Each Additional Lender agrees to become a Lender and to be bound by the terms of the Credit Agreement as a Lender pursuant to Section 12.11(g) of the Credit Agreement.

2.

Each Additional Lender: (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents (except for copies of other Lenders’ Assignment and Assumptions which are available to the Additional Lenders upon request), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder; (b) agrees that it will, independently and without reliance upon the Administrative Agent, or any other Lender or Additional Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and (f) attaches (or has delivered to the Administrative Agent and the Borrowers) completed and signed copies of any forms that may be required by the United States Internal Revenue Service (together with any additional supporting documentation required pursuant to applicable Treasury Department regulations or such other evidence satisfactory to the Borrowers and the Administrative Agent) in order to certify such Additional Lender’s exemption from United States withholding taxes with respect to any payments or distributions made or to be made to such Additional Lender in respect of the Loans or under the Credit Agreement.

3.

Following the execution of this Joinder, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Joinder (the “Effective Date”) shall be the date recited above, unless otherwise specified on Schedule I.

4.

Upon such execution and delivery, as of the Effective Date, each Additional Lender shall be a party to the Credit Agreement and the other Loan Documents and have the rights and obligations of a Lender thereunder.

5.

This Joinder and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

6.

This Joinder may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Joinder by facsimile or email (with a PDF copy attached) shall be effective as delivery of a manually executed counterpart of this Joinder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Additional Lender has caused this Joinder to be executed by its officers thereunto duly authorized as of the date specified thereon.

[ADDITIONAL LENDER]

By:
Name:
Title:

ACCEPTED AND APPROVED:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent

By:
Name:
Title:

CONSENTED TO:

BORROWER:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

[ADDITIONAL BORROWERS:

By:
Name:
Title:

SCHEDULE I

to

JOINDER

ADDITIONAL LENDERS

Lender:	[________]

Additional Lender’s Commitment:	$[________][1]

Total Commitment after giving effect to this Joinder:	$[________]

Effective Date (if other than date of Joinder):	[________]

Notice Information:	[Name] [Address] Attention: Telephone: Facsimile: Email:

Lender:	[________]

Additional Lender’s Commitment:	$[________]

Total Commitment after giving effect to this Joinder:	$[________]

Effective Date (if other than date of Joinder):	[________]

Notice Information:	[Name] [Address] Attention: Telephone: Facsimile: Email:

[1]	Minimum of $10,000,000 unless otherwise agreed by the Borrowers and Administrative Agent.

EXHIBIT N

FORM OF FACILITY INCREASE/EXTENSION REQUEST

[DATE]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication/Agency Services

Telephone: (704) 590-2706

Facsimile: (704) 590 2790

Email: agencyservices.requests@wellsfargo.com

            subscription.finance@wellsfargo.com

Re:

That certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, Letter of Credit Issuer and a Lender and the other Lenders from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This facility [increase] [extension] request (this “Request”) is executed and delivered by the Borrowers to the Administrative Agent pursuant to Section [2.15] [2.16] of the Credit Agreement.

1.

The Borrowers hereby request [an increase in the Maximum Commitment in the amount of $[INCREASE AMOUNT[1] (the “Facility Increase”) for an aggregate Maximum Commitment in the amount of $[NEW MAXIMUM COMMITMENT][2], such Facility Increase to be effective on [DATE]] [an extension of the Stated Maturity Date to [DATE] (the “Facility Extension”)].

2.	In connection with this Request, the Borrowers hereby represent, warrant and certify to the Administrative Agent for the benefit of the Lenders that:

[1]	Minimum of $25,000,000, unless agreed by the Administrative Agent.
[2]	Within the Committed Increase Period, Maximum Commitment shall not exceed the Committed Facility Amount; at any time the Maximum Commitment shall not exceed $1,500,000,000.

(a)

As of the effective date of such [increase] [extension] and immediately after giving effect thereto, the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(b)

No Event of Default or Potential Default exists and is continuing on and as of the date hereof or will exist on the date any request herein becomes effective [or the initial Stated Maturity Date], or as a result of the Facility [Increase] [Extension];

(c)	The Borrowing Base Certificate attached hereto as Exhibit A, which constitutes an updated Exhibit A to the Credit Agreement, is true and correct as of the date hereof; and

(d)	[Attached hereto as Exhibit B are such documents as are required pursuant to Section 2.15(c)(i) of the Credit Agreement relating to our authority to agree to an increase in the Maximum Commitment][3].

3.

The Borrowers shall take any further actions required by Section [2.15] [2.16] of the Credit Agreement in connection herewith, including payment of any fees set forth therein and delivery of any additional documentation or other information reasonably requested by any Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[3]	[To be included for any Facility Increase.]

The undersigned hereby certifies each and every matter contained herein to be true and correct.

BORROWER:

OWL ROCK TECHNOLOGY FINANCE CORP. II

By:
Name:
Title:

[ADDITIONAL BORROWERS:

By:
Name:
Title:

EXHIBIT O-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 4.1(g)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

O-1-1

EXHIBIT O-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 4.1(g)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

O-2-1

EXHIBIT O-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 4.1(g)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

O-3-1

EXHIBIT O-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit Agreement dated as of February 18, 2022 by and among, inter alios, OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Initial Borrower (together with the other borrowers from time to time party thereto, the “Borrowers”), the banks and financial institutions from time to time party thereto as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Secured Parties, Sole Bookrunner, Sole Lead Arranger and the Letter of Credit Issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 4.1(g)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

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[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

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EXHIBIT P

FORM OF SUBSCRIPTION AGREEMENT

[see attached]

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